Exhibit 10.1

EQUITY PURCHASE AGREEMENT

among

DAVITA INC.,

COLLABORATIVE CARE HOLDINGS, LLC,

and solely with respect to Section 9.3 and Section 9.18,

UNITEDHEALTH GROUP INCORPORATED

Dated as of December 5, 2017

i

EXHIBITS AND ANNEXES

Exhibit A – Illustrative Calculation of Net Working Capital

Exhibit B – FIRPTA Certificate

Exhibit C – Form of Closing Statement

Exhibit D – Illustrative Calculation of Required Statutory Capital

Exhibit E – Illustrative Adjusted Tax Benefit Payment

Annex A – Acquired Companies

Annex B – JV Entities

Annex C – Related Consolidated Entities

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of December 5, 2017, is by and among (i) DaVita Inc., a Delaware corporation (“Seller”), (ii) Collaborative Care Holdings, LLC, a Delaware limited liability company (“Buyer”, and together with Seller, the “Parties” and each individually, a “Party”), and (iii) solely with respect to Section 9.3 and Section 9.18, UnitedHealth Group Incorporated, a Delaware corporation (“Buyer Parent”).

RECITALS

WHEREAS, as of the date hereof, Seller (i) directly owns all of the issued and outstanding equity interests (the “Acquired Interests”) of DaVita Medical Holdings, LLC (“DaVita Holdings”), the holding company for DaVita Medical Group (DaVita Holdings, and the direct and indirect Subsidiaries (as defined below) of DaVita Holdings listed on Annex A, each an “Acquired Company” and, collectively, the “Acquired Companies”); and (ii) directly or indirectly owns an equity interest (the “JV Interests”) in the entities listed on Annex B (the “JV Entities”);

WHEREAS, in order to effect Buyer’s acquisition of the Acquired Companies, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, the Acquired Interests; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Buyer’s willingness to enter into this Agreement, the Key Employees (as defined below) have entered into employment agreements with an Affiliate of Buyer, which shall be effective at the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements contained in this Agreement, intending to be legally bound hereby, and incorporating the recitals set forth above, Seller and Buyer hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“2016 Year-End Financial Statements” means the Year-End Financial Statements for the fiscal year ended December 31, 2016.

“Accounting Principles” means GAAP applied in a manner consistent with the accounting policies, practices, procedures, methods, classifications, judgments, assumptions, techniques, elections, valuation and estimation methodologies and materiality determinations used to prepare the historical consolidated financial statements of the Acquired Companies and Related Consolidated Entities as finally prepared and reported to Seller for each period for inclusion in Seller’s consolidated financial statements for such period.

“Acquired Companies Cash” means any and all cash and cash equivalents (other than Restricted Cash) of the Acquired Companies and Related Consolidated Entities as of the Effective Time required in accordance with the Accounting Principles to be reflected as cash and cash equivalents on the Closing Date Balance Sheet. For the avoidance of doubt, Acquired Companies Cash shall: (a) be reduced by issued but uncleared checks and drafts and payables with respect to such checks shall not be reflected on the Closing Date Balance Sheet and (b) be increased by checks and drafts deposited for the account of any of the Acquired Companies or Related Consolidated Entities to the extent the receivables with respect to such checks and drafts have been reduced and are not reflected on the Closing Date Balance Sheet.

“Acquired Companies Indebtedness” means the Indebtedness of the Acquired Companies and Related Consolidated Entities as of the Effective Time.

“Action” means any claim, litigation, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Adjusted Tax Benefit Payment” means an amount equal to 50% of the Tax Benefit PV.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person (and with respect to Seller, shall include the Related Consolidated Entities before the consummation of the Transactions, and with respect to Buyer, shall include the Related Consolidated Entities after such consummation).

“Assets” means any assets, properties, licenses, operations, rights, product lines, businesses, other operations or interests therein.

“Basis Increase” means an increase in the tax basis of the amortizable or depreciable assets of any Acquired Company or Buyer or its Affiliates (excluding any Related Consolidated Entity that is not a member of Buyer’s consolidated group for Tax purposes) as a result of a payment made relating to the matter described in Schedule 1.1(a). Seller and Buyer hereby agree that any payment made pursuant to Section 5.16(h) will not give rise to any Basis Increase.

“Business” means the business of the Acquired Companies and Related Consolidated Entities, taken as a whole, in connection with: (a) the provision of professional medical and related healthcare services to patients in each jurisdiction that the Acquired Companies and Related Consolidated Entities currently provide services, including in a coordinated care, managed care, or fee-for-service model or otherwise; (b) the related care management, decision support, information technology, and other administrative or management services; and (c) the operation, management, coordination, or ownership of physician groups and networks, clinics, healthcare facilities, ancillary services, and other activities to provide such healthcare services.

“Business Day” means any day that is not a Saturday, a Sunday, or other day on which banks are required or authorized by Law to be closed in the City of Los Angeles, California or New York, New York.

“Business Employee” means (a) the employees of the Acquired Companies and the Related Consolidated Entities excluding those Persons identified on Schedule 1.1(b), and (b) the Seller-Level Employees.

“Buyer Fundamental Representations” means Section 4.1 (Organization, Authority and Qualification of Buyer), Section 4.3 (Governmental Consents and Approvals) and Section 4.6 (Brokers).

“Buyer Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, prevents or materially impairs or delays, or would reasonably be expected to prevent or materially impair or delay, Buyer from performing its obligations under this Agreement or consummating the Transactions.

“Buyer Plan” means all employee benefit plans (as defined in ERISA) and all other employee benefit or compensation plans, policies or programs, practices, agreements, contracts, arrangements or other obligations, including severance, disability, retirement, pension, profit-sharing, deferred compensation, bonus, change of control, stock purchase, stock option, medical insurance, and life insurance plans, policies or programs, in each case, that are maintained, contributed to or sponsored by Buyer or any Affiliate of Buyer and cover any employee or former employee of Buyer or any Affiliate of Buyer, or with respect to which Buyer or any Affiliate of Buyer has, or would reasonably be expected to have, any liability.

“Change of Control Payments” means any and all management sale bonuses, transaction bonuses, success fees, severance, parachute, change of control, retention or similar compensation that is required or planned to be made, paid, vested, or accelerated by any Acquired Company or Related Consolidated Entity in connection with or by virtue of the consummation of the Transactions or the entry into or adoption of this Agreement, together with the employer portion of any payroll Tax and other contributions triggered by such payments to employees; provided that any of the foregoing payments that are triggered by a termination of employment that occurs on or following the Closing shall not be a Change of Control Payment.

“CKD” means chronic kidney disease.

“Closing Date Balance Sheet” means an unaudited consolidated balance sheet of the Acquired Companies and Related Consolidated Entities as of the moment immediately prior to the Effective Time prepared in accordance with the Accounting Principles; provided that the Closing Date Balance Sheet shall not include any changes in assets or liabilities as a result of the purchase accounting adjustments or other changes arising from or resulting as a consequence of the Transactions, if any.

“CMS” means the Centers for Medicare and Medicaid Services.

“Code” means the United States Internal Revenue Code of 1986.

“Company IP Agreements” means all Contracts under which Intellectual Property Rights or other licenses, covenants not to assert, or authorizations to use Intellectual Property or Intellectual Property Rights are granted (a) from any Acquired Company or Related Consolidated Entity to any other Person, excluding licenses to customers and end users granted in the Ordinary Course, and (b) to any Acquired Company or Related Consolidated Entity from any other Person, excluding, in each case, (i) Shrink-Wrap Agreements, but including any modifications or amendments thereto, and (ii) equipment or parts purchase agreements that include licenses to use such parts or equipment.

“Company Plan” means all ERISA Plans and all other employee benefit or compensation plans, policies, programs, practices, agreements, contracts, arrangements or other obligations, including severance, disability, retirement, pension, profit-sharing, deferred compensation, bonus, change of control, stock purchase, stock option, medical insurance, and life insurance plans, policies or programs, in each case, that are maintained, contributed to or sponsored by Seller, the Acquired Companies, the Related Consolidated Entities or their respective Affiliates and under which the Acquired Companies or the Related Consolidated Entities have any liability, or would reasonably be expected to have any liability, with respect to any Business Employee.

“Competing Business” means a business that directly competes with the Non-Compete Business, but only to the extent it (a) relates primarily to Primary Care Services, or (b) comprises a Primary Care Services Risk Business. For the avoidance of doubt, the following examples of businesses are excluded from the meaning of “Competing Business” but in no event shall such examples be interpreted or construed as a comprehensive list of businesses that are excluded from the meaning of “Competing Business”: (i) any business conducted by Seller or its Subsidiaries (other than the Acquired Companies and Related Consolidated Entities) as of the date hereof, including the businesses conducted as, or by DaVita Kidney Care, Paladina Health, DaVita Health Solutions, Village Health, DaVitaRX, LifeLine Vascular Access, DaVita Clinical Research, DaVita Labs, Nephrology Practice Solutions or similar businesses; (ii) the business of Tandigm Health, LLC, in which Seller, or its Subsidiaries, currently holds an equity interest, but solely to the extent such business is conducted in the Commonwealth of Pennsylvania; (iii) any business (A) that primarily provides services supporting the care and management of CKD or ESRD patients and the provision of dialysis services, including any business that may participate in a Medicare demonstration program of integrated care for ESRD patients as contemplated by the DPDA or similar legislation; (B) that primarily engages in providing or supporting dialysis services, pharmacy services, laboratory services, nephrology services, CKD services, kidney care services or vascular access services or engages in the provision of Primary Care Services ancillary to such services; (C) that enters into, maintains and performs Contracts, the primary purpose of which are to provide or arrange for the provision of medical or healthcare services or supplies, other than primarily Primary Care Services, to a specific patient population (for example, without limitation, palliative care, post-acute, behavioral health, organ transplant, orthopedic, poly chronic diseased or high risk), or patients suffering a particular disease state(s) (for example, without limitation, ESRD, cancer, or cardiovascular disease); or (iv) any business engaged primarily in the operation, management, coordination, or ownership of specialty physician groups or networks, specialty clinics, rehabilitation or other healthcare facilities or ancillary services (solely to the extent (A) such business activities are not primarily related to any Primary Care Services and (B) such business receives no more than 15% of its consolidated net revenue from Primary Care Services in its most recent fiscal year).

“Consent” of a Person means any written or documentary consent, approval, authorization, waiver, grant, concession, license, permit, variance, exemption or order of, registration, certificate, declaration, or filing with, or report or notice to, such Person.

“Contract” means any agreement, contract, mutual understanding, arrangement, commitment, or undertaking of any nature or other obligations (other than this Agreement and the other Transaction Documents), whether written or oral.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, or as trustee, personal representative, or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative, or executor, by Contract, credit arrangement, or otherwise.

“Current Assets” means assets of the Acquired Companies and Related Consolidated Entities that qualify for recognition as current assets under the Accounting Principles.

“Current Liabilities” means liabilities of the Acquired Companies and Related Consolidated Entities that qualify for recognition as current liabilities under the Accounting Principles.

“Data Room” means that certain “Project Eclipse” virtual data room made available to Buyer or its Representatives in connection with the Transactions, hosted by Intralinks, as populated and existing prior to the execution of this Agreement.

“Disclosure Schedule” means the disclosure schedule, dated as of the date of this Agreement, delivered by Seller to Buyer concurrent with the execution of this Agreement.

“Dissolved Entity” means each of (a) Care NM ACO, LLC, (b) DaVita Pharmacy Colorado, LLC, (c) DaVita Medical ASC Colorado, LLC, (d) DaVita Medical Explorer, LLC, (e) DaVita Medical Group Florida, P.A., and (f) NM Partners ACO, LLC.

“DPDA” means the “Dialysis PATIENT Demonstration Act of 2016” or the “Patient Access to Integrated-care, Empowerment, Nephrologists and Treatment Demonstration Act of 2016” (S.3090 — 114th Congress (2015-2016)).

“Effect” means any effect, event, development, change, state of facts, condition, circumstance or occurrence.

“Effective Time” means 12:01 a.m. Los Angeles time on the Closing Date.

“Encumbrance” means any security interest, pledge, claim, covenant, hypothecation, mortgage, lien, encumbrance, right of first refusal, right of first offer, deed of trust, easement, servitude charge, option to purchase or lease, or other restriction of any kind (whether on voting, sale, transfer, disposition or otherwise), whether imposed by Contract or Law; provided that any restrictions on the transfer of securities under applicable securities laws or restrictions imposed by applicable Governing Documents shall not constitute an “Encumbrance” hereunder.

“Environmental Law” means any applicable Law relating to pollution, or to the protection of the indoor or outdoor environment, including any relating to the treatment, storage, transportation, disposal, or generation of Hazardous Materials.

“Environmental Permit” means any permit, approval, or license required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that, together with any Acquired Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Plans” means all employee benefit plans as defined under Section 3(3) of ERISA that are maintained, contributed to or sponsored by Seller, the Acquired Companies, the Related Consolidated Entities or their respective Affiliates and under which the Acquired Companies or Related Consolidated Entities have any liability, or would reasonably be expected to have any liability, with respect to any Business Employee.

“ESRD” means end-stage renal disease.

“Excluded Acquisitions” means all acquisitions consummated by any Acquired Company or Related Consolidated Entity on or after the date hereof but on or prior to the Closing Date in excess of an aggregate of $5,000,000 in purchase price in cash that is paid in its entirety on or prior to the Closing.

“Fundamental Representations” means the Buyer Fundamental Representations and Seller Fundamental Representations.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the documents by which any Person (other than a natural person) establishes its legal existence or which govern its internal affairs, and shall include: (a) in respect of a corporation, its certificate or articles of incorporation or association or its bylaws; (b) in respect of a partnership, its certificate of partnership and its partnership agreement; and (c) in respect of a limited liability company, its certificate of formation and its bylaws or operating or limited liability company agreement.

“Governmental Authority” means any federal, national, supranational, state, territorial, commonwealth, provincial, local, foreign, or other government, governmental, regulatory, or administrative authority, agency, bureau, board, or commission, or any court, tribunal, or judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

“Governmental Order” means any order, writ, judgment, preliminary or permanent injunction, decree, ruling, stipulation, determination, or award entered by or with any Governmental Authority.

“Hazardous Material” means: (a) any petroleum, petroleum products, by-products, or breakdown products, radioactive materials, asbestos-containing materials, or polychlorinated biphenyls or (b) any chemical, material, waste, mixture, or substance defined as “toxic” or “hazardous” or as a “contaminant” under any Environmental Law.

“HCP Names” means the names set forth on Schedule 1.1(c), and any Trademarks associated with any of the foregoing.

“Health Care Laws” means all Laws relating to: (a) the licensure, certification, qualification, or authority to transact business in connection with the provision of, payment for, or arrangement of health benefits or health insurance, including Laws that regulate managed care, Payors, and Persons bearing the financial risk for the provision or arrangement of health care services and, without limiting the generality of the foregoing, the Medicare Program Laws (including Title XVIII of the Social Security Act) and Laws relating to Medicaid programs (including Title XIX of the Social Security Act) and the regulations adopted thereunder including 42 C.F.R. Parts 422 and 423, the CMS guidance found in the Medicare Managed Care Manual and the Medicare Prescription Drug Manual and the California Knox-Keene Health Care Service Plan Act of 1975; (b) the solicitation or acceptance of improper incentives involving Persons operating in the health care industry, including Laws prohibiting or regulating fraud and abuse, patient inducements, patient referrals, or Provider incentives generally or under the following statutes: the Federal anti-kickback law (42 U.S.C. § 1320a-7b), the Stark laws (42 U.S.C. § 1395nn), the Federal False Claims Act (31 U.S.C. §§ 3729 et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the Federal Health Care Fraud law (18 U.S.C. § 1347), and any similar state fraud and abuse laws; (c) the administration of health-care claims or benefits or processing or payment for health care services, treatment, or supplies furnished by Providers, including third party administrators, utilization review agents, and Persons performing quality assurance, credentialing, or coordination of benefits; (d) coding, coverage, reimbursement, claims submission, billing, and collections related to Payors including government programs or otherwise related to insurance fraud; (e) the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); (f) HIPAA and any Laws governing the privacy, security, integrity, accuracy, transmission, storage, or other protection of information about or belonging to actual or prospective individuals who are properly enrolled in a Medicare Advantage plan offered by any Related Consolidated Entities; (g) any state insurance, health maintenance organization or managed care Laws (including Laws relating to Medicaid programs) pursuant to which any Related Consolidated Entity is required to be licensed or authorized to transact business; (h) state medical practice Laws; (i) the Medicare Program Laws; and (j) the Patient Protection and Affordable Care Act (Pub. L. 111-148).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Tax Return” means a Tax Return that is not a Non-Income Tax Return.

“Indebtedness” means, with respect to any Person, without duplication: (a) indebtedness of such Person for borrowed money (including as guarantor thereof, if the applicable guaranty is not released at Closing), whether current or funded, secured or unsecured, whether evidenced by bonds, debentures, notes or similar instruments or debt securities, and any prepayment premiums, penalties, and any other fees and expenses paid to satisfy such indebtedness; (b) indebtedness of such Person for the deferred purchase of property, assets, goods or services but excluding accounts payable, and obligations to creditors for goods and services incurred in the Ordinary Course; (c) obligations of such Person as lessee under any leases which are required to be capitalized in accordance with GAAP, contingently or otherwise, as obligor or guarantor; (d) liabilities of such Person in respect of mandatorily redeemable or purchasable equity interests or mandatorily redeemable or purchasable securities convertible into equity interests; (e) obligations of such Person upon which interest charges are customarily paid (excluding trade accounts payables); (f) obligations of such Person under any interest rate or currency swap or other hedging transactions (valued at the termination value thereof), including all obligations in respect of breakage costs, close out amounts, unwind costs, termination costs, redemption costs and other similar charges; (g) obligations of such Person with respect to letters of credit issued for the account of such Person, performance bond, banker’s acceptance or similar transaction (to the extent drawn and unpaid); (h) obligations of another Person secured by an Encumbrance that will not be released in connection with the Closing on property or assets owned by such Person, whether or not the obligations secured thereby have been assumed (but in the case of this clause (h), the amount of the applicable obligation shall not exceed the actual amount of the secured obligation); (i) the amount of all line items set forth under “Indebtedness” on Exhibit A, including “current portion of capital lease obligations”, “2014 RAF overpayment”, and “other acquisition-related liabilities” (with such amount calculated as of the date Indebtedness is calculated hereunder); and (j) accrued interest or penalties on any of the foregoing. Notwithstanding the foregoing, “Indebtedness” shall not include: (i) any Intercompany Balances or other inter-company indebtedness with respect to the Acquired Companies and Related Consolidated Entities, (ii) any amounts included in Unpaid Transaction Expenses, and (iii) any liabilities taken into account in the calculation of Net Working Capital.

“Indemnification Assets” means any indemnification right or claim of the Acquired Companies or Related Consolidated Entities recognized as a Current Asset under the Accounting Principles and which represents a claim of Seller or any of the Acquired Companies or Related Consolidated Entities against third parties, but solely to the extent corresponding to obligations that have been included in the Pre-Acquisition and Litigation Liabilities.

“Indemnified Taxes” means: except to the extent taken into account in determining the Purchase Price as finally determined pursuant to Section 2.6, (a) any and all Taxes (other than Seller Taxes) imposed on or with respect to any Acquired Company or Related Consolidated Entity, including for this purpose Taxes of another Person imposed on an Acquired Company or Related Consolidated Entity as a transferee or successor as a result of a transaction or event occurring prior to the Closing, for any Pre-Closing Tax Period, or as a result of a breach of Section 3.20(i), and (b) Taxes of any member of the Seller Group or any other Person (other than an Acquired Company or Related Consolidated Entity) for which any Acquired Company or Related Consolidated Entity becomes liable pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of federal, state, local or non-U.S. Law) as a result of such Acquired Company or Related Consolidated Entity being included in a consolidated, affiliated, combined, unitary or similar group for Tax purposes prior to the Closing. In the case of any Straddle Period, the amount of any real property, personal property or similar ad valorem Taxes which are imposed on a periodic basis shall be determined ratably on a per diem basis, and the amount of any other Taxes that are allocable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books of each of the Acquired Companies and the Related Consolidated Entities as of the Closing Date and, to the extent relevant, in accordance with the provisions of

Treasury Regulations Section 1.1502-76(b)(1)(ii)(A) and (B) (and similar provisions of state, local or non-U.S. Law). Notwithstanding the foregoing, “Indemnified Taxes” shall not include any Taxes imposed on or with respect to any Acquired Company or Related Consolidated Entity as a result of any transaction occurring after the Closing on the Closing Date or a breach of Section 5.11(c)(i).

“Indemnifying Party” means Seller pursuant to Section 7.2 or Buyer pursuant to Section 7.3, as the case may be.

“Intellectual Property” means any and all forms of intellectual property, including any and all (a) technology, procedures, processes, methods, techniques, ideas, creations, inventions, and discoveries (whether patentable or unpatentable and whether or not reduced to practice) and improvements thereto; (b) confidential and proprietary information, including know-how and trade secrets (collectively, “Trade Secrets”); (c) works of authorship and other copyrightable subject matter; (d) trademarks, service marks, trade names, trade dress, and domain names (collectively, “Trademarks”); and (e) software.

“Intellectual Property Rights” means any and all rights in or to any Intellectual Property arising under the Laws of any jurisdiction, including (a) patents and patent applications, including divisions, revisions, supplementary protection certificates, continuations, continuations-in-part, renewals, extensions, re-issues, re-examinations and inter partes review proceedings; (b) rights with respect to Trademarks including all goodwill related thereto; (c) copyrights, rights to compilations, collective works and derivative works of any of the foregoing; (d) rights with respect to Trade Secrets; and (e) issuances, registrations and applications for issuance or registration of any of the foregoing.

“Intercompany Balances” means any receivables, payables, notes receivable or payable, indebtedness, accruals or other assets and liabilities recognized on the consolidated financial statements of the Acquired Companies and Related Consolidated Entities in accordance with the Accounting Principles as being due from or owed to the Acquired Companies and Related Consolidated Entities, on the one hand, and Seller and its Affiliates (other than the Acquired Companies and Related Consolidated Entities), on the other hand.

“Intercompany Contract” means: (a) any Contract between the Acquired Companies and Related Consolidated Entities, on the one hand, and Seller or any Subsidiary of Seller (other than the Acquired Companies and Related Consolidated Entities), on the other hand, (b) any Shared Contract, and (c) any Seller-Level Contract.

“IRS” means the Internal Revenue Service of the United States of America.

“Key Employees” means the individuals identified on Schedule 1.1(d).

“Knowledge of Buyer” means the actual knowledge of Richard J. Mattera and Travis Winkey.

“Knowledge of Seller” means the actual knowledge of the individuals identified on Schedule 1.1(e) after the due inquiry of the additional individuals identified on Schedule 1.1(e).

“Law” means any federal, national, supranational, state, provincial, local, or foreign statute, ordinance, decree, law, regulation, rule, code, Governmental Order, legal requirement or rule of law (including common law) of any Governmental Authority.

“Leased Real Property” means the real property occupied by any Acquired Company or Related Consolidated Entity pursuant to a lease, sublease, license or other use or occupancy agreement, together with, to the extent the subject of such lease, license, or other use or occupancy agreement, all buildings and other structures, facilities, or improvements currently or hereafter located thereon, all fixtures, systems, equipment, and items of personal property of any Acquired Company or Related Consolidated Entity attached or appurtenant thereto, and all easements, licenses, rights, and appurtenances relating to the foregoing.

“Licensed Intellectual Property” means all Intellectual Property and Intellectual Property Rights that any Acquired Company or Related Consolidated Entity is licensed or otherwise authorized to use (or with respect to which it has received a covenant not to assert) pursuant to any Company IP Agreement, Shrink-Wrap Agreement or equipment or parts purchase agreement which include licenses to use such parts or equipment.

“Medicare Advantage” means Title XVIII of the Social Security Act, Part C.

“Medicare Program Laws” means Title XVIII of the Social Security Act (Pub. L. 74-271) including the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 and the Medicare Improvements for Patients and Providers Act of 2008, and any written directives, instructions, guidelines, bulletins, manuals, requirements, policies and standards issued by CMS.

“Net Working Capital” means Current Assets minus Current Liabilities of the Acquired Companies and Related Consolidated Entities, calculated on the basis of consolidated financial statements for the Acquired Companies and Related Consolidated Entities as determined using the Accounting Principles, in effect as of the date hereof, as adjusted to exclude (a) Acquired Companies Cash; (b) any Intercompany Balances; (c) any Indebtedness, irrespective of when due; (d) any Indemnification Assets; (e) any Pre-Acquisition and Litigation Liabilities; (f) any Unpaid Transaction Expenses; (g) any current or deferred income Tax assets or liabilities; and (h) the cumulative net amount of Current Assets minus Current Liabilities acquired in connection with an Excluded Acquisition, as adjusted for any items of the nature described in items (a) through (g) of this definition. Further, Net Working Capital will be adjusted to include the following amounts as Current Liabilities (the names of which correspond to the names of accounts included in the Unaudited Financial Statements (with such amounts calculated as of the date Net Working Capital is calculated hereunder)): (i) any long-term accrued medical malpractice claims; (ii) any long-term accrued workers’ compensation claims; (iii) any long-term incentive plan liability; (iv) any long-term incentive plan-local liability; (v) any long-term accrued retirement liability; and (vi) any long-term portion of deferred revenue. For avoidance of doubt, Exhibit A includes an illustrative calculation of Net Working Capital assuming a Closing Date of October 1, 2017.

“Neutral Accountant” means Ernst & Young LLP (or, if such firm shall decline or is unable to act, another independent accounting or financial consulting firm of national reputation which is mutually agreed upon by the Parties).

“Non-Compete Business” means the business of Seller and its Subsidiaries in connection with: (a) the provision of professional medical and related healthcare services to patients, including in a coordinated care, managed care, or fee-for-service model or otherwise; (b) the related care management, decision support, information technology, and other administrative or management services; and (c) the operation, management, coordination, or ownership of physician groups and networks, clinics, healthcare facilities, ancillary services, and other activities to provide such healthcare services.

“Non-Income Tax Return” means a Tax Return relating to any real property, personal property, sales and use, or gross receipts Tax.

“OIG” means the Office of the Inspector General of the United States Department of Health and Human Services.

“Ordinary Course” means, with respect to an action taken by any Person, that such action is consistent with the ordinary course of business and past practices of such Person.

“Owned Intellectual Property” means all Intellectual Property and Intellectual Property Rights owned by any Acquired Company or Related Consolidated Entity.

“Owned Real Property” means the real property in which any Acquired Company or Related Consolidated Entity has fee title (or equivalent) interest, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of any Acquired Company or Related Consolidated Entity attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Parent Guarantee” means the guarantee by Seller or its Affiliates of the obligations of any Acquired Company or Related Consolidated Entity under the Contracts set forth on Schedule 1.1(f).

“Payment Date” means (a) if the Relevant Tax Return is a Tax Return of Seller or its Affiliates, 20 days after Seller shall have provided Buyer a written certification that a Payment Trigger Date has occurred, or (b) if the Relevant Tax Return is a Tax Return of the Buyer or its Affiliates, 20 days after a Payment Trigger Date has occurred.

“Payment Trigger Date” means the earliest of the following dates: (a) the date on which the U.S. federal income Tax statute of limitations (taking into account all extensions properly obtained) relating to the Relevant Tax Return has expired, (b) the date on which an audit by the IRS of the Relevant Tax Return is completed (provided that Buyer may not unreasonably delay the completion of such audit for purposes of delaying the Payment Trigger Date), and (c) the date on which any challenge by the IRS in respect of the Basis Increase claimed in the Relevant Tax Return is resolved.

“Payor” means any private payor or programs, including any private insurance payor or program, health care service plan, health insurance company, health maintenance organization, self-insured employer, or other third-party payor, Medicare, Medicaid and such other federal, state or local reimbursement or governmental programs in which any Acquired Company or Related Consolidated Entity is enrolled or participates.

“Permitted Encumbrances” means the following: (a) liens for Taxes not yet due and payable, or for Taxes the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s, vendors’, suppliers’, warehousemen’s liens and other similar common law or statutory Encumbrances arising or incurred in the Ordinary Course and that are not material in amount; (c) pledges or deposits to secure obligations under Laws or similar legislation or to secure public or statutory obligations; (d) non-exclusive licenses of Intellectual Property entered into in the Ordinary Course; (e) with respect to real property, (i) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar Encumbrances or restrictions, including any other agreements, covenants, conditions or restrictions that would be shown by a current title report or other similar report or listing, (ii) any conditions that may be shown by a current survey or physical inspection, (iii) zoning, building, subdivision or other similar requirements or restrictions, and (iv) liens on leases, subleases, easement, licenses, right of use, right to access, rights of way and other non-fee estates, interests or rights in property benefitting or created by any superior estate, right or interest, in each case, that: (A) were not incurred in connection with any indebtedness for borrowed money and (B) do not materially impair the present use of any property or asset that is material to the portion of the Business conducted in the state in which such property or asset is located; and (f) any lien arising under any Contract evidencing indebtedness for borrowed money that will be released at or prior to the Closing.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization, or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934.

“Personal Information” means any information that alone or in combination with other information can be used to identify an individual Person, including any health information regarding any individual Person.

“Physician Partner” means each physician or physician group identified on Schedule 1.1(g), each of whom holds equity interests in a Related Consolidated Entity.

“Pre-Acquisition and Litigation Liabilities” means any obligation of any Acquired Company or Related Consolidated Entity that Seller acquired from HealthCare Partners Holdings, LLC that is recognized as a Current Liability in Net Working Capital that (a) arose prior to the effective date of the merger of HealthCare Partners Holdings, LLC with a subsidiary of Seller or (b) arose from litigation costs applicable thereto.

“Pre-Closing Tax Period” means, collectively, all taxable periods beginning before and ending before or on the Closing Date, and in the case of all Straddle Periods, the portion of the Straddle Period through (and including) the Closing Date.

“Primary Care Services” means the provision of professional medical services primarily in the specialties of internal medicine, general practice, family practice, geriatric medicine, pediatric medicine and obstetrics and gynecological medicine, as routinely accessed by patients in a medical office or clinic. The provision of professional medical services in such specialties (a) in an alternative setting, such as in-home, a health facility (including an acute care or long term acute care hospital, skilled nursing facility, rehabilitation facility, specialized clinic), or (b) focused on a particular disease state(s), or patient population, in each case, shall not comprise Primary Care Services.

“Primary Care Services Risk Business” means any business that contracts, directly or indirectly, with physicians engaged in providing Primary Care Services, and assumes the financial risk for the provision of or arranging for the provision of all or substantially all of the healthcare needs of a comprehensive, non-disease state differentiated, patient population (comprised of members, enrollees, beneficiaries or subscribers) through a capitated or similar payment arrangement that represents at least 50% or more of the total insurance premium or other periodic payment for provision of a full-range of healthcare services (i.e., global—including professional, institutional, pharmacy and behavioral) to such patient population; provided that “Primary Care Services Risk Business” shall not include any business focused on specialty risk models or a specific patient population or disease state(s).

“Providers” means any primary care physicians or physician groups, medical groups, ambulatory surgery centers, independent practice associations, specialist physicians, dentists, optometrists, pharmacies and pharmacists, radiologists or radiology centers, laboratories, mental health professionals, chiropractors, physical therapists, any hospitals, skilled nursing facilities, extended care facilities, other health care or services facilities, durable medical equipment suppliers, home health agencies, and any other specialty, ancillary or allied health professional.

“Registered” means issued by, registered with, renewed by, or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Related Consolidated Entities” means the entities, including each of their respective direct and indirect Subsidiaries, through which the Business is conducted other than the Acquired Companies, each of which is consolidated with the Acquired Companies in the Year-End Financial Statements and set forth on Annex C.

“Relevant Tax Return” means the U.S. federal income Tax Return of either Buyer or Seller (or their Affiliates), as the case may be, for the taxable year in which there is a Basis Increase and on which such Basis Increase is first reflected.

“Remedial Action” means all action to: (a) clean up, remove, treat or handle in any other way Hazardous Materials in the environment or (b) perform remedial investigations, feasibility studies, corrective actions, closures, and post-remedial or post-closure studies, investigations, operations, maintenance, or monitoring.

“Representatives” means with respect to a Person, such Person’s officers, directors, employees, stockholders, partners, members, managers, agents, attorneys, accountants, consultants, advisors and other representatives.

“Required Statutory Capital Amount Target” means, as of the Effective Time, the aggregate amount of “Total Required Cash” (which corresponds to a row in Exhibit D) calculated in accordance with Exhibit D, with the amounts in each row of Exhibit D updated as of the Effective Time.

“Restricted Cash” means any cash of a type recorded, consistent with past practice, by the Acquired Companies or Related Consolidated Entities under the ledger item named “109220 Restricted Investments/Cash” of Exhibit A.

“Restricted Employee” means any employee in a vice-president or higher position employed by any of the Acquired Companies or Related Consolidated Entities as of immediately prior to the Closing.

“Restricted Names” means the names set forth on Schedule 1.1(h) or any derivative or variation thereof, and any Trademarks associated with any such name.

“Restricted Territories” means the United States of America.

“Retained Litigation” means the Actions set forth on Schedule 1.1(i).

“SEC” means the Securities and Exchange Commission.

“Seller Fundamental Representations” means Section 3.1 (Organization, Authority and Qualification of Seller), Section 3.2 (Organization, Authority and Qualification of the Acquired Companies and Related Consolidated Entities), Section 3.3 (Ownership of Equity Interests), Sections 3.4(a) and (b) (Capitalization), Section 3.6 (Governmental Consents and Approvals) and Section 3.24 (Brokers).

“Seller Group” means Seller and its Affiliates, excluding the Acquired Companies and Related Consolidated Entities.

“Seller-Level Contract” means each Contract between a third party, on the one hand, and Seller or any of its Subsidiaries (other than the Acquired Companies and Related Consolidated Entities), on the other hand, but under which an Acquired Company or Related Consolidated Entity may derive benefits, such as enterprise-wide licenses or “master” agreements.

“Seller-Level Employees” means the individuals identified on Schedule 1.1(j).

“Seller Material Adverse Effect” means any Effect that, either alone or in combination with any other Effect is, or would be reasonably likely to be materially adverse to the business, assets, financial condition or results of operations of the Acquired Companies and Related Consolidated Entities, taken as a whole; provided that no Effect resulting from, arising out of, or relating to any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Seller Material Adverse Effect, or whether a Seller Material Adverse Effect would reasonably be expected to occur: (a) Effects that generally affect the industries or segments thereof in which the Acquired Companies and Related Consolidated Entities operate (including legal, regulatory and reimbursement policy or practice changes), including any changes in conditions generally affecting the health care industry; (b) general economic or political conditions (or changes therein); (c) Effects affecting the financial, credit or securities markets in the United States generally, including changes in interest rates or foreign exchange rates; (d) the identity of Buyer, the Transactions or the announcement or execution of this Agreement and the Transactions, including the impact thereof on the relationships, contractual or otherwise, with customers, suppliers, licensors, Payors, distributors, partners, Providers and employees of any of the Acquired Companies or Related Consolidated Entities; (e) any Effect caused by acts of civil unrest, armed hostility, terrorism or war (whether or not declared), including any escalation or worsening thereof; (f) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, volcanic eruptions or other natural disasters; (g) changes or modifications in GAAP, accounting principles or accounting practices otherwise applicable to any Acquired Company or Related Consolidated Entity; (h) the matters set forth on Schedule 1.1(k); (i) any adoption, implementation, promulgation, repeal, modification, amendment, authoritative interpretation, change or proposal of any Law of or by any Governmental Authority, including the implementation, repeal or partial repeal of the Patient Protection and Affordable Care Act; (j) any changes to reimbursement rates or in methods or procedures for determining such rates, any changes to eligibility requirements or any other programmatic changes, in each case, only to the extent such changes are imposed by a Governmental Authority, but regardless of whether such changes are applicable nationally or to only certain geographic areas; and (k) any Effect that results from any actions required to be taken or not taken pursuant to this Agreement (including any action taken to obtain any approval or authorization under applicable Antitrust Laws) or upon the request, or with the consent, of Buyer (except, in each case, excluding matters with respect to which Buyer notifies Seller in writing at the time of granting its consent that it would have withheld its consent pursuant to Section 5.1 but for the requirement that Buyer not unreasonably withhold its consent pursuant to Section 5.1); provided, however, that any Effect referred to in the foregoing clauses (a), (b), (c), (e), (f), (g), (i) and (j) above may be taken into account in determining whether a Seller Material Adverse Effect has occurred if such Effect materially and adversely affects the Acquired Companies and Related Consolidated Entities, taken as a whole, in a substantially disproportionate manner relative to other participants in the industries in which the Acquired Companies and Related Consolidated Entities operate. Additionally, any failure of the Acquired Companies and Related Consolidated Entities, taken as a whole, to meet any internal or published projections, forecasts, budgets or revenue or earning predictions or other financial metrics for any period shall not be taken into account in determining whether there has been a Seller Material Adverse Effect; provided that the underlying causes of such failure may be considered in determining whether there is a Seller Material Adverse Effect, but only to the extent such change or effect is not otherwise excluded from this definition of Seller Material Adverse Effect.

“Seller Tax Returns” means (a) any Tax Return that includes one or more of the Acquired Companies or Related Consolidated Entities, on the one hand, and one or more members of the Seller Group, on the other hand, and (b) to the extent not described in clause (a), all Income Tax Returns that are filed or required to be filed by one or more of the Acquired Companies or Related Consolidated Entities for all taxable periods ending on or prior to the Closing Date.

“Shared Contract” means each Contract among: (i) a third party, (ii) Seller or any of its Subsidiaries (other than the Acquired Companies and Related Consolidated Entities) and (iii) an Acquired Company or Related Consolidated Entity.

“Shrink-Wrap Agreements” means non-exclusive licenses to use non-customized off-the-shelf software that is generally available on reasonable terms to the public.

“Specified Companies Indebtedness” means the Acquired Companies Indebtedness that: (a) as mutually agreed upon by Buyer and Seller, shall be repaid or prepaid or released, as the case may be, pursuant to any Debt Discharge Procedures on the Closing Date, or (b) is otherwise required to be repaid or prepaid, as the case may be, in connection with the Closing pursuant to the provisions of any Acquired Companies Indebtedness.

“Specified Discount Rate” means 5%, compounded annually.

“Straddle Period” means each taxable period beginning on or before and ending after the Closing Date.

“Subsidiaries” means, with respect to a Person, any corporation, partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, owns a majority of the shares, capital stock or other equity interests or which such Person otherwise, directly or indirectly, controls through an investment or participation in the equity of such entity

“Systems” means the information technology systems and associated assets in the custody or control of any Acquired Company or Related Consolidated Entity, including all hardware, software, computers, networks (excluding any public networks), communications equipment, data processing systems, firmware, middleware, servers, routers, hubs, switches, data communications lines, workstations and any other information technology equipment, including all associated documentation, in each case, that are in the custody or control of any Acquired Company or Related Consolidated Entity.

“Target Net Working Capital” means -$141,000,000 (i.e., negative $141,000,000).

“Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, or any similar assessment, governmental charge or levy, including any interest, penalty, or addition thereto, imposed by a Governmental Authority.

“Tax Benefit PV” means the present value as of the Closing Date (calculated using the Specified Discount Rate) of the decrease in the liability for income Taxes of Buyer and its Affiliates (excluding any Related Consolidated Entity that is not a member of Buyer’s consolidated group for Tax purposes) attributable to the Basis Increase, determined using the Valuation Assumptions and in accordance with Section 5.16(h).

“Tax Return” means any return, declaration, report, claim for refund, or information return, in each case, relating to Taxes, including any election, schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Governmental Authority.

“Transaction Documents” means, collectively, this Agreement, and to the extent the final terms are mutually agreed, the Transition Services Agreement and the Trademark License Agreement.

“Transaction Expenses” means: any amount paid or payable by the Acquired Companies, the Related Consolidated Entities and Seller (to the extent Seller seeks reimbursement from the Acquired Companies or Related Consolidated Entities therefor or such amounts are paid by the Acquired Companies or Related Consolidated Entities) for: (a) costs, fees and expenses in connection with the preparation, execution, negotiation and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, including all fees and expenses of all Representatives of Seller, the Acquired Companies and Related Consolidated Entities, including attorneys, accountants, consultants, financial advisors and other professional advisors, (b) all Change of Control Payments, (c) the fees and expenses of the Data Room, (d) any premiums for any directors’ and officers’ liability insurance that Seller may purchase and maintain, or cause to be purchased and maintained, that remains payable by the Acquired Companies or Related Consolidated Entities, and (e) the payments set forth on Schedule 1.1(l).

“Transactions” means, collectively, the sale of the Acquired Interests by Seller to Buyer and the other transactions contemplated hereby.

“Transfer Taxes” means any and all sales, use, value added, goods and services, transfer, stamp, stock transfer, or real property transfer Taxes and any similar Taxes imposed by any Governmental Authority in connection with the Transactions.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Unpaid Transaction Expenses” means, as of the Effective Time, the sum of the unpaid Transaction Expenses.

“Valuation Assumptions” means the assumptions that (a) in each taxable year ending after the Closing, Buyer and its Affiliates (including for this purpose the Acquired Companies and Related Consolidated Entities after the Closing but excluding any Related Consolidated Entity that is not a member of Buyer’s consolidated group for Tax purposes) will have taxable income sufficient to fully use the deductions arising from the Basis Increase, (b) the U.S. federal income tax rate in effect for each such taxable year is or will be (i) for taxable years ending after the Closing that have ended on or before the Payment Trigger Date, the actual U.S. federal income tax rate in effect for such years and (ii) for each other taxable year, what is specified for each such taxable year by the Code as in effect as of the Payment Trigger Date (for the avoidance of doubt, taking into account any “sunset” of or increase in rates that are specified by applicable Law as of the Payment Trigger Date), (c) in all taxable years ending after the Closing, the state income tax rate is 2% and state income tax is not deductible against federal income tax, and (d) no asset of the Acquired Companies or Related Consolidated Entities reflecting a Basis Increase has been or will be sold or otherwise transferred after the Closing.

Section 1.2 Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
401(k) Plans	Section 5.12(d)
Acquired Companies	Recitals
Acquired Interests	Recitals
Agreement	Preamble
Antitrust Laws	Section 5.3(b)
Arbitrator	Section 9.13(b)
Balance Sheet Date	Section 3.7(b)
Business NDA	Section 5.14(b)
Buyer	Preamble
Buyer Indemnified Parties	Section 7.2(a)
Buyer Parent	Preamble
Buyer’s Obligations	Section 9.18(a)
Claim Notice	Section 7.6(a)
Closing	Section 2.4(a)
Closing Date	Section 2.4(a)
Closing Statement	Section 2.6(a)(ii)
Competing Transaction	Section 5.14(a)
Confidentiality Agreement	Section 5.2(a)
Controlled Group Liability	Section 3.18(e)
Current Representation	Section 9.15(a)
Debt Discharge Procedures	Section 2.3(a)
DaVita Financial Statements	Section 3.7(a)
DaVita Holdings	Recitals
D&O Indemnified Parties	Section 5.10(a)
D&O Tail	Section 5.10(b)
Debt Payoff Amount	Section 2.3(a)
Designated Person	Section 9.15(a)
Disputed Items	Section 2.6(c)
Employee Communications	Section 5.12(j)
EPA Dispute Notice	Section 9.13(a)
EPA Disputes	Section 9.13
EPL Tail	Section 5.10(b)
Estimated Acquired Companies Cash	Section 2.5
Estimated Acquired Companies Indebtedness	Section 2.5
Estimated Closing Statement	Section 2.5
Estimated Net Working Capital	Section 2.5
Estimated Purchase Price	Section 2.5
Estimated Required Statutory Capital Amount Target	Section 2.5
Estimated Unpaid Transaction Expenses	Section 2.5
Fiduciary Tail	Section 5.10(b)
Final Acquired Companies Cash	Section 2.6(e)
Final Acquired Companies Indebtedness	Section 2.6(e)
Final Net Working Capital	Section 2.6(e)
Final Purchase Price	Section 2.6(f)

Definition	Location
Final Required Statutory Capital Amount Target	Section 2.6(e)
Final Unpaid Transaction Expenses	Section 2.6(e)
Financial Statements	Section 3.7(c)
Indemnified Party	Section 7.3(a)
Insurance Policies	Section 3.23
JAMS	Section 9.13(b)
JV Entities	Recitals
JV Interests	Recitals
Leases	Section 3.16(b)
Losses	Section 7.2(a)
Material Contracts	Section 3.21(a)
Notice Period	Section 7.6(a)
Omitted Asset	Section 5.16(e)
Party or Parties	Preamble
Payoff Letters	Section 2.3(a)
Per Claim Amount	Section 7.2(b)(iii)
Permits	Section 3.12(b)
Post-Closing Representation	Section 9.15(a)
Preliminary Adjustment Statement	Section 2.6(a)
Prior Company Counsel	Section 9.15(a)
Privacy Obligations	Section 3.13(g)
Protest Notice	Section 2.6(c)
Purchase Price	Section 2.2
Registered Owned Intellectual Property	Section 3.15(a)
Releasee	Section 5.9
Remedies Exception	Section 3.1
Rules	Section 9.13(b)
SEC Financial Statements	Section 3.7(a)
Securities Act	Section 4.7
Seller	Preamble
Seller Indemnified Parties	Section 7.3(a)
Seller Taxes	Section 5.11(a)
Settlement Action	Section 5.3(c)
Specified Representations	Section 7.4(b)
Tax Matters	Section 5.11(f)(i)
Termination Date	Section 8.1(a)
Third-Party Claim	Section 7.6(a)
Threshold	Section 7.2(b)(i)
Trademark License Agreement	Section 5.16(f)
Transferred Employee	Section 5.12(b)
Transition Services Agreement	Section 5.16(f)
Unaudited Financial Statements	Section 3.7(b)
Year-End Financial Statements	Section 3.7(b)

Section 1.3 Interpretation and Rules of Construction.

(a) In this Agreement, except to the extent otherwise provided or the context otherwise requires: (i) when a reference is made in this Agreement to an Article, Section, or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement; (ii) the table of contents and headings of this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; (iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”; (iv) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (v) all terms defined in this Agreement have the defined meanings when used in any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein; (vi) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vii) all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP; (viii) the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other legal arrangements, and “direct or indirect” has the correlative meaning; (ix) a reference to any document (including this Agreement) is to that document as amended, consolidated, supplemented, novated or replaced prior to the date hereof; (x) references to a Person are also to its successors and permitted assigns; (xi) a reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation; (xii) a reference to a number of days, such number shall refer to calendar days unless Business Days are specified; (xiii) when calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day); (xiv) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; (xv) the language used in this Agreement shall be deemed to be the language chosen jointly by the parties to express their mutual intent and no rule of strict construction shall be applied against any party; and (xvi) references to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars.

(b) Notwithstanding anything to the contrary contained in the Disclosure Schedule or in this Agreement, the information and disclosures contained in any section or subsection of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other section or subsection of the Disclosure Schedule as though fully set forth in such other section or subsection to the extent the relevance of such information to such other Section is reasonably applicable on the face of such information. No reference to or disclosure of any item or other matter in any Section of this Agreement, including any section or subsection of the Disclosure Schedule, shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any Contract or Law shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.1 Purchase and Sale of the Acquired Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, convey, transfer and deliver, free and clear of any Encumbrances, the Acquired Interests to Buyer, and Buyer shall purchase, acquire and accept the Acquired Interests from Seller.

Section 2.2 Purchase Price. The aggregate consideration to be paid by Buyer at the Closing shall be: (a) $4,900,000,000, minus (b) the amount of the Estimated Acquired Companies Indebtedness (including the Debt Payoff Amount, if any), plus (c) the amount, if any, by which Estimated Net Working Capital is greater than the Target Net Working Capital, minus (d) the amount, if any, by which Estimated Net Working Capital is less than the Target Net Working Capital, minus (e) the amount of the Estimated Unpaid Transaction Expenses, plus (f) the cumulative amount of purchase price(s) of the Excluded Acquisitions, plus (g) the amount, if any, by which the Estimated Acquired Companies Cash is greater than the Estimated Required Statutory Capital Amount Target, minus (h) the amount, if any, by which the Estimated Acquired Companies Cash is less than the Estimated Required Statutory Capital Amount Target (the “Purchase Price”). The Purchase Price will be subject to further adjustment after the Closing pursuant to Section 2.6.

Section 2.3 Certain Events Immediately Prior to the Closing. Prior to the Closing, in addition to such other actions as may be provided for herein:

(a) Seller shall obtain and deliver to Buyer at least three days prior to the Closing Date either (i) payoff letters (the “Payoff Letters”) providing for: (A) the payment of certain Specified Companies Indebtedness, together with interest, premiums, penalties, make-whole payments, breakage costs and other fees and expenses (if any) that are required to be paid by the Acquired Companies or Related Consolidated Entities (with funds provided by Buyer) as a result of the repayment on the Closing Date of such Specified Companies Indebtedness (the “Debt Payoff Amount”), by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in such Payoff Letters and (B) the release, upon receipt of the Debt Payoff Amount, of all Encumbrances over the properties and assets of the Acquired Companies or Related Consolidated Entities securing obligations under such Specified Companies Indebtedness, or (ii) evidence that the Acquired Companies or Related Consolidated Entities shall, effective upon the Closing, be released from all obligations in respect of certain Specified Companies Indebtedness and all Encumbrances over the properties and assets of the Acquired Companies or Related Consolidated Entities securing obligations under such Specified Companies Indebtedness (clauses (i) and (ii), collectively, the “Debt Discharge Procedures”).

(b) Seller shall deliver to Buyer at least three Business Days prior to the Closing Date a schedule setting forth the Unpaid Transaction Expenses and wire transfer instructions for each recipient thereof.

Section 2.4 Closing.

(a) The consummation of the sale and purchase of the Acquired Interests and the other Transactions (the “Closing”) shall take place at 10:00 a.m., Los Angeles time, on a date to be specified by the Parties, which shall be no later than the third Business Day after the satisfaction or waiver of all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Latham & Watkins LLP, 355 South Grand Avenue, Suite 100, Los Angeles, California 90072-1560, unless another time, date, or place is agreed to in writing by Seller and Buyer. The date on which the Closing occurs is referred to herein as the “Closing Date”.

(b) At the Closing, in addition to such other actions as may be provided for herein:

(i) Buyer shall pay, or cause to be paid, to Seller an amount equal to the Estimated Purchase Price as determined pursuant to Section 2.5, by wire transfer in immediately available funds pursuant to the wire transfer instructions provided by Seller to Buyer in writing at least two Business Days prior to the Closing Date, in exchange for the Acquired Interests.

(ii) Seller shall deliver to Buyer duly executed assignments of membership interests of DaVita Holdings.

(iii) Seller shall deliver to Buyer the certificates required to be provided by it in Section 6.3(a), and Buyer shall deliver to Seller the certificates required to be provided by it in Section 6.2(a).

(iv) Buyer shall pay, or cause to be paid, in full the Debt Payoff Amount, if any, set forth in any applicable Payoff Letters.

(v) Buyer shall pay, or cause to be paid, on behalf of Seller, the Unpaid Transaction Expenses by wire transfer of immediately available funds pursuant to the wire transfer instructions delivered to Buyer pursuant to Section 2.3(b).

(vi) Seller shall deliver to Buyer the certificate required to be provided by Seller pursuant to Section 6.3(b).

(vii) Seller shall have received any resignations requested by Buyer pursuant to Section 5.16(c).

Section 2.5 Estimate of the Closing Date Balance Sheet and the Estimated Closing Statement. Seller shall deliver to Buyer at least three Business Days prior to the Closing Date: (a) Seller’s good faith estimates of the Closing Date Balance Sheet and (b) a closing statement (the “Estimated Closing Statement”), setting forth Seller’s good faith calculation of the Purchase Price (the “Estimated Purchase Price”), which shall be determined as of the Effective Time and taking into account, and setting forth as separate line items, all provisions establishing the basis for such calculation set forth in Section 2.2, including Seller’s good faith calculation of Net Working Capital (“Estimated Net Working Capital”), Acquired Companies Cash (“Estimated Acquired Companies Cash”), Unpaid Transaction Expenses (“Estimated Unpaid

Transaction Expenses”), the Required Statutory Capital Amount Target (“Estimated Required Statutory Capital Amount Target”) and Acquired Companies Indebtedness (“Estimated Acquired Companies Indebtedness”), in each case, together with supporting documentation used by Seller in calculating such amounts. The Estimated Closing Statement (including the calculations therein) shall be prepared in a manner consistent with Exhibit C and in accordance with the Accounting Principles, applied on a basis consistent with the 2016 Year-End Financial Statements; provided that Net Working Capital, Acquired Companies Cash, Unpaid Transaction Expenses, Estimated Required Statutory Capital Amount Target and Acquired Companies Indebtedness shall also be calculated in accordance with the definitions of those terms herein (and any other defined terms incorporated therein).

Section 2.6 Preliminary Adjustment Statement; Determination of Purchase Price.

(a) As soon as practicable, but in no event later than 90 days after the Closing Date, Buyer shall prepare and deliver to Seller the following (collectively, the “Preliminary Adjustment Statement”):

(i) the Closing Date Balance Sheet; and

(ii) a closing statement (the “Closing Statement”), setting forth Buyer’s good faith calculation of the Purchase Price, which shall be determined as of the Effective Time and taking into account, and setting forth as separate line items, all provisions establishing the basis for such calculation set forth in Section 2.2, including Buyer’s good faith calculation of Net Working Capital, in each case, together with supporting documentation used by Buyer in calculating such amount. The Closing Statement (including the calculations therein) shall be prepared in a manner consistent with Exhibit C and in accordance with the Accounting Principles, applied on a basis consistent with the 2016 Year-End Financial Statements; provided that Net Working Capital, Acquired Companies Cash, Unpaid Transaction Expenses, the Required Statutory Capital Amount Target and Acquired Companies Indebtedness shall also be calculated in accordance with the definitions of those terms herein (and any other defined terms incorporated therein).

(b) Seller shall be given reasonable access during normal business hours and in such a manner as not to interfere unreasonably with the normal operations of Buyer and its Affiliates to all supporting documents and work papers used in the preparation of the Preliminary Adjustment Statement (including, the Closing Date Balance Sheet and the Closing Statement) as reasonably requested in connection with the matters discussed in Section 2.6(a).

(c) Seller may dispute any amounts reflected on the Preliminary Adjustment Statement; provided, however, that Seller shall have notified Buyer in writing of each disputed item (collectively, the “Disputed Items”), specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute (a “Protest Notice”), within 45 days following Seller’s receipt of the deliverables specified in Section 2.6(a). To the extent Seller provides a Protest Notice within 45 days following Seller’s receipt of the deliverables specified in Section 2.6(a), all items that are not Disputed Items shall be final and binding for all purposes hereunder. In the event Seller does not provide a Protest Notice to Buyer within 45 days following Seller’s receipt of the deliverables specified in Section 2.6(a), Seller shall be deemed to have accepted in full the Preliminary Adjustment Statement. After receipt by Buyer of a Protest Notice, Buyer and Seller shall meet by telephone, or at a mutually agreeable location, to discuss and attempt to reconcile their differences, in good faith, with respect to, and the amounts in respect of, the Disputed Items. If Seller and Buyer are unable to reach a resolution within 30 days after receipt by Buyer of the Protest Notice (unless such period is otherwise extended by the mutual agreement of Buyer and Seller), Buyer and Seller shall within 60 days after receipt by Buyer of the Protest Notice submit the remaining Disputed Items for resolution to the Neutral Accountant, which shall be instructed by Buyer and Seller to determine and report to Buyer and Seller upon the resolution of such remaining Disputed Items within 30 days after such submission (and for the avoidance of doubt, the Neutral Accountant shall consider only those items and amounts which are remaining Disputed Items). Each of Buyer and Seller will be afforded the opportunity to present to the Neutral Accountant any material such Party deems relevant to the Neutral Accountant’s determination. Buyer and Seller shall each furnish to the Neutral Accountant such work papers, financial information, books, records, schedules, memoranda, and other documents and information relating to the remaining Disputed Items as the Neutral Accountant may request; provided that such access shall not include any access to documents to the extent prepared primarily in anticipation of, or for the purposes of evaluating, any potential dispute, litigation, or arbitration relating to the Preliminary Adjustment Statement or the Protest Notice. The Neutral Accountant’s determination shall be based solely on the supporting material provided by Buyer and Seller which are in accordance with the terms and procedures set forth in this Agreement and not on the basis of an independent investigation or review. Notwithstanding anything herein to the contrary, with respect to its determination of each Disputed Item, the Neutral Accountant: (i) may not assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by Buyer and Seller, or less than the lowest value for such Disputed Item claimed by Buyer and Seller and (ii) must make its determinations in accordance with the standards and definitions in this Agreement. The costs, fees and disbursements of the Neutral Accountant shall be allocated between Buyer and Seller, in the same proportion that the aggregate amount of such remaining Disputed Items so submitted to the Neutral Accountant that is unsuccessfully disputed by each such Party (as finally determined by the Neutral Accountant) bears to the total amount of such remaining Disputed Items so submitted. For example, if it is Buyer’s position that the adjustment owed is $300, it is Seller’s position that the adjustment owed is $100 and the Neutral Accountant’s finding is that the adjustment owed is $250, then Buyer shall pay 25% ((300-250) / (300-100)) of the Neutral Accountant’s fees and expenses and Seller shall pay 75% ((250-100) / (300-100)) of the Neutral Accountant’s fees and expenses. Notwithstanding anything to the contrary in this Section 2.6, the Neutral Accountant will act as an expert and not as an arbitrator and will address only those elements of the Closing Statement that are in dispute and submitted to the Neutral Accountant for resolution. The scope of the disputes to be resolved by the Neutral Accountant shall be limited to whether the relevant calculations were performed in accordance with the terms hereof, whether the accounting methods, standards, policies, practices, classifications, estimation methodologies, assumptions and procedures used to prepare the Closing Statement were consistent with the terms of this Agreement, and whether there were mathematical errors in the calculation of the Closing Statements, and the Neutral Accountant shall not make any other determination. The Neutral Accountant is not authorized or permitted to make any determination as to the interpretation of any provision of this Agreement (except this Section 2.6 and the defined terms used herein), the accuracy of any representation or warranty in this Agreement or the compliance by any Party or any of its Affiliates with any of the covenants in this Agreement.

(d) It is the intent of the Parties to have any determination of Disputed Items by the Neutral Accountant proceed in an expeditious manner; provided that, any deadline or time period contained herein relating to the determination of the Disputed Items may be extended or modified by agreement of the Parties and the Parties agree that the failure of the Neutral Accountant to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Neutral Accountant.

(e) The items set forth on the Preliminary Adjustment Statement shall be deemed final for the purposes of this Section 2.6 upon the earlier of: (i) the failure of Seller to issue a Protest Notice to Buyer within 45 days following Seller’s receipt of the deliverables specified in Section 2.6(a), (ii) the resolution of all Disputed Items pursuant to Section 2.6(a) by Buyer and Seller, and (iii) the resolution of all remaining Disputed Items pursuant to Section 2.6(c) by the Neutral Accountant (which shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover). The amount of Acquired Companies Cash, the amount of Acquired Companies Indebtedness, Net Working Capital, the Required Statutory Capital Amount Target and the amount of Unpaid Transaction Expenses as finally determined pursuant to this Section 2.6 shall be referred to herein respectively as “Final Acquired Companies Cash,” “Final Acquired Companies Indebtedness,” “Final Net Working Capital,” “Final Required Statutory Capital Amount Target” and “Final Unpaid Transaction Expenses”. Neither Buyer nor Seller will disclose to the Neutral Accountant, and the Neutral Accountant will not consider for any purpose, any settlement discussions or settlement offer made by or on behalf of Buyer or Seller, unless otherwise agreed in a writing signed by Buyer and Seller. The final determinations of such matters shall be non-appealable and incontestable by the Parties and each of their respective Affiliates and not subject to collateral attack for any reason other than actual and deliberate fraud.

(f) If, after the final determination of Final Acquired Companies Cash, Final Acquired Companies Indebtedness, Final Net Working Capital, Final Required Statutory Capital Amount Target and Final Unpaid Transaction Expenses pursuant to this Section 2.6, the Estimated Purchase Price is less than the Purchase Price as finally determined in accordance with this Section 2.6 (the “Final Purchase Price”), then promptly after such final determination (but, in any event, within three Business Days thereof) Buyer shall pay, or shall cause the payment of, such difference to Seller by wire transfer in immediately available funds to an account designated by Seller within two Business Days thereof. In the event that the Final Purchase Price is less than the Estimated Purchase Price, then promptly after such final determination (but, in any event, within three Business Days thereof) Seller shall pay, or shall cause the payment of, such difference to Buyer by wire transfer in immediately available funds to an account designated by Buyer within two Business Days thereof.

(g) The Parties agree that the Closing Date Balance Sheet, the Closing Statement and the estimates thereof delivered pursuant to Section 2.5 shall be prepared, and this Agreement shall otherwise be interpreted, so that no asset, liability or other item is double-counted against any Party hereunder and shall not include any changes in assets or liabilities resulting from purchase accounting adjustments or other changes arising from or resulting as a consequence of the Transactions. The Parties further agree that the purpose of preparing the Closing Date Balance Sheet, the Closing Statement and determining the Net Working Capital is to measure variations in the components taken into consideration in determining the estimates delivered pursuant to Section 2.5 compared to the actual values, and, without limiting the generality of the foregoing, such process is not intended to permit the introduction of accounting principles different from those described in the Accounting Principles.

(h) The Parties agree that the dispute resolution provisions provided for in this Section 2.6 shall be the exclusive remedies for determination of Acquired Companies Cash, Acquired Companies Indebtedness, Net Working Capital, Required Statutory Capital Amount Target and Unpaid Transaction Expenses, in each case, as of the Effective Time.

Section 2.7 Withholding. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable or deliverable in connection with the Transactions, to any Person such amounts that Buyer is required to deduct and withhold with respect to any such deliveries and payments under the Code, any other Tax Law or any other applicable Law requiring the amount deducted or withheld to be deposited with a Governmental Authority; provided that: (a) Buyer shall provide Seller with notice (which shall include the authority, basis and method of calculation of the proposed deduction or withholding) as soon as reasonably practicable (and in any case prior to making the deduction or withholding) upon becoming aware of any such requirement to deduct and withhold from any consideration otherwise payable to Seller, and (b) the Parties shall use their respective reasonable best efforts in seeking to reduce or eliminate any such withholding or deduction. To the extent that amounts are so withheld, and duly and timely deposited with the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF SELLER

Except as set forth in the corresponding sections or subsections of the Disclosure Schedule, subject to Section 1.3(b), Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date (other than such representations and warranties that are expressly made as of a certain date, which are made as of such date) as follows:

Section 3.1 Organization, Authority and Qualification of Seller. Seller is a legal entity duly organized, validly existing and in good standing under the Laws of the State of its formation and has all requisite corporate or similar power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the Transactions. Seller is qualified to do business and is in good standing (to the extent that such concepts are recognized under applicable Law) in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such qualification necessary, except to the extent that the failure to be so qualified or in good standing would not have, and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. The execution and delivery by Seller of this Agreement and the other Transaction Documents to which it is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the Transactions have been duly authorized by all requisite action on the part of Seller, and no other proceedings on the part of Seller are necessary to authorize this Agreement or the other Transaction Documents to which Seller is a party or to consummate the Transactions. This Agreement and the other Transaction Documents to which Seller is a party have been or will be duly executed and delivered by Seller, and (assuming due authorization, execution, and delivery by Buyer and any other party thereto) this Agreement and the other Transaction Documents to which Seller is a party constitute legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency (including Laws relating to fraudulent transfers), reorganization, moratorium, or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity) (collectively, the “Remedies Exception”). No vote of the holders of any securities of Seller is necessary to approve this Agreement or consummate the Transactions.

Section 3.2 Organization, Authority and Qualification of the Acquired Companies and Related Consolidated Entities. Each of the Acquired Companies and Related Consolidated Entities: (a) is a legal entity duly organized, validly existing and in good standing under the Laws of the State of its formation, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is qualified to do business and is in good standing (to the extent that such concepts are recognized under applicable Law) in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such qualification necessary, except, in each case, to the extent that the failure to have such power or authority or to be so qualified or in good standing, would not have, and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. Schedule 3.2 contains a true and complete list of each jurisdiction where each of the Acquired Companies and Related Consolidated Entities are organized and qualified to do business.

Section 3.3 Ownership of Equity Interests.

(a) Seller or its wholly owned Subsidiaries, beneficially and of record, own, directly or indirectly, the percentage, number and type of equity interests (as applicable) of (i) each Acquired Company, (ii) certain of the Related Consolidated Entities, and (iii) each JV Entity, each as set forth on Schedule 3.3(a). Except as set forth on Schedule 3.3(a), Seller has good and valid title to the Acquired Interests, free and clear of all Encumbrances. At the Closing, by virtue of the transactions contemplated by this Agreement, Seller shall transfer to Buyer good and marketable title to the equity interests of the Acquired Companies (other than (1) the Acquired Interests (which are the subject of Section 3.3(b)) and (2) the equity interests of North Puget Sound Oncology Equipment Leasing Company, LLC and DaVita Medical ASC-LB California, LLC not held directly or indirectly by Seller), free and clear of any and all Encumbrances.

(b) Seller or its wholly owned Subsidiaries, beneficially and of record, own, directly or indirectly, all of the equity interests of each Acquired Company (other than North Puget Sound Oncology Equipment Leasing Company, LLC and DaVita Medical ASC-LB California, LLC). At the Closing, Seller shall transfer to Buyer good and marketable title to the Acquired Interests, free and clear of any and all Encumbrances.

(c) Prior to the date of this Agreement, Seller has furnished or made available to Buyer true and complete copies of the Governing Documents of each of the Acquired Companies, Related Consolidated Entities and, to the Knowledge of Seller, the JV Entities, and the Governing Documents of each of the Acquired Companies, Related Consolidated Entities and, to the Knowledge of Seller, of the JV Entities, each as so delivered is in full force and effect. The Governing Documents of each of the Acquired Companies, the Related Consolidated Entities and, to the Knowledge of Seller, the JV Entities are in full force and effect and, as of the date hereof, the versions thereof made available to Buyer have not been amended or otherwise modified. No Acquired Company or Related Consolidated Entity or, to the Knowledge of Seller, JV Entity is in material violation of any provision of its Governing Documents.

Section 3.4 Capitalization.

(a) Schedule 3.4(a) sets forth the name of each Acquired Company and Related Consolidated Entity, the jurisdiction of its organization, its outstanding equity interests, shares of capital stock, or other ownership interests and the current record and beneficial ownership of such interests, shares, or other ownership interests. None of the Acquired Companies or Related Consolidated Entities has any other membership interests or securities or other equity interests issued, or outstanding.

(b) Except as set forth on Schedule 3.4(b), there are no outstanding options, warrants, convertible securities, rights of first refusal, rights of first offer or other rights, agreements, arrangements, or commitments relating to the equity interests of the Acquired Companies and Related Consolidated Entities to issue or sell any equity interests in, shares of capital stock of, or any other interest in, any Acquired Company or Related Consolidated Entity to any third person. There are no outstanding contractual obligations of any Acquired Company or Related Consolidated Entity to repurchase, redeem, or otherwise acquire any equity interests, shares of capital stock, or other ownership interests of any other Person. The equity interests of each Acquired Company and Related Consolidated Entity have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights. There are no declared or accrued but unpaid distributions with respect to any equity interests in any Acquired Company and Related Consolidated Entity. Except as set forth on Schedule 3.4(b), none of Seller or any of its Affiliates is a party to any voting agreement, voting trust or proxy relating to the voting of any of the Acquired Interests, the equity interests of the other Acquired Companies or Related Consolidated Entities.

(c) Except for (i) the JV Interests held directly or indirectly by Seller, (ii) the Dissolved Entities, and (iii) as set forth on Schedule 3.4(c), there are no corporations, partnerships, joint ventures, associations, or other entities (other than another Acquired Company or Related Consolidated Entity) in which any Acquired Company or Related Consolidated Entity owns, of record or beneficially, any direct or indirect equity or other interest or any right to acquire the same.

(d) Except as set forth on Schedule 3.4(d), the Dissolved Entities have no assets or liabilities other than intercompany balances between and among themselves and the Acquired Companies and Related Consolidated Entities that will be resolved upon their dissolution and certain other de minimis assets and liabilities related to their dissolution.

Section 3.5 No Conflict.

(a) Assuming all Consents and other actions described in Section 3.6 have been obtained or made and any applicable waiting period under the HSR Act has expired or been terminated and, except as may result from any facts or circumstances relating solely to Buyer or its Affiliates, the execution, delivery, and performance by Seller of this Agreement and the other Transaction Documents to which it is a party (including the consummation of the Transactions) does not and will not: (i) violate, conflict with, or result in the breach of any provision of the Governing Documents of any of Seller, the Acquired Companies or the Related Consolidated Entities, (ii) conflict with or violate any Law applicable to Seller, the Acquired Companies or the Related Consolidated Entities, and (iii) conflict with, result in any breach of, give rise to the creation of any Encumbrance on any of the assets of the Acquired Companies or Related Consolidated Entities, taken as a whole, constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any Consent under, or give to others any right to exercise any remedy under, or rights of termination, acceleration or cancellation of any Material Contract, except with respect to the foregoing clauses (ii) and (iii) as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. Schedule 3.5 sets forth a true and complete list of Material Contracts pursuant to which Consents are required prior to consummation of the Transactions (whether or not subject to the exception set forth with respect to clause (iii) above).

(b) Except as expressly contemplated by this Agreement or set forth in the Disclosure Schedule, to the Knowledge of Seller, there is no Effect, the occurrence or existence of which, either alone or in combination with any other Effect, would reasonably be expected to prevent or materially delay or impair the ability of Seller to perform its obligations under this Agreement or to consummate the Transactions.

Section 3.6 Governmental Consents and Approvals. The execution, delivery, and performance by Seller of this Agreement and the other Transaction Documents to which it is a party (including the consummation of the Transactions) does not and will not require any material notices, reports or other filings by Seller with, nor any material Consents by, any Governmental Authority, except for: (a) the notification and waiting period requirements under the HSR Act, (b) any Consents set forth on Schedule 3.6(b), or (c) any notice, report or other filing by Seller with, or any Consent by, any Governmental Authority where the failure to make such notice, report or other filing by Seller with, or obtain such Consent of, such Governmental Authority would not, or would not reasonably be expected to, individually or in the aggregate, be material to the Acquired Companies and Related Consolidated Entities, taken as a whole.

Section 3.7 Financial Information.

(a) Seller has filed with the SEC audited consolidated financial statements for the fiscal year ended December 31, 2016 (the “DaVita Financial Statements”) and has filed with the SEC unaudited condensed consolidated financial statements for the nine months ended September 30, 2017, each of which include segment reporting for the DaVita Medical Group business segment (together with the DaVita Financial Statements, the “SEC Financial Statements”). The SEC Financial Statements, solely to the extent relating to the DaVita Medical Group business segment, present fairly in all material respects the financial position and results of operations of the DaVita Medical Group business segment for the periods covered thereby, and have been prepared in accordance with GAAP, applied on a consistent basis.

(b) Prior to the date of this Agreement, true and complete copies of: (i) the unaudited consolidated balance sheet of the Acquired Companies and Related Consolidated Entities as of December 31, 2016, December 31, 2015 and December 31, 2014 and the related unaudited consolidated statements of income and cash flows of the Acquired Companies and Related Consolidated Entities for each of the years then ended (collectively, the “Year-End Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Acquired Companies and Related Consolidated Entities as of September 30, 2017 (such date, the “Balance Sheet Date”) and the related unaudited consolidated statements of income and cash flows of the Acquired Companies and Related Consolidated Entities for the quarter ended on such date (the “Unaudited Financial Statements”), in each case, have been prepared in accordance with the Accounting Principles, applied on a consistent basis, in all material respects and have been made available by (or on behalf of) Seller to Buyer.

(c) Except as set forth on Schedule 3.7, the Year-End Financial Statements and the Unaudited Financial Statements (together, the “Financial Statements”): (i) were derived from the books and records of the Acquired Companies and Related Consolidated Entities, (ii) present fairly, in all material respects, the consolidated financial position of the Acquired Companies and Related Consolidated Entities as of the dates thereof and the results of operations and cash flows of the Acquired Companies and Related Consolidated Entities for the periods covered thereby, and (iii) except for the absence of consolidated statements of comprehensive income, equity, cash flows and notes thereto, were prepared in accordance with the Accounting Principles, applied on a consistent basis, throughout the periods indicated (subject, in the case of the Unaudited Financial Statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, material in amount or nature and the absence of notes).

(d) The accounts receivable and other receivables reflected on the Financial Statements: (i) have been prepared in accordance with the Accounting Principles, applied on a consistent basis, in all material respects, (ii) have arisen from bona fide transactions in the Ordinary Course, and (iii) are not subject to any material valid counterclaims or setoffs other than adjustments and modifications in the Ordinary Course and for which adequate reserves have been established in the Financial Statements (to the extent required by the Accounting Principles, applied on a consistent basis).

Section 3.8 Accounting Records; Internal Controls.

(a) The books and records of the Acquired Companies and Related Consolidated Entities have been maintained in all material respects in accordance with commercially reasonable business practices and fairly reflect, in all material respects, the financial position of the Acquired Companies and Related Consolidated Entities and all material transactions of the Acquired Companies and Related Consolidated Entities.

(b) Seller has disclosed, based on its most recent evaluations of internal controls over financial reporting, to its independent auditors (i) any identified significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Acquired Companies’ and Related Consolidated Entities’ ability to record, process, summarize, and report financial information for inclusion in Seller’s consolidated financial statements and (ii) any fraud that involves any current or former employee of the Acquired Companies or Related Consolidated Entities who have (or had) a significant role in Seller’s internal control over financial reporting for the past three years to the extent such fraud materially affected the Acquired Companies and Related Consolidated Entities, taken as a whole. To the Knowledge of Seller, since the date of the completion of the audit with respect to Seller’s financial statements for the fiscal year ended as of December 31, 2016, no written complaints that are reasonably likely to be a significant deficiency or material weakness in the internal controls over financial reporting of any Acquired Company or Related Consolidated Entity have been received by any officer of Seller’s executive accounting team or, to the Knowledge of Seller, any of its outside public accounting firms.

Section 3.9 Absence of Undisclosed Liabilities. There are no liabilities of the Acquired Companies or Related Consolidated Entities, other than liabilities (a) reflected or properly reserved against in the 2016 Year-End Financial Statements or the Unaudited Financial Statements (or in any notes thereto), (b) incurred since the Balance Sheet Date in the Ordinary Course, (c) that would not be required to be reflected on or reserved against or disclosed in the notes to a consolidated balance sheet of the Acquired Companies and Related Consolidated Entities prepared in accordance with the Accounting Principles and are less than $10,000,000 individually or $45,000,000 in the aggregate, (d) as set forth in Schedule 3.9, or (e) incurred under this Agreement or in connection with the Transactions.

Section 3.10 Conduct in the Ordinary Course. Except as set forth on Schedule 3.10 or as otherwise contemplated, required, or permitted by this Agreement, between the Balance Sheet Date and the date of this Agreement: (a) the Business has been conducted in the Ordinary Course in all material respects, (b) none of the Acquired Companies or Related Consolidated Entities has taken any action that, if taken after the date hereof, would constitute a violation of Section 5.1(a), and (c) there has not occurred, nor has any Effect occurred that would have, or would, individually or in the aggregate, reasonably be expected to have, a Seller Material Adverse Effect.

Section 3.11 Litigation; Governmental Orders.

(a) Except as set forth on Schedule 3.11(a), there is no Action by or against Seller (to the extent relating to any Acquired Company or Related Consolidated Entity) or any Acquired Company or Related Consolidated Entity that is pending, or, to the Knowledge of Seller, threatened in writing, that would, if adversely determined: (i) materially and adversely affect the legality, validity, or enforceability of this Agreement or the consummation of the Transactions, (ii) result, or would reasonably be expected to result, in any liability which would be material to the Acquired Companies or Related Consolidated Entities, taken as a whole, (iii) require, or would reasonably be expected to require, a payment by any Acquired Company and any Related Consolidated Entity in excess of $5,000,000, or (iv) would otherwise reasonably be expected to prevent or materially delay or impair the consummation of the Transactions.

(b) Except as set forth on Schedule 3.11(b), there is no Governmental Order outstanding against or, to the Knowledge of Seller, investigation by any Governmental Authority involving any of the Acquired Companies or Related Consolidated Entities, or any of their respective assets that has had or would result, or would reasonably be expected to result in any liability that would be material to the Acquired Companies or Related Consolidated Entities, taken as a whole, or that would reasonably be expected to prevent or materially delay or impair the consummation of the Transactions.

Section 3.12 Compliance with Laws.

(a) Except (i) as set forth on Schedule 3.12(a) and (ii) with respect to Environmental Matters (which are covered exclusively by Section 3.14), Employee Benefit Matters (which are covered exclusively by Section 3.18), Labor Matters (which are covered exclusively by Section 3.19) and Taxes (which are covered exclusively by Section 3.20), (A) each of the Acquired Companies and Related Consolidated Entities is, and has been for the past three years, in compliance in all material respects with all applicable Laws and continues to conduct its business in compliance in all material respects with all applicable Laws and is not in default or violation of any such Law in any material respect; and (B) none of Seller, the Acquired Companies and, to the Knowledge of Seller, the Related Consolidated Entities has received any written communication during the prior 12 months from a Governmental Authority that alleges that such Acquired Company or Related Consolidated Entity is not in compliance in any material respect with any applicable Law. Each of the Acquired Companies and Related Consolidated Entities has in place compliance programs reasonably designed to cause the Acquired Companies and Related Consolidated Entities and their respective employees and agents to be in compliance in all material respects with all applicable Laws.

(b) Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, all material approvals, permits, registrations, franchises, certificates, licenses and other similar requirements of any Governmental Authority (collectively, “Permits”) necessary for the Acquired Companies and Related Consolidated Entities to conduct their respective businesses as they are currently being conducted, or that are necessary for the lawful ownership of their respective properties and assets are valid and in full force and effect, and are not subject to any administrative or judicial proceeding that would be reasonably expected to result in any modification, termination or revocation thereof and, to the Knowledge of Seller, no suspension or cancellation of any such Permit is threatened by a Governmental Authority in writing.

Section 3.13 Healthcare Regulatory Compliance.

(a) Except as set forth on Schedule 3.13(a), each of the Acquired Companies and Related Consolidated Entities has been for the past three years in compliance in all material respects with all applicable Health Care Laws and continues to conduct its business in compliance in all material respects with all applicable Health Care Laws and, to the Knowledge of Seller, is not in default or violation of any Health Care Law in any material respect.

(b) To the Knowledge of Seller, each current employee or any other authorized Person acting on behalf of any Acquired Company or Related Consolidated Entity who is required by applicable Law to hold a Permit or other qualification to deliver healthcare services, holds such Permit and, in the course and scope of their employment duties, is performing only those services which are permitted by such Permit.

(c) Except as set forth on Schedule 3.13(c), none of the Acquired Companies or Related Consolidated Entities nor, to the Knowledge of Seller, any of their current respective Representatives: (i) has been assessed a civil monetary penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder; (ii) is or has been excluded from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act) in any state where the Acquired Companies or Related Consolidated Entities operate; (iii) is or has been a party to a corporate integrity agreement with the OIG; (iv) has been convicted of any criminal offense relating to the delivery of any item or service reimbursable under a federal or state health care program; or (v) is a party to any action concerning any of the matters described in clauses (i) through (iv) above.

(d) To the extent required by applicable Law, to the Knowledge of Seller, the Acquired Companies and Related Consolidated Entities have timely filed all material regulatory reports, contracts, documents, schedules, statements, filings, submissions, forms, registrations, applications, data and other documents, together with any amendments required to be made with respect thereto, that the Acquired Companies and Related Consolidated Entities have been required to file for the past three years, with any Governmental Authority with appropriate jurisdiction over the Acquired Companies or Related Consolidated Entities, except where the failure to make such timely filings would not, individually or in the aggregate, be material to the conduct or operation of the respective business of the Acquired Companies and Related Consolidated Entities. To the Knowledge of Seller, no material deficiencies or liabilities have been asserted by any Governmental Authority with respect to such filings. Prior to the date hereof, Seller has made available to Buyer requested copies of such material filings, responses to audit letter requests and comment letters concerning the affairs of the Acquired Companies and Related Consolidated Entities, as applicable, filed with or requested by any Governmental Authority, and all documents related to other material regulatory actions, enforcement actions, consent decrees or other similar material actions, for the past three years. To the Knowledge of Seller, no deficiencies or violations have been asserted in writing by any Governmental Authority regarding such reports or documents for occurrences for the past three years, except those that would reasonably be expected in the Ordinary Course of the conduct or operation of the Business.

(e) Except as set forth on Schedule 3.13(e) and except for claims repayments in the Ordinary Course, for the past three years, no Acquired Company or Related Consolidated Entity, nor any of their current respective Representatives has made a formal, written voluntary disclosure to any Governmental Authority, including a voluntary disclosure pursuant to the OIG’s self-disclosure protocol, the CMS self-referral disclosure protocol or otherwise. Except as set forth on Schedule 3.13(e), for the past three years, no Acquired Company or Related Consolidated Entity nor, to the Knowledge of Seller, any of their current respective Representatives: (i) has been notified in writing or, to the Knowledge of Seller, orally that it is the subject of any Payor investigation, (ii) is or has been a defendant in any qui tam/False Claims Act litigation for which any Acquired Company or, to the Knowledge of Seller, Related Consolidated Entity has received service of process or has otherwise received notice in writing of such litigation, or (iii) has been served with or received any search warrant, subpoena or civil investigative demand from any Governmental Authority.

(f) Except as set forth on Schedule 3.13(f) and except for regularly scheduled audits and reviews conducted within the Ordinary Course, for the past three years, to the Knowledge of Seller, no Acquired Company and no Related Consolidated Entity has conducted any material audits, coding validation review or program integrity review, and no material audits or reviews have been conducted, by any entity, commission, board or agency in connection with any Payor, and no such reviews are scheduled (for which any Acquired Company or Related Consolidated Entity has received notice) or, to the Knowledge of Seller, pending against any Acquired Company or Related Consolidated Entity.

(g) Except as set forth on Schedule 3.13(g), for the past three years and to the Knowledge of Seller, none of the Acquired Companies or Related Consolidated Entities has received written notice that it is under investigation by any Governmental Authority for a violation of any Laws concerning privacy and security, including the receipt of any notices from the United States Department of Health and Human Services Office for Civil Rights or Department of Justice relating to any such violations. Except as set forth on Schedule 3.13(g), for the past three years, each Acquired Company and Related Consolidated Entity has (i) complied in all material respects with all applicable Laws and contractual and fiduciary obligations relating to the collection, storage, use, transfer or any other processing of any Personal Information, including their respective privacy and security policies (collectively, “Privacy Obligations”), and (ii) implemented commercially reasonable measures with respect to technical and physical security designed to ensure that all Personal Information is protected against loss and against unauthorized access, use, modification or disclosure. Except as set forth on Schedule 3.13(g) and except as would not reasonably be expected to be material to the Business, no Acquired Company or Related Consolidated Entity has made or suffered any unauthorized acquisition, access, use or disclosure of any Personal Information, and no claims have been asserted or threatened against any Acquired Company or Related Consolidated Entity in writing, or, to the Knowledge of Seller, not in writing, by any Person or Governmental Authority alleging any violation of any Privacy Obligations, in each case, that individually or in the aggregate, materially compromises the security or privacy of such Personal Information or has required notification to affected individuals, the media, or any Governmental Authority.

(h) Except for the matters disclosed in the Schedules with respect to this Section 3.13, the Acquired Companies and Related Consolidated Entities have in all material respects submitted all requests for payment, whether to Medicare, Medicaid or other federal or state health care program, plan or contract, or other Payor, in compliance in all material respects with their respective billing and coding requirements.

Section 3.14 Environmental Matters.

(a) Except as set forth on Schedule 3.14, (i) each of the Acquired Companies and Related Consolidated Entities is, and has at all times during the past three years, been in material compliance with all applicable Environmental Laws and has obtained and is in material compliance with all material Environmental Permits required for its operations as currently conducted; (ii) as of the date hereof, there are no written material claims, notices, letters, demands, or requests pursuant to any Environmental Law pending or, to the Knowledge of Seller, threatened against any Acquired Company or Related Consolidated Entity, including those that that seek penalties or to compel an Acquired Company or Related Consolidated Entity to perform a Remedial Action or take action to comply with Environmental Laws; (iii) as of the date hereof, there has been no disposal, release, or threatened release of Hazardous Materials by the Acquired Companies or Related Consolidated Entities on, under, in, from, or about the Owned Real Property or the Leased Real Property that would reasonably be expected to subject any of the Acquired Companies or Related Consolidated Entities to any material liabilities or any material legal obligation to conduct any Remedial Action under any Environmental Law; (iv) as of the date hereof, no Acquired Company or any Related Consolidated Entity is subject to any order, decree, injunction or other agreement with any Governmental Authority or any indemnity or other agreement with any third party that imposes or could reasonably be expected to impose material liability or obligations relating to any Environmental Law upon the Acquired Companies or Related Consolidated Entities; and (v) prior to the date of this Agreement the Acquired Companies have made available to Buyer copies of all material Phase I and Phase II reports and other material environmental documents in the possession or control of Seller or any of its Subsidiaries relating to the environment or the presence or release of any Hazardous Materials, related to the Owned Real Property, the Leased Real Property or the Business.

(b) The representations and warranties contained in this Section 3.14 are the only representations and warranties being made by Seller with respect to the subject matter hereof, and no other representation or warranty of Seller contained in this Agreement shall apply to any such matters.

Section 3.15 Intellectual Property.

(a) Schedule 3.15(a) sets forth an accurate and complete list of all Owned Intellectual Property that is Registered (“Registered Owned Intellectual Property”), specifying as to each such item, as applicable: (i) the jurisdictions by or in which such Registered Owned Intellectual Property has been issued or registered or in which an application for such issuance or registration has been filed (or for Internet domain names, the applicable registrar), (ii) the respective registration or application numbers, (iii) the date of issuance, registration or filing, and (iv) the name of the current owner of record.

(b) Except as is not and would not reasonably be expected to be material to any of the Acquired Companies or Related Consolidated Entities and except as set forth on Schedule 3.15(b):

(i) with respect to all Owned Intellectual Property, the applicable Acquired Company or Related Consolidated Entity, as the case may be, exclusively owns all right, title and interest in and to such Owned Intellectual Property (in each case, free and clear of any Encumbrances, except Permitted Encumbrances);

(ii) (A) each Person who is or was an employee since July 1, 2016 and involved in the development or creation of Intellectual Property or Intellectual Property Rights material to any business of any Acquired Company or Related Consolidated Entity has entered into a Confidentiality, Assignment and Non-Solicitation Agreement (the form of which has been provided to Buyer) and (B) to the Knowledge of Seller, each Person who is or was a contractor of any Acquired Company or Related Consolidated Entity and involved in the development or creation of Intellectual Property or Intellectual Property Rights material to any business of any Acquired Company or Related Consolidated Entity has assigned all such Intellectual Property or Intellectual Property Rights to the applicable Acquired Company or Related Consolidated Entity pursuant to a present and valid assignment, to the extent such Intellectual Property or Intellectual Property Rights were not deemed a work-made-for-hire created within the scope of such Person’s engagement and automatically assigned to an Acquired Company or a Related Consolidated Entity by operation of applicable Law;

(iii) with respect to the Licensed Intellectual Property, the applicable Acquired Company or Related Consolidated Entity, as the case may be, has a valid and enforceable license, covenant not to assert or other authorization to use such Licensed Intellectual Property as it is used in connection with the operation of their businesses as currently conducted;

(iv) the Registered Owned Intellectual Property is subsisting in full force and effect, is valid and enforceable, and, except as set forth on Schedule 3.15(a), has not been abandoned or passed into the public domain;

(v) the use and other exploitation of Owned Intellectual Property, and the conduct of the businesses of the Acquired Companies or Related Consolidated Entities, have not, for the past three years, infringed, misappropriated or otherwise violated, and are not, infringing, misappropriating, or otherwise violating the Intellectual Property or Intellectual Property Rights of any other Person; no written claim by any Person contesting the legality, validity, enforceability, use or ownership of any Owned Intellectual Property has been made or is currently outstanding; and the Owned Intellectual Property is not, and, for the past three years, has not been, the subject of any written Action, whether threatened or pending at any time, which challenges or challenged the legality, validity, enforceability, use, or ownership thereof;

(vi) to the Knowledge of Seller, for the past three years, there has been no, and there is no, unauthorized use or disclosure of Trade Secrets constituting Owned Intellectual Property or other infringement, misappropriation or violation of any Owned Intellectual Property by any Person (including any present or former manager, director, partner, officer, or employee of any Acquired Company or Related Consolidated Entity);

(vii) the Acquired Companies and Related Consolidated Entities have exercised reasonable care to maintain the confidentiality of all material Trade Secrets included in the Owned Intellectual Property;

(viii) the Systems operate and perform in a manner that permits the Acquired Companies and Related Consolidated Entities to conduct their respective businesses as currently conducted;

(ix) the Systems are (A) operating in substantial compliance with any applicable written documentation, and (B) to the Knowledge of Seller, not infected by any virus or other externally induced malfunction that could reasonably be expected to result in any material disruption or interruption in the operation of any of the businesses of the Acquired Companies or Related Consolidated Entities; and

(x) for the past three years, (A) the Systems have not been subject to any breach of security or any unauthorized access that has resulted in a material disruption or interruption in the operation of any of the businesses of the Acquired Companies or Related Consolidated Entities and (B) there has been no material failure of any portion of the Systems that has resulted in any material disruption or interruption in the operation of any of the businesses of the Acquired Companies or the Related Consolidated Entities.

Section 3.16 Real Property.

(a) Schedule 3.16(a) contains a true and complete list of the Owned Real Property. An Acquired Company or Related Consolidated Entity has good and insurable title in fee simple to each parcel of Owned Real Property free and clear of all Encumbrances, except for Permitted Encumbrances. No condemnation or eminent domain proceeding or similar proceeding before any Governmental Authority is pending or, to the Knowledge of Seller, threatened in writing with respect to any Owned Real Property. To the Knowledge of Seller, the Owned Real Property is in good operating condition and repair, subject to ordinary wear and tear, and there are no facts or conditions affecting the Owned Real Property that, in the aggregate, would reasonably be expected to materially interfere with the current use, occupancy or operation thereof, if any. To the Knowledge of Seller: (i) there are no material violations of any Laws, Governmental Orders, permits or certificates of occupancy (including zoning, subdivision and use or building Laws) affecting the Owned Real Property, and (ii) the operation and use of the Owned Real Property does not violate in any material respects certificates of occupancy or any conditions, covenants, restrictions, easements or rights-of-way affecting the Owned Real Property.

(b) Schedule 3.16(b) identifies: (i) the street address and suite number, if any, by which each parcel of Leased Real Property is customarily known, (ii) the current lessor (to the Knowledge of Seller), lessee, and occupant (if different from lessee) of each parcel of Leased Real Property, and (iii) whether such parcel of Leased Real Property is the subject of a sublease. Prior to the date hereof, Seller has made available to Buyer copies of the written leases, subleases, licenses, or other use or occupancy agreements in effect, to the Knowledge of Seller, as of the date of this Agreement relating to each parcel of Leased Real Property (the “Leases”). To the Knowledge of Seller, each Lease is in full force and effect, valid and binding on the applicable Acquired Company or Related Consolidated Entity that is a party thereto. None of the Acquired Companies or Related Consolidated Entities is in material breach of, or material default under, any Lease to which it is a party. No tenant or subtenant under any Lease is holding over beyond the expiration of its Lease, except in accordance with any hold over provision in such Lease. To the Knowledge of Seller, the Leased Real Property is in good operating condition and repair, subject only to ordinary wear and tear and there are no facts or conditions affecting the Leased Real Property that, in the aggregate, would reasonably be expected to materially interfere with the current use, occupancy or operation thereof. For the purposes of this Section 3.16(b), “sublease” shall mean a written sublease agreement with total annual rental payments in excess of $50,000.

(c) The Owned Real Property and Leased Real Property are together sufficient to operate the Business in substantially the same manner as it is conducted as of the date hereof and as of immediately prior to the Closing.

Section 3.17 Tangible Personal Property; Sufficiency of Assets.

(a) An Acquired Company or Related Consolidated Entity owns and has good title to, or has sufficient rights to use pursuant to license, sublicense, agreement or written permission, all material machinery, equipment and other tangible personal property reflected in the books and records or the Financial Statements as owned by the Acquired Companies or Related Consolidated Entities, free and clear of any Encumbrance, other than Permitted Encumbrances. Such material machinery, equipment and other tangible personal property are in good condition and repair (ordinary wear and tear excepted), have been maintained in accordance with commercially reasonable industry practices in all material respects, and are sufficient to operate the Business as it has been conducted in the Ordinary Course.

(b) Except as set forth on Schedule 3.17(b), the Acquired Interests and the other assets, rights, licenses, properties, services and benefits to be acquired or provided pursuant to this Agreement, the Trademark License Agreement, and the Transition Services Agreement, constitute all of the assets, properties and rights owned, leased or licensed by Seller and its Affiliates sufficient to operate the Business on the Closing Date as currently conducted in the Ordinary Course in all material respects.

Section 3.18 Employee Benefit Matters.

(a) Schedule 3.18(a) sets forth a correct and complete list of each ERISA Plan and each other material Company Plan that is not an ERISA Plan.

(b) With respect to each ERISA Plan and each other material Company Plan that is not an ERISA Plan, prior to the date hereof, Seller has made available to Buyer, to the extent applicable, true and complete copies of: (i) the Company Plan document (including amendments thereto), and all related trust documents, insurance contracts or other funding vehicles, (ii) a written description of such Company Plan if such plan is not set forth in a written document, (iii) the most recently prepared actuarial report, (iv) all material correspondence to or from any Governmental Authority received in the last three years from the date of this Agreement with respect to such Company Plan, (v) the most recent summary plan description together with any summaries of all material modifications thereto, (vi) the most recent IRS determination or opinion letter, and (vii) the two most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto).

(c) (i) Each Company Plan (including any related trusts) has been established, operated and administered in all material respects in accordance with its terms and in compliance with all applicable Laws, including, without limitation, ERISA and the Code, (ii) except as would not reasonably be expected to result in any material liability to Seller, the Acquired Companies or the Related Consolidated Entities, all contributions or other amounts payable by Seller, the Acquired Companies or the Related Consolidated Entities with respect to each Company Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, and (iii) as of the date hereof, there are no pending or, to the Knowledge of Seller, threatened claims (other than routine claims for benefits) or proceedings by a Governmental Authority by, on behalf of or against any Company Plan or any trust related thereto which would reasonably be expected to result in any material liability to Seller, the Acquired Companies or the Related Consolidated Entities. None of Seller, the Acquired Companies or the Related Consolidated Entities is in any material respect in default or violation of any Company Plan.

(d) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or may rely on a favorable prototype opinion letter as to its qualified status under the Code, and, to the Knowledge of Seller, nothing has occurred since the latest favorable determination letter or prototype opinion letter that would reasonably be expected to adversely affect the qualification or tax exemption of any such Company Plan.

(e) No Controlled Group Liability has been incurred by the Acquired Companies, Related Consolidated Entities or their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that would reasonably be expected to result in any Controlled Group Liability to the Acquired Companies, Related Consolidated Entities or their ERISA Affiliates. “Controlled Group Liability” means any and all material liabilities: (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and section 4980B of the Code.

(f) Except as provided in Schedule 3.18(f), no Company Plan is a, and none of the Acquired Companies, Related Consolidated Entities or any of their respective ERISA Affiliates have previously or currently maintain, contribute to, or participate in any, nor do any of the Acquired Companies, Related Consolidated Entities or any ERISA Affiliates have any obligation to maintain, contribute to, or otherwise participate in any: (i) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) “plan maintained by more than one employer” (within the meaning of Section 413(c) of the Code), (iii) “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (iv) plan that is subject to the provisions of Title IV of ERISA or Section 412 of the Code.

(g) Each Company Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in material documentary compliance with, and has been operated and administered in all material respects in compliance with, Section 409A of the Code and the guidance issued by the IRS provided thereunder.

(h) Except as provided in Schedule 3.18(h), no Company Plan provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by Section 4980B of the Code or any similar state law (COBRA) or ERISA or coverage through the end of the calendar month in which a termination of employment occurs).

(i) With respect to each applicable Company Plan, as of the date hereof: (i) to the Knowledge of Seller, none of the Acquired Companies, Related Consolidated Entities or any of their respective managers, directors, partners, officers, or employees have incurred any material liability in connection with any non-exempt “prohibited transaction”, within the meaning of Section 4975 of the Code or Section 406 of ERISA (and not otherwise exempt under Section 408 of ERISA), (ii) there are no Actions pending, or, to the Knowledge of Seller, threatened or anticipated (other than routine claims for benefits) against any such Company Plan or fiduciary thereto or against the assets of any such Company Plan, and (iii) there are no audits, inquiries, or proceedings pending or, to the Knowledge of Seller, threatened by any Governmental Authority with respect to any Company Plan.

(j) Neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, result in the payment of any amount that could, either alone or in combination with any other such payment, constitute an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code. There is no written or unwritten agreement, arrangement, or other Contract by which the Acquired Companies or Related Consolidated Entities are bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(k) Except as provided in Schedule 3.18(k), no Company Plan provides for any gross-up, reimbursement or additional payment by reason of any Tax imposed under Section 409A of the Code or Section 4999 of the Code.

(l) Except as provided in Schedule 3.18(l) and except as provided by the terms of this Agreement, none of the execution and delivery of this Agreement, shareholder or other approval of this Agreement or the consummation of the Transactions will (either alone or together with any other event): (i) entitle any current or former Business Employee, consultant or independent contractor of the Acquired Companies or Related Consolidated Entities to severance pay or any material increase in severance pay, bonus, retirement, job security, or other similar compensation; (ii) accelerate the time of payment or vesting of compensation due to any Business Employee, consultant or independent contractor of the Acquired Companies or Related Consolidated Entities; (iii) trigger any funding obligation or directly or indirectly cause the Acquired Companies or Related Consolidated Entities to transfer or set aside any assets to fund any compensation or benefits; or (iv) increase the amount of compensation or benefits payable under any Company Plan or payable to any Business Employee or consultant or independent contractor of the Acquired Companies or Related Consolidated Entities.

(m) The representations and warranties contained in this Section 3.18 are the only representations and warranties being made by Seller with respect to the subject matter hereof, and no other representation or warranty of Seller contained in this Agreement shall apply to any such matters.

Section 3.19 Labor Matters.

(a) Schedule 3.19(a) sets forth an accurate and complete list of all Business Employees as of the date of this Agreement with titles of Vice President or above, including each such employee’s name, title, employing entity, and present annual base salary and cash bonus opportunities. Seller has made available to Buyer a list of all Business Employees as of a date that is not more than 60 Business Days prior to the date of this Agreement, including each such employee’s unique employee identification number, title, employing entity, present annual base salary or wage rate and cash bonus opportunities.

(b) Except as set forth on Schedule 3.19(b), none of the Acquired Companies or Related Consolidated Entities is a party to any collective bargaining agreement, works council agreement or other similar labor-related Contract applicable to any Business Employee, and, to the Knowledge of Seller, there are no organizational campaigns, petitions, or other unionization activities seeking to authorize representation of any Business Employee. No work stoppage, slowdown, lockout, strike, unfair labor practice or other material labor or similar activity or dispute concerning Business Employees is pending or, to the Knowledge of Seller, threatened in writing.

(c) The Acquired Companies and Related Consolidated Entities are in compliance in all material respects with all applicable Laws relating to labor, employment and employment practices, including those relating to wages, overtime regulations, hours of work, occupational safety and health, visa and work permit requirements.

(d) The representations and warranties contained in this Section 3.19 are the only representations and warranties being made by Seller with respect to the subject matter hereof, and no other representation or warranty of Seller contained in this Agreement shall apply to any such matters.

Section 3.20 Taxes.

(a) All material Tax Returns required to have been filed by or with respect to the Acquired Companies and Related Consolidated Entities have been timely filed (taking into account any valid extension of time to file) and such Tax Returns were true, correct and complete in all material respects.

(b) All material Taxes required to be paid by the Acquired Companies and Related Consolidated Entities (whether or not shown on any Tax Returns) have been paid.

(c) The U.S. federal income tax classification of each of the Acquired Companies and Related Consolidated Entities is as listed on Schedule 3.20(c).

(d) There are no material Tax liens on any assets of the Acquired Companies or Related Consolidated Entities (other than Permitted Encumbrances).

(e) Since November 1, 2012 (or, if later, since the acquisition of such Acquired Company (or acquisition of control of a Related Consolidated Entity) by Seller or a Subsidiary of Seller), none of the Acquired Companies or Related Consolidated Entities has received or applied for a material Tax ruling or entered into a material closing agreement pursuant to Section 7121 of the Code (or any similar provision of state or local law).

(f) Since November 1, 2012 (or, if later, since the acquisition of such Acquired Company (or acquisition of control of a Related Consolidated Entity) by Seller or a Subsidiary of Seller), none of the Acquired Companies or Related Consolidated Entities has been a member of any affiliated, consolidated, combined or unitary group for income Tax purposes, other than an affiliated, consolidated, combined or unitary group where a member of the Seller Group, any Acquired Company or Related Consolidated Entity is the common parent.

(g) Except as set forth on Schedule 3.20(g), as of the date hereof, (i) there are no material federal, state, local or foreign audits, examinations, actions, or suits relating to Taxes or any Tax Returns of the Acquired Companies or Related Consolidated Entities now pending or threatened in writing, (ii) none of the Acquired Companies or Related Consolidated Entities has received any written notice of any threatened or proposed material Tax audit, assessment or other action with respect to the Acquired Companies or Related Consolidated Entities for which the Acquired Companies or Related Consolidated Entities have not made provision in accordance with the Accounting Principles in the Financial Statements, and (iii) no written claim has been received by Seller, its Subsidiary or a Related Consolidated Entity by a Governmental Authority in any jurisdiction where any Acquired Company or Related Consolidated Entities do not file Tax Returns that the Acquired Companies or Related Consolidated Entities are or may be subject to material taxation by such jurisdiction.

(h) There is no written agreement in effect to extend the period of limitations for the assessment or collection of any material Tax for which the Acquired Companies or Related Consolidated Entities may be liable.

(i) None of the Acquired Companies or Related Consolidated Entities is party to or bound by any Tax sharing or indemnity agreement pursuant to which it will have any obligation to make any payments exceeding, in the aggregate, $500,000 for Taxes after the Closing Date (other than credit agreements, derivatives, leases, supply agreements, management services agreements or other commercial agreements, each of which was entered into in the Ordinary Course and the principal purpose of which is not to govern the sharing of Taxes, and other than the Transaction Documents).

(j) Since November 1, 2012 (or, if later, since the acquisition of such Acquired Company (or acquisition of control of a Related Consolidated Entity) by Seller or a Subsidiary of Seller), none of the Acquired Companies or Related Consolidated Entities has been either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code and in a transaction intended to qualify under Section 355 of the Code.

(k) None of the Acquired Companies or Related Consolidated Entities has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(l) None of the Acquired Companies or Related Consolidated Entities will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting (or the use of an incorrect method of accounting, other than as a result of a change in Law after the date hereof) with respect to a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date outside the Ordinary Course, (iii) prepaid amount received on or prior to the Closing Date outside the Ordinary Course, (iv) (to the Knowledge of Seller) “deferred gain” of an Acquired Company or Related Consolidated Entity with respect to an “intercompany transaction” (effected prior to the date of the Closing) described in Section 1502 of the Code in existence on the date hereof, or (v) election under Section 108(i) of the Code filed prior to the Closing Date.

(m) Each of the Acquired Companies and Related Consolidated Entities has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(n) Notwithstanding anything in this Agreement to the contrary, no representations or warranties are made in respect of the amount or availability in any Tax period or portion thereof beginning after the Closing Date of any of the net operating loss carryforwards, capital loss carryforwards or tax credit carryforwards of the Acquired Companies or the Related Consolidated Entities arising in a Pre-Closing Tax Period.

(o) The representations and warranties contained in this Section 3.20 are the only representations and warranties being made by Seller with respect to the subject matter hereof, and no other representation or warranty of Seller contained in this Agreement shall apply to any such matters.

Section 3.21 Material Contracts.

(a) Schedule 3.21(a) sets forth a true and complete list of each of the following written Contracts to which any Acquired Company or Related Consolidated Entity is a party in effect as of the date of this Agreement (such Contracts, the “Material Contracts”):

(i) any Contract with any Governmental Authority involving total annual payments in excess of $1,000,000;

(ii) (A) any Contract with a Payor, where an Acquired Company or Related Consolidated Entity is engaging in a risk business to perform such Contract; or (B) in any state in which the aggregate total annual payments received under all currently in effect Contracts with a Payor in such state (1) is in excess of $5,000,000, or (2) is in the top three for aggregate total annual payments received, and under such Contracts, an Acquired Company or Related Consolidated Entity is not engaging in a risk business to perform such Contract and compensated, generally on a fee-for-service basis;

(iii) any Contract between any Acquired Company or Related Consolidated Entity, on the one hand, and any Physician Partner, on the other hand;

(iv) any material Contract between or among any Acquired Company or Related Consolidated Entity, on the one hand, and any Related Consolidated Entity (or other Related Consolidated Entity, as applicable), on the other hand;

(v) any pharmacy benefit management Contract or material patient assistance program Contract involving annual expenditures in excess of $1,000,000;

(vi) any Contract still in effect with any of the top 10 Providers (identified by expenditure by the Acquired Companies and Related Consolidated Entities on a combined basis under a risk business) in each state in which any Acquired Company or Related Consolidated Entity operates, other than Providers employed by any Acquired Company or Related Consolidated Entity, during calendar year 2016 in each of the following categories: (A) primary care physicians; (B) specialist physicians; (C) hospitals; (D) ambulatory surgery centers; (E) imaging; (F) other ancillary service providers; and (G) skilled nursing facilities and other extended care or subacute care facilities;

(vii) each joint venture, partnership and other similar Contract involving the sharing of profits with any third party;

(viii) any Contract or policy for risk sharing or reinsurance with a professional reinsurance company;

(ix) any material Contract relating to access to or use of a third-party physician or other health care provider leased network, “network rental” or other similar arrangement; provided that this section shall not apply to any Contract with a Payor identified under Section 3.21(a)(ii)(A) of this Agreement or with a medical group;

(x) any Contract pursuant to which an Acquired Company or Related Consolidated Entity provides management or administrative services to any third party customer of an Acquired Company or Related Consolidated Entity;

(xi) any Contract under which any Acquired Company or Related Consolidated Entity is (A) a lessee of, or holds or uses, any machinery, equipment, vehicle, or other tangible personal property owned by a third person or entity or (B) a lessor of any tangible personal property owned by any Acquired Company or Related Consolidated Entity, in any case referred to in clauses (A) and (B) that requires future annual payments in excess of $1,000,000;

(xii) any Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $10,000,000 by any Acquired Company or Related Consolidated Entity;

(xiii) any Contract between an Acquired Company or Related Consolidated Entity and any employee or former employee, officer, manager, director, partner, individual consultant, or individual independent contractor of an Acquired Company or Related Consolidated Entity (excluding any Contracts with Providers who are individual consultants or independent contractors) providing for aggregate compensation (i.e., for employees, annual base salary plus bonus opportunities for a given fiscal year) in excess of $1,000,000 in the 12 month period immediately preceding the date of the Agreement;

(xiv) any Lease for Leased Real Property with square footage over 50,000 square feet;

(xv) any Company IP Agreement that is material to the Business;

(xvi) any Contract entered into other than in the Ordinary Course containing covenants of any Acquired Company or Related Consolidated Entity to indemnify or hold harmless another Person, unless such indemnification or hold harmless obligation to such Person, or group of Persons, as the case may be, is less than $10,000,000;

(xvii) any acquisition or divestiture (whether by merger, sale of stock or assets, or otherwise) Contract that contains “earn-out” or other contingent payment obligations (other than with respect to funds or assets held in escrow and obligations related thereto) that are in effect and not fully-satisfied on the date hereof, other than this Agreement, and could reasonably be expected to result in payments in excess of $5,000,000, individually or in the aggregate;

(xviii) any Contract still in effect with expenditure in 2016 in excess of $1,000,000 by an Acquired Company or Related Consolidated Entity: (A) that limits the right of an Acquired Company or a Related Consolidated Entity to engage in any material aspect of its business, (B) that limits the right of an Acquired Company or a Related Consolidated Entity to participate or compete in any line of business, market, or geographic area, or (C) grants a right of first refusal, first offer, or first negotiation, with respect to any material assets, rights or properties of any Acquired Company or Related Consolidated Entity;

(xix) any Intercompany Contract reasonably expected to result in total annual payments received or annual expenditures by an Acquired Company or Related Consolidated Entity in excess of $1,000,000;

(xx) any Contract requiring aggregate future payments or expenditures by an Acquired Company or Related Consolidated Entity in excess of $1,000,000 for cleanup, abatement or remediation required by Environmental Laws;

(xxi) any Contract that relates to indebtedness for borrowed money, any credit agreement, note, bond, mortgage, indenture, pledge, security agreement or other instrument evidencing indebtedness, or any guarantee with respect to an obligation of any other Person that is in effect and could reasonably be expected to result in payments by any Acquired Company or Related Consolidated Entity in excess of $5,000,000, individually or in the aggregate;

(xxii) any material Contract of any Acquired Company or Related Consolidated Entity containing a “change of control” or similar provision requiring the counterparty’s Consent that would be triggered by Seller’s execution, delivery, or performance of this Agreement or the consummation of the Transactions;

(xxiii) any Contract to which an Acquired Company or Related Consolidated Entity is a party the termination or breach of which, or in respect of which the failure to obtain any Consent required in connection with this Agreement or the Transactions, would have, or would reasonably be expected to have, individually, a Seller Material Adverse Effect; and

(xxiv) any Contract entered into by an Acquired Company or Related Consolidated Entity that to the Knowledge of Seller, (A) would not otherwise be disclosed pursuant to the foregoing clauses (i) through (xxiii), (B) was not provided in the Data Room as of the date hereof, (C) with expenditures in 2016 in excess of $1,000,000 by an Acquired Company or Related Consolidated Entity and (D) contains material terms that would reasonably be expected to be binding on Buyer or any of its Affiliates (other than any Acquired Company or Related Consolidated Entity) following the Closing.

(b) Prior to the date of this Agreement, Seller has made available to Buyer true and correct copies of all Material Contracts.

(c) Each Material Contract is valid and binding on the applicable Acquired Company or Related Consolidated Entity that is a party thereto and, to the Knowledge of Seller, the counterparty thereto, and is in full force and effect. Except as set forth on Schedule 3.21(c), none of the Acquired Companies or Related Consolidated Entities is in material breach of, or material default under, any Material Contract to which it is a party (for avoidance of doubt, with the materiality of any such breach or default measured against the applicable Material Contract). To the Knowledge of Seller, as of the date hereof no event has occurred which, with the giving of notice or passage of time or both, would constitute a breach or default, under any Material Contract. No Acquired Company or Related Consolidated Entity has any present expectation or intention of not fully performing any material obligation pursuant to any Material Contract to which it is a party. As of the date hereof, no Acquired Company or Related Consolidated Entity has received any written notice from any counterparties in connection with any Material Contract of (i) any material breach or default under any Material Contract, (ii) such party’s intention to terminate, not renew, cancel or materially decrease its business with any Acquired Company or Related Consolidated Entity outside of the Ordinary Course, or (iii) any claim for damages or indemnification thereunder.

Section 3.22 Certain Interests. No Acquired Company or Related Consolidated Entity has any liability to any officer or member of the board of managers (or equivalent body) of such Acquired Company or Related Consolidated Entity or to any relative or spouse (or relative of such spouse) of any such officer or member of the board of managers (or equivalent body), other than obligations arising out of: (a)(i) the employment (or former employment) of or (ii) any agreement for consulting or administrative services entered into by, any such individual with such Acquired Company or Related Consolidated Entity; (b) such individual’s service (or former service) on such board of managers (or equivalent body); or (c) a Physician Partner ownership in a Related Consolidated Entity.

Section 3.23 Insurance. Schedule 3.23 sets forth a list of all material policies of insurance owned or held by or on behalf of the Acquired Companies and Related Consolidated Entities (the “Insurance Policies”), true and complete copies of which have been made available to Buyer prior to the date of this Agreement. With respect to each such Insurance Policy: (a) such Insurance Policy is legal, valid and binding in accordance with its terms and, except for policies that have expired under their terms in the Ordinary Course, is in full force and effect, in each case, as applicable to the applicable Acquired Company or Related Consolidated Entity, as the case may be; (b) the applicable Acquired Company or Related Consolidated Entity is not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Knowledge of Seller, no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or material modification, under any such Insurance Policy; and (c) no written notice of cancellation or termination has been received by the applicable Acquired Company or Related Consolidated Entity and, to the Knowledge of Seller, there has been no threatened (in writing) termination of, or material premium increase with respect to, any of the Insurance Policies. There is no claim pending on behalf of any Acquired Company or Related Consolidated Entity under any of the Insurance Policies for which any Acquired Company or Related Consolidated Entity has received a final written denial of coverage. For the 12 months prior to Closing, each Acquired Company or Related Consolidated Entity has provided notice to its insurance carriers in the Ordinary Course of all claims for such Acquired Company or Related Consolidated Entity that it reasonably believes could give rise to an insurance claim.

Section 3.24 Brokers.Except for an arrangement with Goldman Sachs & Co. LLC, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller or any Acquired Company or Related Consolidated Entity.

Section 3.25 No Other Representations and Warranties. Except for the express representations and warranties provided in this Article III, neither Seller nor any of its Representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to Seller or any of the Acquired Companies or Related Consolidated Entities (including any representation or warranty relating to financial condition, results of operations, assets or liabilities of Seller or any of the Acquired Companies or Related Consolidated Entities) to Buyer or its Representatives, and Seller hereby disclaims any such other representations or warranties.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing (other than such representations and warranties that are expressly made as of a certain date, which are made as of such date) as follows:

Section 4.1 Organization, Authority and Qualification of Buyer. Buyer is a legal entity duly organized, validly existing and in good standing under the Laws of the State of its formation and has all requisite corporate or similar power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the Transactions. Buyer is qualified to do business and is in good standing (to the extent that such concepts are recognized under applicable Law) in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such qualification necessary, except to the extent that the failure to be so qualified or in good standing would not adversely affect the ability of Buyer to carry out its obligations under this Agreement or the other Transaction Documents to which it is a party or to consummate the Transactions. The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which it is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the Transactions have been duly authorized by all requisite action on the part of Buyer, and no other proceedings on the part of Buyer are necessary to authorize this Agreement or the other Transaction Documents to which Buyer is a party or to consummate the Transactions. This Agreement and the other Transaction Documents to which it is a party have been or will be duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller and any other party thereto) this Agreement and the other Transaction Documents to which Buyer is a party constitute legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to the effect of any applicable Remedies Exception. No vote of the holders of any securities of Buyer is necessary to approve this Agreement or consummate the Transactions.

Section 4.2 No Conflict. Assuming all Consents and other actions described in Section 4.3 have been obtained or made and any applicable waiting period under the HSR Act has expired or been terminated and, except as may result from any facts or circumstances relating solely to Seller or its Affiliates, the execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party (including the consummation of the Transactions) does not and will not: (a) violate, conflict with, or result in the breach of any provision of the Governing Documents of Buyer, (b) conflict with or violate any Law applicable to Buyer, and (c) conflict with, result in any breach of, constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any Consent under, or give to others any right to exercise any remedy under, or rights of termination, acceleration, cancellation, modification or cancellation of any material Contract to which Buyer is a party, except with respect to the foregoing clauses (b) and (c) as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.3 Governmental Consents and Approvals. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party (including the consummation of the Transactions) does not and will not require any material notices, reports or other filings by Buyer with, nor any material Consents by any Governmental Authority, except for: (a) the notification and waiting period requirements under the HSR Act, (b) any Consents as are necessary as a result of any facts or circumstances relating solely to Seller or any of its Affiliates, or (c) any notice, report or other filing by Buyer with, or any Consent by, any Governmental Authority where the failure to make such notice, report or other filing by Buyer with, or obtain such Consent of, such Governmental Authority would not, individually or in the aggregate, have, and would not reasonably be expected to have, a Buyer Material Adverse Effect.

Section 4.4 Sufficient Funds. As of the date hereof, Buyer has, or as of the Closing, Buyer will have, available cash or other sources of immediately available funds sufficient to make the payments required under Article II and to pay all fees and expenses to be paid by Buyer in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby and to fund the working capital of the Acquired Companies and Related Consolidated Entities after the Closing.

Section 4.5 Litigation.

(a) As of the date hereof, there is no Action by or against Buyer pending, or, to the Knowledge of Buyer, threatened in writing that would, if adversely determined: (i) materially and adversely affect the legality, validity, or enforceability of this Agreement or the consummation of the Transactions, or (ii) would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b) As of the date hereof, there is no Governmental Order outstanding against or, to the Knowledge of Buyer, investigation by any Governmental Authority involving Buyer, or any of its assets that would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.6 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer.

Section 4.7 Investment Representation. Buyer is not acquiring any of the Acquired Interests with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933 (the “Securities Act”). Buyer (a) is an “accredited investor” (as defined in Regulation D under the Securities Act); (b) is able to bear the economic risk of its investment in the Acquired Interests; (c) acknowledges that the Acquired Interests have not been registered under the Securities Act and therefore are subject to certain restrictions on transfer unless registered for resale or subject to an exempt transaction under the Securities Act and any applicable state securities law and the Acquired Companies are under no obligation to file a registration statement with the SEC with respect to the Acquired Interests in connection with the Transactions or after the Closing; and (d) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Acquired Interests.

Section 4.8 No Other Representations and Warranties. Except for the express representations and warranties provided in this Article IV and Section 9.18, neither Buyer nor any of its Representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to Buyer (including any representation or warranty relating to financial condition, results of operations, assets or liabilities of Buyer) to Seller or its Representatives, and Buyer hereby disclaims any such other representations or warranties.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Conduct of Business Prior to the Closing.

(a) Seller covenants and agrees that, except as described on Schedule 5.1(b), as expressly contemplated, permitted, or required by this Agreement, or as required by applicable Law, between the date hereof and the Closing, or such earlier date on which this Agreement may be terminated in accordance with its terms, Seller shall cause each Acquired Company and Related Consolidated Entity to: (i) conduct its business in the Ordinary Course in all material respects, (ii) use its commercially reasonable efforts to preserve intact in all material respects its business organization, assets and operations, (iii) use its Ordinary Course efforts to keep available services of key employees and to preserve its relationships with clients, Payors, Providers, suppliers, licensors, licensees, advertisers, and others having business dealings with any Acquired Company or Related Consolidated Entity in all material respects, and (iv) maintain its books and records in the Ordinary Course in all material respects; provided, however, that no action by such Acquired Company or Related Consolidated Entity with respect to matters specifically addressed by any provision of Section 5.1(a) shall be deemed a breach of this Section 5.1(a) unless such action would constitute a breach of one or more of the provisions of Section 5.1(b).

(b) Without limiting the generality of the foregoing, except as described on Schedule 5.1(b), as expressly contemplated, permitted, or required by this Agreement, or as required by applicable Law, Seller covenants and agrees that between the date hereof and the Closing, or such earlier date on which this Agreement may be terminated in accordance with its terms, without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed; provided, that with respect to clause (viii) below, Buyer may withhold consent at its sole discretion), (x) Seller shall not to the extent applicable to the Acquired Companies and Related Consolidated Entities and solely with respect to the below clauses (vi), (vii), (xii), (xiv), (xv), (xvi), (xvii), (xviii), (xix), (xx) and, to the extent relating to the foregoing, (xxii), and (y) Seller shall cause each of the Acquired Companies and Related Consolidated Entities not to:

(i) amend or restate its Governing Documents;

(ii) merge or consolidate with any other Person, or restructure, reorganize, file for or declare bankruptcy, or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses; provided that Seller may take (or cause to be taken) all actions necessary to dissolve the Dissolved Entities;

(iii) effect any recapitalization, reclassification, stock split, or like change in its capitalization;

(iv) declare, set aside, make or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any equity interests or other securities of any Acquired Company or Related Consolidated Entity or enter into any agreement with respect to any securities of any Acquired Company or Related Consolidated Entity, in each case, other than transactions between or among Acquired Companies;

(v) acquire, redeem, repurchase, issue, sell, transfer, grant, encumber, pledge, or otherwise dispose of any equity interests or other securities of any Acquired Company or Related Consolidated Entity or any other Person, or securities convertible or exchangeable into or exercisable for any shares of such equity interests or other securities, or any options, warrants or other rights of any kind to acquire any shares of such equity interests or other securities or such convertible or exchangeable securities, in each case, other than transactions between or among Acquired Companies;

(vi) make any change in any method of accounting or accounting practice or policy used by any Acquired Company or Related Consolidated Entity, other than such changes as are required by Law or GAAP;

(vii) make or enter into any new commitment for any material capital expenditures by the Acquired Companies and Related Consolidated Entities, other than: (A) the budget set forth in Schedule 5.1(b)(vii), (B) pursuant to Contracts in force on the date hereof and made available to Buyer prior to the date hereof, or (C) as necessary to prevent the destruction, removal, wasting, deterioration, or impairment of the assets of any Acquired Company or Related Consolidated Entity;

(viii) acquire by merger or consolidation, by the purchase of all or a substantial portion of its assets or equity interests, or by any other transaction or series of related transactions, any business or any Person, in each case for a purchase price in excess of $5,000,000 individually or $25,000,000 in the aggregate;

(ix) transfer, sell, lease, license, mortgage, pledge, surrender, encumber (other than Permitted Encumbrances), divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material Assets or otherwise create or incur any Encumbrance material to the Acquired Companies and Related Consolidated Entities, taken as a whole, not in the Ordinary Course, other than: (A) pursuant to Contracts in effect prior to the date hereof, (B) sales or dispositions of obsolete assets (as determined in Seller’s reasonable discretion), or (C) transfers among the Acquired Companies and Related Consolidated Entities;

(x) (A) incur or assume any liabilities, obligations, or indebtedness for borrowed money or capitalized lease obligations or guarantee or otherwise provide credit support in respect of any such liabilities, obligations, or indebtedness, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Acquired Companies and Related Consolidated Entities, other than in the Ordinary Course, or (B) fail to pay or discharge any material indebtedness when due in accordance with its terms;

(xi) make any loans, advances, guarantees, capital contributions or charitable contributions or pledges to or investments in any Person (other than between Acquired Companies and Related Consolidated Entities) in excess of $5,000,000 individually or $10,000,000 in the aggregate, other than in the Ordinary Course;

(xii) other than in the Ordinary Course, accelerate, in any material respect beyond the normal collection cycle, the collection of accounts receivable or waive any rights of material value or take any actions with respect to collection practices that would result in any material losses or material adverse changes on collections;

(xiii) other than in the Ordinary Course, enter into, extend, materially amend, waive any material provision of, cancel, or terminate any Material Contract, or any Contract that if entered into prior to the date hereof would be a Material Contract, provided that existing Material Contracts may be renewed on substantially the same terms;

(xiv) cancel or terminate any insurance policies or fail to keep in force insurance policies with respect to the assets, operations, and activities of the Acquired Companies or Related Consolidated Entities that are consistent in all material respects with the insurance policies with respect to the assets, operations, and activities of the Acquired Companies or Related Consolidated Entities that are currently in effect as of the date hereof, other than in the Ordinary Course;

(xv) except as required by applicable Law or the terms of any Company Plan in existence on the date hereof, as applicable, and except for any action in the Ordinary Course or reasonably necessary or appropriate to effect or reflect the transfer of a Seller-Level Employee’s employment from Seller or a Seller Affiliate to an Acquired Company: (A) materially increase the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay, determined collectively in the aggregate, of any Business Employee, (B) become a party to, establish, adopt or amend in any material respect, commence participation in or terminate any Company Plan in respect of any Business Employee or any arrangement that would have been a Company Plan had it been entered into prior to this Agreement in respect of any Business Employee, (C) grant any new awards, or amend or modify the terms of any outstanding awards to Business Employees under any Company Plan, (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits payable to Business Employees under any Company Plan, (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan in respect of any Business Employee that is required by applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (F) forgive any loans or issue any loans (other than routine travel advances issued in the Ordinary Course) to any Business Employee, (G) hire any employee or engage any independent contractor (who is a natural person), in each case, whose primary function is to provide services to the Business, with an annual base salary or wage rate or consulting fees in excess of $300,000, other than the hiring of an employee or engagement of an independent contractor (who is a natural person) to replace a terminated employee or independent contractor serving in a similar role and other than as reasonably necessary or appropriate to effect or reflect the transfer of a Seller-Level Employee’s employment from Seller or an Affiliate of Seller to an Acquired Company, or (H) terminate the employment of any Business Employee with the title of Vice President or above other than for cause;

(xvi) establish, adopt, or enter into any collective bargaining or other labor union Contract;

(xvii) (A) make any payment to or for the benefit of any Business Employee or any entity in which any of such persons owns any beneficial interest (other than any publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any of such persons), except for the payment of salary or other employment related compensation in the Ordinary Course or as otherwise permitted under this Agreement, or (B) make or obligate itself to make any payment to or for the benefit of any Business Employee in contemplation of the change in control of any Acquired Company or Related Consolidated Entity;

(xviii) enter into or materially modify any Contract with any of its officers or members of the board of directors (or equivalent body) (or, to the Knowledge of Seller, with any relative, spouse, beneficiary, or Affiliate of such Person), other than obligations incidental to the employment (or former employment) of any such individual by such Acquired Company or Related Consolidated Entity or such individual’s service (or former service) on such board of directors (or equivalent body);

(xix) commence, settle, terminate, conclude or compromise any Action by or against any Acquired Company or Related Consolidated Entity, other than: (A) in the Ordinary Course involving an amount at issue of less than $5,000,000, (B) with respect to the Retained Litigation (subject to the rights of Buyer set forth in Section 5.13(a) (Retained Litigation)), or (C) to enforce rights under this Agreement;

(xx) make or change any material Tax election; adopt or change any material method of Tax accounting (except as required by applicable Tax Law); file any amended material Tax Return; settle or compromise any material Tax liability, claim or assessment; enter into any closing agreement with respect to Taxes; waive or extend any statute of limitations with respect to a material amount of Taxes; or surrender any right to claim a material refund of Taxes; except, in each case, where such action would not reasonably be expected to result in any material increase in the Tax liability of the Acquired Companies or the Related Consolidated Entities for any taxable period, or for the portion of any Straddle Period, beginning after the Closing Date (other than any such increase resulting from the reduction or elimination of a net operating loss, capital loss or tax credit of the Acquired Companies or the Related Consolidated Entities arising in a Pre-Closing Tax Period);

(xxi) abandon, cancel or allow to lapse or expire any Registered Owned Intellectual Property; or

(xxii) agree, authorize or commit to do any of the foregoing.

(c) Nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct the operations of the Acquired Companies and Related Consolidated Entities prior to the Closing. Prior to the Closing, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Acquired Companies’ and Related Consolidated Entities’ operations.

Section 5.2 Access to Information.

(a) The terms of the confidentiality agreement, dated as of June 16, 2017 (the “Confidentiality Agreement”), between Optum, Inc. and HealthCare Partners, LLC, are hereby incorporated by reference and, notwithstanding anything contained in the Confidentiality Agreement to the contrary, shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall, as provided in Section 8.2, continue in full force and effect in accordance with its terms.

(b) Subject to the Confidentiality Agreement, from the date hereof until the Closing, or such earlier date on which this Agreement may be terminated in accordance with its terms, upon reasonable notice, Seller shall, and shall cause each Acquired Company and Related Consolidated Entity and each of its and their respective Representatives to: (i) afford Buyer and its authorized Representatives reasonable access to the officers, personnel, properties, Contracts, and books and records of the Acquired Companies and Related Consolidated Entities and (ii) furnish to the authorized Representatives of Buyer such additional financial and operating data and other information regarding the Acquired Companies and Related Consolidated Entities (or copies thereof) as Buyer and its authorized Representatives may from time to time reasonably request; provided, however, that any reasonable and documented out-of-pocket expenses incurred by Seller and its Affiliates in connection with such access or furnishing of information shall be reimbursed by Buyer, and such access shall be during normal business hours and in such a manner as not to interfere unreasonably with the normal operations of Seller and each of the Acquired Companies and Related Consolidated Entities. Notwithstanding anything to the contrary in this Agreement, none of Seller, the Acquired Companies and Related Consolidated Entities shall be required to provide any such access or disclose any such information to Buyer or its authorized Representatives if such access or disclosure would (or would be reasonably likely to): (A) jeopardize any attorney-client or other legal privilege, (B) contravene any applicable Laws, fiduciary duty, or binding confidentiality agreement entered into prior to the date hereof (but shall use commercially reasonable efforts to provide Buyer with alternative disclosure sufficient to convey the economic effect of and other substantive details and information concerning such matter), or (C) involve any environmental investigation or testing for Hazardous Materials. When accessing any of the properties of any of the Acquired Companies and Related Consolidated Entities, Buyer shall, and shall cause its Representatives to, comply with all safety and security requirements for such property.

Section 5.3 Regulatory and Other Authorizations; Notices and Consents.

(a) Except as otherwise provided in this Agreement, each Party agrees to, and shall cause its respective controlled Affiliates to, use its reasonable best efforts to: (i) promptly obtain all Consents of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Transaction Documents, (ii) cooperate fully with the other Party in promptly seeking to obtain all such Consents, and (iii) provide such other information to any Governmental Authority as such Governmental Authority may reasonably request in connection herewith.

(b) Each Party agrees to, and shall cause its respective Affiliates to, make its respective filing, if necessary, pursuant to the HSR Act with respect to the Transactions as promptly as reasonably practicable after the date hereof and no later than 15 Business Days thereafter unless otherwise agreed by the Parties and to supply as promptly as reasonably practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. Each Party agrees to, and shall cause its respective Affiliates to, make as promptly as reasonably practicable its filings and notifications, if any, and cooperate with the other Party if required for making such filings under any other applicable antitrust, competition, or trade regulation Law (together with the HSR Act, the “Antitrust Laws”), to supply as promptly as reasonably practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the applicable Antitrust Law. Buyer shall pay the filing fees required under the HSR Act.

(c) Without limiting the generality of the foregoing and subject to the limitations set forth in this Section 5.3(c), if any objection is asserted with respect to the Transactions under any Antitrust Law or if any Action, whether administrative or judicial, is instituted (or threatened to be instituted) by a Governmental Authority challenging the Transactions as violative of any applicable Antitrust Law or which would otherwise make the Transactions illegal or prevent, prohibit, delay or materially impair the consummation of the Transactions, each Party and its respective Subsidiaries or other Affiliates shall use their respective reasonable best efforts to resolve any such objections or Actions (or threatened Actions) so as to permit consummation of the Transactions as promptly as reasonably practicable, including (x) at Buyer’s option, with the consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed), to contest and resist any such objection or Action and (y) to use their respective reasonable best efforts to have vacated, lifted, reversed or overturned any Governmental Order (including any statute, rule, regulation), whether temporary, preliminary or permanent and whether judicial or administrative in nature, that is in effect and that prohibits, prevents or restricts consummation of the Transactions and to have such Governmental Order repealed, rescinded or made inapplicable so as to permit consummation of the Transactions; provided that, notwithstanding anything to the contrary contained in this Section 5.3, neither this Section 5.3(c), nor the “reasonable best efforts” standard herein shall require, or be construed to require, any Party or any of their respective Subsidiaries or other Affiliates, in order to resolve any such objections or Actions (or threatened Actions) or otherwise, to: (i) (A) sell, lease, license, transfer, dispose of, divest or otherwise encumber, or hold separate pending any such action, or (B) propose, negotiate or offer to effect, or consent or commit to, any such sale, leasing, licensing, transfer, disposal, divestiture or other encumbrance, or holding separate, before or after the Closing, of any Assets of Buyer, its Affiliates or the Acquired Companies or Related Consolidated Entities (or any of their respective Subsidiaries or other Affiliates), or (ii) take or agree to take any other action or agree or consent to any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any Assets of Buyer, its Affiliates or the Acquired Companies or Related Consolidated Entities (or any of their respective Subsidiaries or other Affiliates) (any such action described in clauses (i) and (ii) above, a “Settlement Action”) that would, individually or in the aggregate with all other such requirements, reasonably be expected to have a Seller Material Adverse Effect (without giving effect to the provisos contained in the definition of Seller Material Adverse Effect) after the Closing Date (provided that any Settlement Action imposed on Buyer or its Affiliates (other than the Acquired Companies and Related Consolidated Entities), together with any Settlement Actions imposed on the Acquired Companies and Related Consolidated Entities, shall be considered to result in a Seller Material Adverse Effect pursuant to this Section 5.3(c) if such actions would reasonably be expected to, individually or in the aggregate, constitute a Seller Material Adverse Effect if measured by reference to the business, assets, financial condition or results of operations of (and as though imposed upon) the Acquired Companies and Related Consolidated Entities, taken as a whole). In the event that any Settlement Action is proposed by or acceptable to a Governmental Authority, Buyer shall have the sole right to determine whether to and the manner in which to implement the requirement of such Governmental Authority; provided that in no event will Buyer or the Acquired Companies or Related Consolidated Entities (or any of their respective Subsidiaries or other Affiliates) be required to take or effect any Settlement Action that is not conditioned upon the consummation of the Closing.

(d) To the extent permitted by applicable Law and subject to all applicable privileges (including the attorney-client privilege), each Party shall promptly notify the other Party of any substantive communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Section 5.3 and permit the other Party to review in advance (and to consider any comments made by the other Party in relation to) any proposed substantive communication by such Party to any Governmental Authority relating to such matters. No Party shall agree to participate in any substantive meeting, telephone call, or discussion with any Governmental Authority in respect of any submissions, filings, investigation (including any settlement of the investigation), or any other inquiry relating to such matters unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate at such meeting, telephone call, or discussion. Each Party shall, and shall cause its Affiliates to, coordinate and cooperate fully with the other Party in exchanging such information and providing such assistance as the other Party may reasonably request in connection with the foregoing, investigation, or any other inquiry under any applicable Antitrust Laws. The Parties shall, and shall cause their respective Affiliates to, provide each other with copies of all substantive correspondence, filings, or substantive communications between them or any of their respective Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions; provided, however, that materials may be redacted: (i) as necessary to comply with contractual arrangements or applicable Laws; and (ii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(e) The Parties, or their respective Subsidiaries, as applicable, shall give any notices to non-Governmental Authority third parties and use commercially reasonable efforts to obtain any non-Governmental Authority third-party Consents, approvals or waivers that are necessary, proper or advisable to consummate the Transactions or otherwise in connection with the Transactions; provided, however, that the Parties shall coordinate and cooperate in determining whether any actions or Consents are required to be obtained from parties to any Contracts of the Acquired Companies and Related Consolidated Entities in connection with consummation of the Transactions or otherwise in connection with the Transactions and seeking any such actions or Consents. The Parties shall each, upon request, furnish the other Party with all information concerning itself, its Subsidiaries and Representatives and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf the Parties or any of their respective Subsidiaries to any third party in connection with the Transactions and in obtaining any non-Governmental Authority third-party Consents.

Section 5.4 Further Action. The Parties shall, and shall cause their respective Affiliates to, except as otherwise expressly provided herein, use reasonable best efforts to take, or cause to be taken, all necessary or appropriate action, to do or cause to be done all things necessary, proper, or advisable under applicable Law, and to execute and deliver such documents and other papers as may be required, to carry out the provisions of this Agreement and the other Transaction Documents to which it is a party and consummate and make effective the Transactions as promptly as reasonably practicable.

Section 5.5 Parent Guarantee. Prior to the Closing, each of the Parties shall, and shall cause its Affiliates to, use commercially reasonable efforts to replace “Seller” with “Buyer” (or an Affiliate of Buyer) as the guarantor entity with respect to each Parent Guarantee and to provide a full and irrevocable release of Seller with respect to any obligations or liabilities under such Parent Guarantee. For so long as any Parent Guarantee remains outstanding following the Closing, each of the Parties shall, and shall cause its Affiliates to, use commercially reasonable efforts to replace “Seller” with “Buyer” (or an Affiliate of Buyer) as the guarantor entity with respect to each Parent Guarantee and to provide a full and irrevocable release of Seller with respect to any obligations or liabilities under such Parent Guarantee. From and after the Closing, Buyer shall indemnify and hold the Seller Indemnified Parties harmless from and against any and all Losses which the Seller Indemnified Parties may suffer as a result of the failure of any Acquired Company or Related Consolidated Entity to perform any of its obligations under any Contract set forth on Schedule 1.1(f) for which Seller remains the guarantor.

Section 5.6 Restricted Names.

(a) Except as otherwise permitted in the Trademark License Agreement, within 10 Business Days after the Closing Date, Buyer shall, and shall cause its Subsidiaries to, (i) take all action necessary to change the name of each Acquired Company and Related Consolidated Entity that includes a Restricted Name to a name that is not confusingly similar to any Restricted Name, (ii) take all actions and execute all documents as may be necessary to evidence any such name changes, (iii) cease and discontinue all uses of the Restricted Names, and (iv) eliminate the Restricted Names from, revise, paint over or otherwise permanently obscure the Restricted Names on any signage or other public-facing materials (including any publicly distributable documents and other digital or physical public-facing materials bearing such Restricted Names) owned or controlled by Buyer or its Subsidiaries (including the Acquired Companies or Related Consolidated Entities) after the Closing Date.

(b) Except as otherwise permitted in the Trademark License Agreement, within 10 Business Days after the Closing Date, Seller shall, and shall cause its Subsidiaries to, (i) cease and discontinue all uses of the HCP Names, and (ii) eliminate the HCP Names from, revise, paint over or otherwise permanently obscure the HCP Names or any derivative or variation thereof, on any signage or other public-facing materials (including any publicly distributable documents and other digital or physical public-facing materials bearing such HCP Names) owned or controlled by Seller or its Subsidiaries after the Closing Date.

(c) Except as set forth in this Section 5.6(c), within 10 Business Days after the Closing Date, Seller shall, and shall cause its Subsidiaries to, for a period of two years after the Closing Date and solely within the United States, (i) cease and discontinue all uses of “DaVita Medical Group”, and (ii) eliminate “DaVita Medical Group” from, revise, paint over or otherwise obscure “DaVita Medical Group”, on any signage or other public-facing materials (including any publicly distributable documents and other digital or physical public-facing materials bearing “DaVita Medical Group”) owned or controlled by Seller or any of its Subsidiaries after the Closing Date; provided, that Seller shall not be obligated to remove “DaVita Medical Group” from any printed materials that have already been distributed to the public as of the Closing Date or revise any printed materials used as of the Closing Date until such materials are replaced in the Ordinary Course. Notwithstanding the foregoing, neither Seller nor any of its Subsidiaries shall be in breach of this Section 5.6(c) if, after the Closing Date, Seller or any of its Subsidiaries (a) uses “DaVita Medical Group” in a nominative manner in textual sentences referencing the historical relationship between Seller, on the one hand, and the Acquired Companies and Related Consolidated Entities, on the other hand, which references are factually accurate, (b) retains copies of any books, records and other materials that, as of the Closing Date, contain or display “DaVita Medical Group” and such copies are used solely for internal or archival purposes (and not public display) or (c) uses “DaVita Medical Group” to comply with applicable Laws or for litigation, regulatory or corporate filings and documents filed by Seller or any of its Subsidiaries with any Governmental Authority. Nothing in this Section 5.6(c) shall prohibit, restrict or limit Seller’s or any of its Subsidiaries’ right to use the name “DAVITA” provided that such name is not used when directly followed with the words “MEDICAL GROUP”.

Section 5.7 Notice of Certain Events. Each Party shall give reasonably prompt notice to the other Party of: (a) receipt by such Party of any material written notice from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions, or (b) any Effect which could: (i) individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect or Buyer Material Adverse Effect, as applicable, or (ii) result in any of the conditions in this Agreement set forth in Article VI not being satisfied; provided that the delivery of any notice pursuant to this Section 5.7 shall not, unless agreed to in writing by the Party receiving such notice, affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of any Party or update the Disclosure Schedule.

Section 5.8 Intercompany Arrangements.

(a) Seller shall, and shall cause its Affiliates to, take such action and make such payments as necessary so that, prior to or concurrently with the Closing and without any liability of the Acquired Companies and Related Consolidated Entities following the Closing, the Acquired Companies and Related Consolidated Entities, on the one hand, and Seller and its Affiliates (other than the Acquired Companies and Related Consolidated Entities), on the other hand, shall settle, discharge, offset, pay, repay in full, capitalize, terminate, commute or extinguish all Intercompany Balances, including any accrued and unpaid interest to but excluding the date of payment, for the amount due; provided that such elimination of Intercompany Balances shall not be required to the extent: (i) there is insufficient cash maintained on the balance sheet of any Acquired Company or Related Consolidated Entity to pay down any Intercompany Balance, (ii) any such Intercompany Balance is required for any Acquired Company or Related Consolidated Entity to remain in compliance with applicable financial solvency ratios, including those established by the California Department of Managed Health Care, or (iii) any such Intercompany Balance is required to ensure that an Acquired Company or a Related Consolidated Entity maintains sufficient working capital and cash-on-hand to fund its ongoing business operations.

(b) Seller shall, and shall cause its Affiliates to, take such action as necessary to terminate, prior to or concurrently with the Closing and without any liability of the Acquired Companies and Related Consolidated Entities following the Closing, all Intercompany Contracts; provided, however, that this Section 5.8(b) shall not apply to: (i) any Seller-Level Contract, (ii) any Shared Contract, (iii) the Transaction Documents, or (iv) any Intercompany Contract set forth on Schedule 5.8(b)(i). For the avoidance of doubt, except as set forth on Schedule 5.8(b)(ii) or otherwise in the Ordinary Course, the agreements between one or more Acquired Companies, on the one hand, and one or more Related Consolidated Entities, on the other hand, shall remain in full force and effect following the Closing, each in accordance with their respective terms.

(c) Seller shall, and shall cause its Affiliates to, take such action as necessary to release, prior to or concurrently with the Closing, any Encumbrance on the assets and properties of the Acquired Companies and Related Consolidated Entities pursuant to any Indebtedness of Seller, Intercompany Contract or Intercompany Balance and shall execute and deliver to Buyer Uniform Commercial Code termination statements and such other documents or endorsements necessary to release any such Encumbrance.

Section 5.9 Seller Release. Effective as of the Closing, Seller, on behalf of itself and its Subsidiaries, hereby releases, remises and discharges any and all rights, claims and Losses arising out of any actions, omissions or facts that occurred prior to the Closing Date that it or any of its Subsidiaries has had, now has or might now or hereafter have against the Acquired Companies, Related Consolidated Entities and JV Entities (a “Releasee”); provided that the foregoing release shall not apply to any rights, claims or Losses arising under or related to the Transaction Documents or the Retained Litigation. Seller, for itself and its Subsidiaries, hereby covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing any Action against any Releasee, based upon any matter expressly released hereby. The Parties agree that this Section 5.9 shall not apply to any Action, or rights or claims relating thereto, between Seller (and any Affiliate thereof), on the one hand, and Buyer (and any Affiliate thereof, other than the Acquired Companies and Related Consolidated Entities), on the other. For the avoidance of doubt, Seller shall indemnify Buyer with respect to the Retained Litigation in accordance with Section 5.13 and Article VII.

Section 5.10 Directors’ and Officers’ Indemnification; Run-off “Tail” Insurance.

(a) For a period of six years after the Closing Date (and such additional period of time as may be necessary to fully and finally resolve any claims for indemnification which have been duly submitted prior to the six-year anniversary of the Closing Date), unless otherwise required by applicable Law, the certificate of incorporation and bylaws (or equivalent Governing Documents) of the Acquired Companies and Related Consolidated Entities with respect to indemnification, exculpation and advancement of expenses shall not be amended or altered in any way that would be detrimental to a D&O Indemnified Party (as defined below). Buyer and each of the Acquired Companies and the Related Consolidated Entities (following the Closing) shall indemnify, and advance expenses to, each present director or officer of each of the Acquired Companies and Related Consolidated Entities that is a Transferred Employee (collectively, the “D&O Indemnified Parties”), in and to the extent of their respective capacities as such and not as equity holders of any of the Acquired Companies and the Related Consolidated Entities, in respect of actions, omissions or events through the Closing to the fullest extent permitted by Law. Without limiting the generality of the preceding sentence, if any D&O Indemnified Party becomes involved in any actual or threatened action, suit, claim, proceeding or investigation covered by this Section 5.10(a) after the Closing, Buyer, the Acquired Companies and the Related Consolidated Entities shall, to the fullest extent permitted by Law, promptly indemnify and advance to such D&O Indemnified Party his or her legal or other expenses (including the cost of any investigation and preparation incurred in connection therewith). Notwithstanding anything herein to the contrary, Buyer shall have no obligation pursuant to this Section 5.10(a) to the extent that any indemnification, exculpation and advancement of expenses hereunder is a result of any actions, omissions or events for which Buyer is entitled to indemnification pursuant to Article VII.

(b) Prior to the Closing, Seller shall secure (i) a six-year term Directors’ & Officers’ Liability run-off insurance policy or extended reporting period endorsement (“D&O Tail”) covering claims made for alleged wrongful acts occurring prior to the Closing Date, (ii) a six-year term Fiduciary Liability run-off insurance policy, or extended reporting endorsement (“Fiduciary Tail”) covering claims made for alleged wrongful acts occurring prior to the Closing Date, and (iii) a three-year term Employment Practices Liability run-off insurance policy or extended reporting period endorsement (“EPL Tail”) covering claims made for alleged wrongful acts occurring prior to the Closing Date.

(c) All tail policies must have an effective date on the Closing Date. The one-time premium cost for the D&O Tail, Fiduciary Tail, and EPL Tail policies shall be prepaid by Seller for the indicated policy term(s).

(d) All tail insurance policies shall be written by one or more insurance companies having an A.M. Best financial strength rating at least equal to that of the insurance company that was writing the insurance coverage as of the date of Closing.

(e) The obligations under this Section 5.10 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 5.10 applies without the consent of such D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.10 applies shall be third-party beneficiaries of this Section 5.10 and shall be entitled to enforce the covenants contained herein).

Section 5.11 Tax Matters.

(a) Seller Tax Returns and Payment of Taxes. Seller shall be responsible for preparing and filing all Seller Tax Returns. All such Tax Returns shall, to the extent relating to the Acquired Companies or Related Consolidated Entities, be prepared in a manner consistent with the most recent past practice of the Acquired Companies or Related Consolidated Entities, as applicable, unless otherwise required by applicable Tax Law, and Seller shall timely remit or cause to be remitted to the applicable Governmental Authority any Taxes due in respect of such Tax Returns (the “Seller Taxes”); provided that Seller Taxes shall not include Taxes that are taken into account in the calculation of the Net Working Capital. Any Taxes that would have been Seller Taxes but for the proviso in the preceding sentence shall be paid by Buyer to Seller within five days of payment by Seller to the applicable Governmental Authority.

(b) Other Tax Returns and Payment of Taxes. Buyer shall be responsible for preparing and filing all Tax Returns of the Acquired Companies and Related Consolidated Entities that are not described in Section 5.11(a); provided, that, in the case of any such Tax Return with respect to a Straddle Period or any Non-Income Tax Return with respect to a Tax period ending on or before the Closing Date, such Tax Returns shall be prepared and filed in a manner consistent with the most recent past practice of the Acquired Companies or Related Consolidated Entities, as applicable, unless otherwise required by applicable Tax Law; and provided, further, that not later than 30 days prior to the due date (taking into account all extensions properly obtained) for filing such Tax Return by Buyer (or as soon as reasonably practicable if such Tax Return is due (taking into account all extensions properly obtained) within 30 days after the Closing Date), Buyer shall provide Seller with a copy of relevant portions of the draft of such Tax Return for Seller’s approval. In the case of any disagreement between Buyer and Seller regarding any Tax Return furnished for approval under this Section 5.11(a) that cannot be resolved by the 15th day prior to the due date for such Tax Return, such disagreement shall be resolved by the Neutral Accountant and any such determination by the Neutral Accountant shall be final and binding on the parties. The fees and expenses of the Neutral Accountant shall be borne by the parties in a manner consistent with the provisions of Section 2.6(c). Buyer shall bear all Taxes of the Acquired Companies and Related Consolidated Entities other than Indemnified Taxes, and Seller shall bear all Indemnified Taxes.

(c) Certain Conduct.

(i) Without the prior written consent of Seller, not to be unreasonably withheld, conditioned or delayed, Buyer shall not (and shall not cause or permit any of its Affiliates, the Acquired Companies or the Related Consolidated Entities to): (x) amend, refile or otherwise modify any Tax Return of or relating (in whole or in part) to the Acquired Companies or Related Consolidated Entities with respect to any Pre-Closing Tax Period, or (y) make any Tax election (A) with respect to any of the Acquired Companies or Related Consolidated Entities that has retroactive effect to a Pre-Closing Tax Period or relates to any Seller Tax Return or (B) if such election would reasonably be expected to result in a material adverse consequence to Seller under this Agreement or to any member of the Seller Group. Neither Buyer nor Seller (nor any of their Affiliates) shall file or cause to be filed any election under Section 338 or Section 336 of the Code (or any similar election under state, local or non-U.S. law) with respect to the Transactions.

(ii) Seller hereby agrees to make an election (which may be on a protective basis) under Treasury Regulations Section 1.1502-36(d)(6)(i)(A) (and under any comparable provisions of state or local Law) to reduce Seller’s basis in the Acquired Interests in order to avoid any reduction in the Tax attributes of any of the Acquired Companies or Related Consolidated Entities pursuant to Treasury Regulations Section 1.1502-36 (and pursuant to any comparable provisions of state or local Law). Seller shall provide a copy of any election described in this Section 5.11(c)(ii) (together with reasonable supporting documentation setting forth any relevant calculations) to Buyer at least 30 days prior to the due date for such election and shall reflect any reasonable comments delivered by Buyer on such election.

(d) Tax Refunds. Any Tax refunds or credits that are received by Buyer and its Affiliates (including for this purpose the Acquired Companies and Related Consolidated Entities) that relate to Indemnified Taxes (including, for the avoidance of doubt, Taxes of any member of the Seller Group) shall be for the account of Seller, and Buyer shall pay over the amount of any such refund or credit to Seller within five Business Days after Buyer’s receipt thereof. Neither Buyer nor any of the Acquired Companies or Related Consolidated Entities shall, unless otherwise required under applicable Tax Law, carry back to a Pre-Closing Tax Period any item of loss, deduction or credit or any net operating loss, net capital loss or other tax credit or benefit that is attributable to, arises from or relates to any taxable period (or portion thereof) commencing after the Closing Date.

(e) Cooperation on Tax Matters. Buyer and Seller shall (and shall cause their respective Affiliates to): (A) promptly provide the other Party and its Affiliates with such information, records, documents or assistance as may be reasonably requested in connection with the preparation, signing and filing of any Tax Return or any audit or other examination by any Governmental Authority or any judicial or administrative proceeding relating to Taxes or in connection with other legitimate matters related to Taxes and (B) retain for a period of seven years after the Closing Date all records or information which may be relevant to such Tax Return, audit, examination or proceeding; provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the Parties. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to transfer or make available to Buyer any Tax Returns or information with respect to Taxes of Seller or any of Seller’s Affiliates (except to the extent relating to the Acquired Companies or Related Consolidated Entities).

(f) Tax Contests.

(i) Buyer or Seller, as the case may be, shall notify the other Party within 20 Business Days after receipt by such Party or any of its Affiliates of written notice of any pending federal, state, local or foreign Tax audit or examination or notice of deficiency or other adjustment, assessment or redetermination relating to Taxes for which such other Party or its Affiliates may be responsible under this Agreement (“Tax Matters”).

(ii) Seller and its Affiliates shall have the right to control, contest, resolve and defend against any Tax Matters relating in whole or in part to (A) Taxes of any Acquired Company or Related Consolidated Entity for which Seller is responsible under this Agreement or (B) Taxes of any member of the Seller Group; provided that, in the case of a Tax Matter described in (A) and not in (B) of this sentence which Tax Matter could be reasonably expected to materially and adversely affect Buyer’s or its Affiliates’ (including after the Closing, the Acquired Companies and Related Consolidated Entities) liability for Taxes (other than any such liability resulting from the reduction or elimination of a net operating loss, capital loss or tax credit of the Acquired Companies or the Related Consolidated Entities arising in a Pre-Closing Tax Period), Seller shall keep Buyer reasonably informed regarding the progress of such Tax Matter and Seller shall not, and shall not permit its Affiliates to, concede, settle or compromise a Tax Matter (or portion thereof) controlled by Seller under this Section 5.11(f)(ii) without the prior consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).

(iii) Buyer shall have the right to control all Tax Matters of any Acquired Company or Related Consolidated Entity not controlled by Seller pursuant to Section 5.11(f)(ii); provided that, in the case of a Tax Matter that may give rise to a claim for indemnification under this Agreement, Buyer shall keep Seller reasonably informed regarding the progress of such Tax Matter and shall not, and shall not permit its Affiliates to, concede, settle or compromise such Tax Matter (or portion thereof) controlled by Buyer under this Section 5.11(f)(iii) without the prior consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).

(iv) In the event of any conflict between Article VII and this Section 5.11(f), this Section 5.11(f) shall control.

(g) Transfer Taxes. Notwithstanding anything to the contrary contained herein, the liability for all Transfer Taxes shall be borne 50% by Seller and 50% by Buyer. Each of Buyer and Seller, as applicable, shall cooperate and, as required by applicable Law, join in the execution of all necessary Tax Returns and other documentation with respect to Transfer Taxes.

Section 5.12 Employment and Employee Benefits Matters.

(a) As soon as practicable after the date of this Agreement, but in no event later than 30 days after the date of this Agreement, Seller shall provide to Buyer an updated list of all Business Employees, including each such employee’s unique employee identification number, title, employing entity, present annual base salary or wage rate and cash bonus opportunities. Seller shall provide Buyer with an updated list of all Business Employees once every 30 days between the date hereof and the Closing and shall further provide a final updated list of all Business Employees as of no earlier than 10 days before Closing.

(b) Buyer agrees that Business Employees who continue to remain employed with the Acquired Companies, Buyer or any Affiliate of Buyer following the Closing Date (the “Transferred Employees”) shall, for a period of not less than 24 months following the Closing Date, be provided with (i) the same or superior base salary or hourly wage rate, as applicable, provided to such Transferred Employee as of immediately prior to the Closing and (ii) incentive compensation opportunities (excluding any equity incentive compensation) that are no less favorable in the aggregate to such Transferred Employees than those provided to such Transferred Employee as of immediately prior to the Closing.

(c) Buyer agrees that the Transferred Employees shall, until the end of the applicable plan year in which the Closing occurs, be provided with health, welfare and retirement benefits that are no less favorable in the aggregate to such Transferred Employees than those provided to such Transferred Employees as of immediately prior to the Closing. Buyer shall, and shall cause its Affiliates to, provide each Transferred Employee with full credit for all service recognized by the Acquired Companies, the Related Consolidated Entities and Seller prior to the Closing for purposes of determining eligibility to participate, vesting and benefit accruals, under any applicable Buyer Plan (excluding any Buyer equity plan); provided that such service shall not be recognized for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidies, early retirement benefits or to the extent such recognition would result in a duplication of benefits. Buyer shall use its best efforts to waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any welfare benefit plans (except Buyer’s supplemental life insurance plan) that such employees may be eligible to participate in after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any welfare benefit plan maintained for the Transferred Employees immediately prior to the Closing Date.

(d) Buyer shall, or shall cause its Affiliates to, cause any Code Section 401(k) plan maintained by Buyer or its Affiliates in which the Transferred Employees are eligible to participate following the Closing to accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) from under Seller’s 401(k) plans (the “401(k) Plans”), including the amount of any unpaid balance of any participant loan made under the 401(k) Plans.

(e) If requested by Buyer in writing delivered to the Seller not less than 10 Business Days prior to the Closing, Seller shall adopt resolutions and take such corporate action as is reasonably necessary to delegate plan administration authority for the applicable Company Plan (which for the avoidance of doubt, shall not include any Company Plans that will not be assumed by Buyer by operation of law as a result of the Closing) to UnitedHealth Group Incorporated’s Employee Benefits Plans Administrative Committee and investment authority for such Company Plan to UnitedHealth Group Incorporated’s Employee Benefits Plans Investment Committee, effective as of the Closing Date and contingent upon the occurrence of the Closing. In the event that Buyer requests that Seller delegate such authority with respect to such Company Plan, Seller shall provide Buyer with evidence of such delegation (the form and substance of which shall be subject to review and approval by Buyer) not later than the day immediately preceding the Closing.

(f) Buyer shall indemnify and hold harmless Seller and its Affiliates with respect to any liability or obligation under COBRA or similar applicable Law arising from the actions (or inactions) of Buyer or any of its Affiliates with respect to Transferred Employees or their respective dependents after the Closing Date. Seller shall retain all liabilities or obligations, including with respect to any “qualifying event” (as defined under COBRA), under COBRA or similar applicable Law incurred by Seller on or prior to the Closing Date or arising as a result of the Transactions, each with respect to the Business Employees or their respective dependents.

(g) The Parties hereby agree to honor the terms and conditions set forth on Schedule 5.12(g).

(h) Except as set forth on Schedule 5.12(h), with respect to any unused vacation time that has been accrued on the Financial Statements as of the Closing Date to which any Transferred Employee is entitled pursuant to the vacation time policy applicable to such Transferred Employee immediately prior to the Closing Date, to the extent consented to by the Transferred Employee or otherwise permitted by applicable Law, Buyer shall, or shall cause its Affiliates to, assume the liability for such accrued but unused vacation time and allow such Transferred Employee to use such accrued but unused vacation time, provided that Buyer may, in its discretion, pay such Transferred Employee in respect of such accrued but unused vacation time in excess of any accrual cap under the applicable vacation policy of Buyer or its Affiliates. For the purposes of this Section 5.12(h), “vacation time” shall include vacation time, floating holidays, paid/flexible time off and similarly arrangements, and any such vacation time assumed by Buyer (or its Affiliates) shall not be subject to any accrual caps or other limitations imposed by the vacation, paid/flexible time off or similar policies of Buyer and or its Affiliates. In addition, Buyer shall, or shall cause its Affiliates to, credit each Transferred Employee with the amount of sick leave that has been accrued on the Financial Statements and to which such Transferred Employee is entitled pursuant to the sick leave policy applicable to the Transferred Employee as of immediately prior to the Closing Date, towards his or her sick leave for purposes of the sick leave policy maintained by Buyer or one of its Affiliates, as applicable.

(i) Buyer shall be solely responsible for complying with the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any and all obligations under other applicable Laws requiring notice of plant closings, relocations, mass layoffs, reductions in force or similar actions (and for any failures to so comply), in any case, applicable to the Business Employees as a result of any action by Buyer or its Affiliates on or after to the Closing Date. Buyer shall indemnify and hold harmless Seller and its Affiliates against any and all liabilities arising in connection with any failure to comply with the requirements of this Section 5.12(i).

(j) Prior to making any written or oral communications to any Business Employee pertaining to compensation or benefit matters related to the Transactions (“Employee Communications”), Seller shall provide Buyer with a copy of the intended communication, Buyer shall have a reasonable period of time to review and comment on the communication (not to exceed two Business Days), and Seller shall consider any such comments in good faith. Buyer shall use best efforts to review and comment on the communication as quickly as possible. Notwithstanding the foregoing, Seller and its Affiliates may make Employee Communications without providing Buyer with a copy of such intended Employee Communications so long as such Employee Communications are materially consistent with Employee Communications previously approved in writing by Buyer.

(k) Prior to the Closing, Seller shall use commercially reasonable efforts to cause the transfer of employment of the Seller-Level Employees to an Acquired Company.

(l) The Parties acknowledge and agree that all provisions contained in this Section 5.12 with respect to Business Employees are included for the sole benefit of the Parties and shall not create any right in any other Person, including any employees or former employees of Seller, the Acquired Companies or the Related Consolidated Entities, any participant in any Company Plan or any beneficiary thereof or any right to continued employment with Seller, the Acquired Companies, the Related Consolidated Entities or Buyer (or any of their respective Affiliates), nor require Buyer or any of its Affiliates to continue or amend any Buyer Plan on or after the Closing Date for Transferred Employees, and any such plan may be amended or terminated in accordance with its terms and applicable Law.

Section 5.13 Retained Litigation.

(a) From and after the Closing, Seller shall indemnify and hold the Buyer Indemnified Parties harmless from and against any costs or expenses (except internal administrative expenses, including employee salaries) of the Acquired Companies or Related Consolidated Entities incurred to defend or settle the Retained Litigation, or satisfy any judgment against Buyer or its Affiliates in connection therewith; provided, that: (i) Seller shall, subject to Section 5.13(b), retain sole control over the defense or settlement of the Retained Litigation; (ii) Buyer, on behalf of itself and its Affiliates (A) agrees that it shall not take, and shall cause its Affiliates not to take, any action without Seller’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) to obtain indemnification for the Retained Litigation from another source, and (B) shall pay to Seller any proceeds Buyer or its Affiliates, including the Acquired Companies or Related Consolidated Entities, may receive as indemnification for any Retained Litigation from another source (provided that Seller has otherwise indemnified and held harmless the Buyer Indemnified Parties as contemplated by this Section 5.13(a)) and (iii) Buyer and its Affiliates shall provide Seller with reasonable cooperation in the defense, investigation, or settlement of the Retained Litigation, including, using commercially reasonable efforts in providing data, testimony or documents at Seller’s reasonable request and expense (not including Buyer’s internal administrative expenses, including employee salaries). For the avoidance of doubt and notwithstanding anything contained herein to the contrary, all rights with respect to the Indemnification Assets and any corresponding direct claims against the former direct and indirect owners of the Business shall remain the rights of Seller and its Affiliates and shall not be affected in any manner by this Agreement. Prior to the Closing, the Parties hereby agree to enter into a joint defense agreement in a form reasonably satisfactory to the Parties. Seller shall use commercially reasonable efforts to avoid Buyer’s production of confidential information without a protective order.

(b) Notwithstanding Section 5.13(a), no settlement of any Retained Litigation that includes a non-monetary component applicable to the Acquired Companies or Related Consolidated Entities shall be agreed to without Buyer’s prior written consent; provided that with respect to certain Retained Litigation matters, the provisions of Schedule 5.13(b) shall govern.

Section 5.14 No Solicitation of Competing Transactions.

(a) From the date hereof until the Closing or such earlier date on which this Agreement may be terminated in accordance with its terms, Seller shall not, and shall cause each of the Acquired Companies and Related Consolidated Entities and its and their respective Representatives not to, directly or indirectly: (a) initiate, solicit, or encourage any proposal or any inquiry that may reasonably be expected to lead to any proposal concerning the sale of any Acquired Company or Related Consolidated Entity or any business thereof (whether by way of merger, purchase of equity interests, purchase of assets, or otherwise) or a sale of any material Assets of the Acquired Companies and Related Consolidated Entities, taken as a whole, or any transaction the consummation of which would be inconsistent with or interfere with or prevent, or materially delay, in any way whatsoever, the consummation of the Transactions (each, a “Competing Transaction”); or (b) hold any discussions or enter into any Contracts or other arrangements with, or provide any information or respond to, any third party concerning a proposed Competing Transaction or cooperate in any way with, agree to, assist or participate in, solicit, consider, entertain, facilitate, or encourage any effort or attempt by any third party to do or seek any of the foregoing. If at any time from the date hereof until the Closing, or such earlier date on which this Agreement may be terminated in accordance with its terms, Seller, any Affiliate thereof or any of its and their respective Representatives is approached in any manner by a third party concerning a Competing Transaction, Seller shall promptly, and in any event within three Business Days of such contact, inform such third party of the restrictions set forth in this Section 5.14.

(b) To the extent Seller and its Affiliates have not previously done so, Seller shall, or shall cause its Affiliates to, promptly after the public announcement of the entry into this Agreement, request that each Person (other than Buyer and its Representatives) that has in the six months prior to the date hereof executed a confidentiality agreement with Seller or its Affiliates in connection with its consideration of a Competing Transaction (the “Business NDAs”) to promptly return or destroy any confidential information to the extent related to the Business, the Acquired Companies or the Related Consolidated Entities furnished to such Person in connection with its consideration of a Competing Transaction in accordance with the terms of the applicable Business NDA. To the extent Seller and its Affiliates have not previously done so, Seller shall, or shall cause its Affiliates to, promptly after the date hereof, revoke the access of any Person other than Seller, Buyer and their respective Affiliates and Representatives to any data room established in connection with a Competing Transaction to the extent the information contained therein relates to the Business, the Acquired Companies or the Related Consolidated Entities. Seller agrees not to release, and to cause its Affiliates not to release, any third party from the confidentiality provisions of any Business NDA and to enforce, at Buyer’s expense, the confidentiality provisions of the Business NDAs (to the extent related to the Business, the Acquired Companies or the Related Consolidated Entities) to the extent reasonably requested by Buyer in writing.

Section 5.15 Non-Competition; Non-Solicitation.

(a) Non-Competition. From the Closing Date until the date that is three years from the Closing Date, Seller and its Subsidiaries shall not engage, directly or indirectly, in any Competing Business in the Restricted Territories; provided that notwithstanding the foregoing, nothing in this Section 5.15(a) shall prohibit Seller or its Subsidiaries from acquiring, directly or indirectly, (i) the ownership of securities having no more than 5% of the outstanding voting power of any Person engaged in a Competing Business that is listed on a national or international securities exchange or traded actively in a national over-the-counter market, or (ii) the ownership or operation of any business that either (A) received less than 15% of its consolidated net revenue from any Competing Business for the most recent fiscal year prior to the acquisition date of such business, or (B) received less than $50,000,000 in annual net revenue for the most recent fiscal year prior to the acquisition date of such business from any Competing Business.

(b) Employee Non-Solicit. Seller hereby agrees that it and its Subsidiaries shall not, from the Closing Date until the date that is two years from the Closing Date, directly or indirectly, induce or solicit any Restricted Employee to leave the service or employment of Buyer and its Affiliates or hire any Restricted Employee as an employee or as a consultant; provided, however, that such prohibitions shall not apply to (i) general solicitations for employment through advertisements or similarly undirected efforts, (ii) general solicitations by third parties (such as recruiters), (iii) any such employee that has been terminated, or (iv) any hiring of any Restricted Employee who resigned as an employee of Buyer or its Affiliates at least six months prior to such hiring.

Section 5.16 Miscellaneous.

(a) Commercial Property Insurance Proceeds. Prior to the Closing Date, Seller and its Affiliates shall notify the relevant commercial property insurance carriers in the Ordinary Course of any material claims arising under any of the commercial property Insurance Policies and reinvest all net proceeds realized or recovered from any of the Insurance Policies, received subsequent to the date hereof, to rebuild, repair or replace any assets of the Acquired Companies, Related Consolidated Entities or JV Entities covered by such Insurance Policies (or to pay related fees and expenses) in the Ordinary Course in a reasonably timely manner. At and following the Closing, Seller shall, or shall cause its Affiliates to, assign, to the extent assignable, to Buyer any such proceeds of Seller’s or any of its Affiliates’ insurance policies to the extent related to the Business or the Acquired Companies, Related Consolidated Entities or JV Entities and not so reinvested. If such proceeds are not assignable, Seller agrees to pay any such proceeds received by it or any of its Affiliates to Buyer reasonably promptly following the receipt thereof. For the avoidance of doubt, (i) any proceeds received by Buyer or its Affiliates pursuant to this Section 5.16(a) shall be disregarded for purposes of calculating the Purchase Price and any adjustment thereto and (ii) Seller shall have no obligation to deliver to Buyer the amount of any proceeds pursuant to this Section 5.16(a) to the extent reinvested in accordance herewith.

(b) Bank Accounts. At Buyer’s election (in its sole discretion), in writing and at least 15 Business Days prior to the Closing Date, Seller shall use its commercially reasonable efforts to, effective as of the Closing, add specified employees of Buyer as signatories to the bank accounts of the Acquired Companies and Related Consolidated Entities and update the Acquired Companies and Related Consolidated Entities’ bank account mandates and electronic banking system to include specified signatories of Buyer (and to remove specified employees or signatories of the Acquired Companies and Related Consolidated Entities in Buyer’s sole discretion), and Buyer shall cooperate with Seller’s efforts to make such additions and updates.

(c) Resignations. At Buyer’s election (in its sole discretion), in writing and delivered to Seller at least 15 Business Days prior to the Closing Date, Seller shall use commercially reasonable efforts to cause any directors or managers of the Acquired Companies or Related Consolidated Entities specified in writing by Buyer to Seller, to deliver letters of resignation to Buyer or its Affiliates resigning from his or her position as director or manager with the Acquired Companies or Related Consolidated Entities, as applicable, prior to the Closing Date, effective as of the Closing Date.

(d) Hedges/Swaps. Seller shall use its commercially reasonable efforts to terminate any obligations arising under any instruments described in clause (f) of the definition of Indebtedness (Hedges/Swaps) as of the Closing, such that there are no obligations or liabilities (contingent or otherwise) remaining on behalf of the Acquired Companies and Related Consolidated Entities under such instruments following the Closing.

(e) Wrong Pockets. To the extent that, during the one year following the Closing Date, Buyer or Seller discovers that any Assets exclusively used in the Business were not transferred directly or indirectly to Buyer at the Closing (each, an “Omitted Asset”), Seller shall, and shall cause its Affiliates to, promptly assign and transfer all right, title and interest in such Omitted Asset to Buyer or its designated assignee. To the extent permitted by applicable Law, for Tax purposes, any Omitted Asset shall be considered to have been transferred as of the Closing; provided, however, that for the avoidance of doubt, “Omitted Assets” shall not include any Assets transferred outside of the Business in accordance with Section 5.1(b).

(f) Transition Services Agreement; Trademark License Agreement. Buyer and Seller each agree to discuss in good faith following the date hereof and prior to the Closing Date the terms and conditions of agreements pursuant to which Seller would provide (i) to the Acquired Companies and Related Consolidated Entities, on an interim transition basis commencing after the Closing, certain transitional services (such agreement, the “Transition Services Agreement”), and (ii) Buyer with a non-exclusive license to use the Restricted Names in a limited manner after the Closing (such agreement, the “Trademark License Agreement”), in each of case, upon the terms to be mutually agreed upon by Buyer and Seller.

(g) Cooperation on References. Without limiting anything else in this Agreement, for a period of one year following the Closing Date, Buyer agrees to use its commercially reasonable efforts to make the Transferred Employees reasonably available during normal business hours and without unreasonable interference with the normal operations of Buyer and its Affiliates, to provide general non-confidential and non-privileged background information regarding the historical relationship between Seller, on the one hand, and the Acquired Companies and Related Consolidated Entities, on the other hand; provided that neither Buyer, its Affiliates, any Transferred Employee or any other Representative of Buyer or its Affiliates, shall be liable to Seller, its Affiliates or any third party as a result of its services or information provided pursuant to this Section 5.16(g) and Seller acknowledges and agrees that the services and information provided pursuant to this Section 5.16(g) are provided “as is”, without warranty of any kind, that the receiving party assumes all risks and liability arising from or relating to its and its affiliates’ use of and reliance upon such services or information.

(h) Tax Benefit. Promptly following the occurrence of a Payment Trigger Date, Seller (if the Relevant Tax Return is a Tax Return of Seller or its Affiliates) or Buyer (if the Relevant Tax Return is a Tax Return of the Buyer or its Affiliates), as applicable, shall provide written notice of such occurrence to the other Party. On the Payment Date, Buyer shall pay (or cause to be paid) to Seller or its designated Affiliate an amount equal to the Adjusted Tax Benefit Payment. For the avoidance of doubt, the “Basis Increase” used to calculate the Adjusted Tax Benefit Payment shall take into account any adjustment made by the IRS to such Basis Increase as a result of an IRS audit of the Relevant Tax Return, and the Adjusted Tax Benefit Payment shall be reduced accordingly to the extent the Basis Increase originally claimed has been reduced; and, for the avoidance of doubt, if the entire amount of the Basis Increase is disallowed as a result of an IRS audit of the Relevant Tax Return, no payment is required to be made from Buyer to Seller under this Section 5.16(h). Recognizing the complexity of this provision, an illustrative example of the calculation of the Adjusted Tax Benefit Payment is attached hereto as Exhibit E.

(i) Certain Actions. Prior to the Closing, Seller shall take the actions set forth on Schedule 5.16(i).

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 Conditions to Obligations of Each Party to Effect the Transactions. The respective obligations of each Party to effect the Transactions are subject to the fulfillment or waiver by consent in writing of the other Party at or prior to the Closing Date, of each of the following conditions:

(a) Competition Approvals. The waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(b) Regulatory Approvals. The Parties shall have obtained, and received documentation evidencing, the Consents listed on Schedule 6.1(b).

(c) No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order, decree or ruling issued by a court or other Governmental Authority of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority of competent jurisdiction shall be in effect which would have the effect of: (i) making the consummation of the Transactions illegal or (ii) otherwise prohibiting the consummation of the Transactions.

Section 6.2 Additional Conditions to Obligations of Seller. The obligations of Seller to consummate the Transactions shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties, and Covenants of Buyer. (i)(A) Each of the Buyer Fundamental Representations shall be true and correct in all but de minimis respects at and as of the date of this Agreement and at and as of the Closing, as though made at and as of the Closing (or, if made as of a specific date, on and as of such date); and (B) the other representations and warranties of Buyer contained in this Agreement, after disregarding all qualifications contained therein relating to materiality or Buyer Material Adverse Effect, shall be true and correct at and as of the date of this Agreement and at and as of the Closing, as though made at and as of the Closing (or, if made as of a specific date, on and as of such date), except where the failure of all such representations or warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect; (ii) the covenants and agreements contained in this Agreement to be complied with by Buyer on or before the Closing shall have been complied with in all material respects; and (iii) Seller shall have received a certificate of Buyer signed by a duly authorized officer thereof dated as of the Closing Date certifying the matters set forth in clauses (i) and (ii) immediately above; and

Section 6.3 Additional Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transactions shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants of Seller. (i)(A) The representations and warranties set forth in
Section 3.3(b) (Ownership of Equity Interests) shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing, as though made at and as of the Closing (or, if made as of a specific date, on and as of such date); (B) each of the other Seller Fundamental Representations shall be true and correct in all but de minimis respects at and as of the date of this Agreement and at and as of the Closing, as though made at and as of the Closing (or, if made as of a specific date, on and as of such date); and (C) each of the other representations and warranties of Seller contained in this Agreement, after disregarding all qualifications contained therein relating to materiality or Seller Material Adverse Effect, shall be true and correct at and as of the date of this Agreement and at and as of the Closing, as though made at and as of the Closing (or, if made as of a specific date, on and as of such date), except where the failure of all such representations or warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect; (ii) each of the covenants and agreements contained in this Agreement to be complied with by Seller on or before the Closing shall have been complied with in all material respects; and (iii) Buyer shall have received a certificate from Seller signed by a duly authorized officer of Seller dated as of the Closing Date certifying the matters set forth in clauses (i) and (ii) immediately above;

(b) FIRPTA Certificate. Seller shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) in the form of Exhibit B; and

(c) No Seller Material Adverse Effect. Since the date hereof, there shall not have occurred a Seller Material Adverse Effect.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Survival of Representations and Warranties and Covenants.

(a) The representations and warranties set forth in this Agreement and all claims with respect thereto shall survive the execution and delivery of this Agreement and the consummation of the Transactions until the date that is 12 months following the Closing Date, except that:

(i) the Fundamental Representations and all claims with respect thereto shall survive until the date that is six years following the Closing Date;

(ii) the representations and warranties contained in Section 3.13 (Healthcare Regulatory Compliance) and all claims with respect thereto shall survive the Closing for a period of four years; and

(iii) the representations and warranties contained in Section 3.20 (Taxes) and all claims with respect thereto shall survive the Closing until three months following the expiration of the applicable Tax statute of limitations, giving effect to any extensions thereof.

(b) All covenants and agreements contained herein to be performed by their terms (i) prior to the Closing shall survive the Closing until the date on which the Final Purchase Price is determined in accordance with Section 2.6 and (ii) on or after the Closing Date shall survive the Closing until fully performed in accordance with the terms specified herein with respect to such covenant or agreement.

(c) In the event that notice of any claim for indemnification under this Article VII has been given, within the applicable survival period, the representations and warranties or covenants or other agreements that are the subject of such indemnification claim (and the right to pursue such claim) shall survive with respect to such claim until such time as such claim is finally resolved. Any claim for a breach of a representation or warranty or covenant or other agreement must be delivered prior to the expiration of the applicable survival term set forth in this Section 7.1. The right of a Person to any remedy pursuant to this Article VII shall not be affected by any investigation or examination conducted, or any knowledge possessed or acquired (or capable of being possessed or acquired), by such Person at any time concerning any circumstance, action, omission or event relating to the accuracy or performance of any representation, warranty, covenant or obligation. Except as may be required by applicable Law in the case of fraud, no Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification, compensation or reimbursement hereunder.

Section 7.2 Indemnification by Seller.

(a) Subject to the provisions of this Article VII, from and after the Closing, Seller shall indemnify, defend and hold harmless Buyer, its Affiliates (including the Acquired Companies and Related Consolidated Entities after the Closing) and its and their respective Representatives (collectively, the “Buyer Indemnified Parties”) from, against and in respect of any and all damages, losses (including reasonably foreseeable lost profits and future earnings), charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, Taxes, interest, penalties, and costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) (collectively, “Losses”), actually incurred or suffered by any Buyer Indemnified Party relating to, arising out of, resulting from, with respect to or by reason of:

(i) the breach or inaccuracy of any representation or warranty made in Article III (or the certificate delivered pursuant to Section 6.3(a)(iii) by or on behalf of Seller at or prior to the Closing) that is not (A) a Seller Fundamental Representation or (B) a representation or warranty made in Section 3.20 (Taxes);

(ii) the breach or inaccuracy of any Seller Fundamental Representation (or the certificate delivered pursuant to Section 6.3(a)(iii) by or on behalf of Seller at or prior to the Closing with respect thereto);

(iii) the breach or inaccuracy of any representation or warranty made in Section 3.20 (Taxes) (or the certificate delivered pursuant to Section 6.3(a)(iii) by or on behalf of Seller at or prior to the Closing with respect thereto);

(iv) any Acquired Companies Indebtedness or Unpaid Transaction Expenses not properly disclosed and included in the calculation of Acquired Companies Indebtedness, Unpaid Transaction Expenses, or Net Working Capital;

(v) the amount of any non-ordinary course adjustments made to capitation payments prior to, at or after the Closing from Payors to Seller or any Acquired Companies or Related Consolidated Entities by such Payors, CMS, or its contractors pursuant to an audit or claim brought by such Payors, CMS, or its contractors, as a result of or related to the billing or coding practices of Seller or any of the Acquired Companies or Related Consolidated Entities or their respective employees or employed or contracted Providers, including any adverse impact on management fees to be paid to the Acquired Companies and Related Consolidated Entities after the Closing;

(vi) any breach of any covenant or agreement contained in this Agreement to be performed or complied with by the Acquired Companies or Related Consolidated Entities prior to the Closing or Seller prior to or after the Closing;

(vii) any Indemnified Taxes; and

(viii) any liabilities associated with Tandigm Health, LLC, and, to the extent not properly disclosed and included in the calculation of Net Working Capital, the Pre-Acquisition and Litigation Liabilities.

(b) Notwithstanding any other provision in this Agreement to the contrary, the indemnification provided for in
Section 7.2(a) shall be subject to the following limitations:

(i) Seller shall not have any liability under Section 7.2(a)(i) and Section 7.2(a)(v) unless the aggregate amount of all Losses relating to claims under Section 7.2(a)(i) and Section 7.2(a)(v) for which Seller would be liable to the Buyer Indemnified Parties pursuant to this Article VII exceeds, in the aggregate, $73,500,000 (the “Threshold”), and then only to the extent such Losses exceed the Threshold; provided, that this Section 7.2(b)(i) shall not apply to claims arising under Section 7.2(a)(v) to the extent arising from an audit or claim the proceeds of which are paid or payable directly to CMS or its designated contractor (excluding through any private health insurance payor or health maintenance organization participating in the Medicare Advantage program and having contracted with any of the Acquired Companies or Related Consolidated Entities);

(ii) Seller’s aggregate liability for Losses arising out of or resulting from claims under Section 7.2(a)(i),
Section 7.2(a)(iii) and Section 7.2(a)(v) shall in no event exceed $367,500,000;

(iii) Except for claims arising out of or resulting from the Specified Representations, Seller shall not be required to indemnify the Buyer Indemnified Parties under Section 7.2(a) for any claim (or series of related claims) for which the amount that would otherwise be payable hereunder relating to such claim (or series of related claims) is less than $150,000 (the “Per Claim Amount”); provided that the amount of any such claim (or series of related claims) that is less than the Per Claim Amount shall nonetheless be Losses applied towards and aggregated for purposes of calculating the Threshold pursuant to Section 7.2(b)(i);

(iv) Except in the case of (A) fraud or (B) claims under Section 5.13 with respect to Retained Litigation, Seller’s aggregate liability for Losses arising out of or resulting from claims under this Agreement shall in no event exceed the Purchase Price;

(v) Seller’s limitations on liability set forth on Schedule 7.2(b)(v); and

(vi) Seller shall have no liability under Section 7.2(a)(iii) for any Losses relating to Taxes for a Tax period or portion thereof beginning after the Closing Date, except to the extent such Losses relate to a breach of the representations and warranties contained in Section 3.20(c), (e), (j), (k) or (l).

Section 7.3 Indemnification by Buyer.

(a) Subject to the provisions of this Article VII, from and after the Closing, Buyer shall indemnify, defend and hold harmless Seller, its Affiliates and their respective Representatives (collectively, the “Seller Indemnified Parties” and, each of the Buyer Indemnified Parties and the Seller Indemnified Parties, an “Indemnified Party”) against any Losses actually incurred or suffered by any Seller Indemnified Party relating to, arising out of, resulting from, with respect to or by reason of:

(i) the breach or inaccuracy of any representation or warranty made in Article IV (or the certificate delivered pursuant to Section 6.2(a)(iii) by or on behalf of Buyer at or prior to the Closing with respect thereto) that is not a Buyer Fundamental Representation;

(ii) the breach or inaccuracy of any Buyer Fundamental Representation (or the certificate delivered pursuant to Section 6.2(a)(iii) by or on behalf of Buyer at or prior to the Closing with respect thereto); and

(iii) any breach of any covenant or agreement contained in this Agreement to be performed or complied with by any of the Acquired Companies or Related Consolidated Entities after the Closing or Buyer prior to or after the Closing.

(b) Notwithstanding any other provision in this Agreement to the contrary, the indemnification provided for in
Section 7.3(a) shall be subject to the following limitation:

(i) Buyer shall not have any liability under Section 7.3(a)(i) unless the aggregate amount of all Losses relating to Section 7.3(a)(i) for which Buyer would be liable to the Seller Indemnified Parties pursuant to this Article VII exceeds, in the aggregate, the Threshold, and then only to the extent such Losses exceed the Threshold;

(ii) Buyer shall not be required to indemnify the Seller Indemnified Parties under Section 7.3(a) for any claim (or series of related claims) for which the amount that would otherwise be payable hereunder relating to such claim (or series of related claims) is less than the Per Claim Amount; provided that the amount of any such claim (or series of related claims) that is less than the Per Claim Amount shall nonetheless be Losses applied towards and aggregated for purposes of calculating the Threshold pursuant to Section 7.3(b)(i); and

(iii) Except in the case of fraud, Buyer’s aggregate liability for Losses arising out of or resulting from claims under this Agreement shall in no event exceed the Purchase Price.

Section 7.4 Indemnification Principles.

(a) Notwithstanding any other provision in this Agreement to the contrary, neither Seller nor Buyer shall be liable to, or indemnify, the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, for any Losses: (i) that are punitive, special, consequential, incidental, exemplary or indirect damages, other than (x) any such damages claimed by a Party against another Party to this Agreement to the extent they were: (A) a natural, probable and reasonably foreseeable result of a breach by the breaching Party, (B) within the reasonable contemplation of the Parties, and (C) can be proven with reasonable certainty, and (y) to the extent actually paid to a non-Affiliated third party pursuant to a final and non-appealable judgment or arbitral decision issued by a court of competent jurisdiction, or (ii) with respect to any amount that was taken into account in the final determination of Acquired Companies Cash, Net Working Capital, Unpaid Transaction Expenses or Acquired Companies Indebtedness pursuant to Section 2.6.

(b) For purposes of this Article VII, (i) for determining the breach or inaccuracy of a representation or warranty set forth in Article III other than the Seller Fundamental Representations, Section 3.7 (Financial Information), Section 3.8 (Accounting Records; Internal Controls), Section 3.13(d) (Healthcare Regulatory Compliance), Section 3.17(b) (Sufficiency of Assets) and Section 3.21 (Material Contracts) (collectively, the “Specified Representations”), references to “materiality”, “Seller Material Adverse Effect” or similar materiality qualifications therein shall be disregarded, and (ii) for calculating the amount of Losses incurred out of or relating to any breach of, a representation, warranty, covenant or agreement set forth in this Agreement, references to “materiality”, “Seller Material Adverse Effect”, “Buyer Material Adverse Effect” or similar materiality qualifications therein shall be disregarded; provided, however, that in no event shall dollar thresholds referred to in this Agreement be disregarded pursuant to the foregoing clause (ii); and provided, further, with respect to the foregoing clauses (i) and (ii), in no event shall “Material Contract” be read to mean “Contract”.

(c) The Indemnified Parties shall act in good faith and in a commercially reasonable manner to mitigate any Losses upon and after becoming aware of any event which could reasonably be expected to give rise to Losses.

(d) No claim for indemnification shall be made with respect to Losses to the extent there has been a corresponding reduction or reserve related thereto in the calculation of the Final Purchase Price.

(e) The amount of any and all indemnification payments in respect of Losses under this Agreement shall be determined net of the proceeds actually received by an Indemnified Party under any insurance policies or pursuant to any claim, recovery, settlement or payment by or against any other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement), in each case, net of costs or expenses incurred in connection with securing or obtaining such proceeds.

(f) In calculating the amount of any Loss, the amount of such Loss shall be determined net of any Tax benefit actually realized in the taxable year of the Loss by the Indemnified Party (less reasonable expenses incurred to obtain such benefit) or in the next two succeeding years as a result of the incurrence or payment of any such Loss (including as a result of the facts, events or circumstances giving rise to such Loss); provided that, for the avoidance of doubt, this Section 7.4(f) shall not provide any Indemnifying Party the right to review any Indemnified Party’s Tax Returns.

(g) The Indemnified Parties shall not be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that such Indemnified Party had already recovered Losses with respect to such matter pursuant to any other provisions of this Agreement.

(h) Seller (including any Representative of Seller) shall not have, and hereby waives, any right of contribution, indemnification or right of advancement from the Acquired Companies and Related Consolidated Entities (including any Representative thereof) with respect to any Loss claimed by a Buyer Indemnified Party, except as expressly provided in this Agreement, the other Transaction Documents or any Intercompany Contracts that survive the Closing pursuant to the terms hereof.

Section 7.5 Manner of Payment. Any indemnification payment pursuant to Section 7.2 or Section 7.3 shall be effected by wire transfer of immediately available funds to an account designated by the applicable Indemnified Party within 10 Business Days after the determination thereof.

Section 7.6 Defense of Third-Party Claims.

(a) Any Indemnified Party making a claim for indemnification under Section 7.2 or Section 7.3 shall notify the Indemnifying Party of the claim in writing promptly, but in no event more than 30 days, after receiving notice of any action, lawsuit, proceeding, investigation, demand or other claim against the Indemnified Party by a third party (a “Third-Party Claim”), describing in reasonable detail the claim, the amount or estimated amount of damages sought thereunder (if known and quantifiable, which estimate shall not be conclusive of the final amount of such Third-Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto, the basis thereof and the provisions of this Agreement upon which such claim for indemnification is made and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that such failure has a prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third-Party Claim. The Indemnifying Party shall have 30 days after receipt by the Indemnifying Party of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third-Party Claim.

(b) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third-Party Claim, the Indemnifying Party shall have the power to direct and control the defense of such Third-Party Claim giving rise to an Indemnified Party’s claim for indemnification at such Indemnifying Party’s expense, with reputable counsel in connection with such defense. Once the Indemnifying Party has duly assumed the defense of a Third-Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in the defense of such claim and to employ separate counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnified Party and shall not be recoverable from such Indemnifying Party under this Section 7.6. The Indemnified Party’s participation in any such defense shall be at its sole cost and expense unless: (i) the Indemnified Party and Indemnifying Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts between them or (ii) the Indemnified Party assumes the defense of a Third-Party Claim after the Indemnifying Party has failed to diligently pursue a Third-Party Claim it has assumed, as provided in the first sentence of this

Section 7.6(b) in which case the Indemnifying Party shall bear the reasonable and documented out-of-pocket costs and expenses of one additional counsel (in addition to, but only to the extent necessary, one local counsel) which shall represent all Indemnified Parties arising out of the same or similar set of circumstances in connection with such defense. If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall be entitled to settle such claims; provided that the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) before settling, compromising, offering to settle or compromise, or ceasing to defend such claim if, pursuant to or as a result of such settlement, compromise or cessation, (A) a Governmental Order would be imposed that would materially restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (B) a violation of Law by the Indemnified Party or any of its Affiliates would be found or admitted, (C) any monetary liability of the Indemnified Party that would not be paid or reimbursed by the Indemnifying Party, or (D) any material non-monetary condition or obligation would be imposed on any Indemnified Party or any of its Affiliates.

(c) If the Indemnifying Party: (i) elects not to assume the defense of any such Third-Party Claim, or (ii) after assuming the defense of a Third-Party Claim, fails to defend diligently such Third-Party Claim within five days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right, but not the obligation, to assume its own defense and defend against such matter as it deems appropriate; provided that the Indemnified Party may not settle any such matter without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed) if the Indemnified Party is seeking or will seek indemnification hereunder with respect to such matter.

(d) The Indemnified Party and the Indemnifying Party shall cooperate in connection with the defense of a Third-Party Claim, including by providing reasonable access to each other’s relevant business records, other documents and Representatives. The Indemnified Party and the Indemnifying Party shall keep each other fully informed with respect to the status of such Third-Party Claim.

(e) The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

Section 7.7 Limitation on Recourse. No claim shall be brought or maintained by a Party or any of its Subsidiaries or their respective successors or permitted assigns against any officer, director, employee (present or former) or Affiliate of any Party which is not otherwise expressly identified as a Party, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of any Party as set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder.

Section 7.8 Characterization of Indemnification Payments. All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to this Article VII shall be treated as adjustments to the consideration paid pursuant to the Transactions for Tax purposes. Except to the extent required by applicable Law, the Parties agree to, and shall cause their respective Affiliates to, file their Tax Returns accordingly.

Section 7.9 Effect of Waiver of Condition. A Party’s right to indemnity pursuant to this Article VII shall not be adversely affected by its waiver of a condition set forth in Article VI, unless such Party states in writing in connection with such waiver that it is foreclosing its right to indemnity with respect to the matter that is the subject of the waiver; provided, however, that in the event the non-waiving Party (i) advises the waiving Party in writing with reasonable specificity that there has been a breach of this Agreement by the non-waiving Party such that a condition set forth in Article VI could not be satisfied at the Closing, and (ii) the waiving Party agrees in writing to waive the satisfaction of such condition and consummate the Closing, then, from and after the Closing, the waiving Party’s right to indemnity with respect to the matter that is the subject of the waiver shall be foreclosed to the extent it was disclosed in the written notice provided by the non-waiving Party.

Section 7.10 Sole and Exclusive Remedy. Except in the case of fraud, from and after the Closing, the contractual right to indemnification under this Article VII, subject to the terms, conditions and limitations hereof, shall constitute the sole and exclusive right and remedy available to the Buyer Indemnified Parties and the Seller Indemnified Parties for any and all Losses or other claims relating to or arising from this Agreement and the Transactions; provided, however, that notwithstanding the foregoing: (a) the Parties shall be entitled to enforce the right to specific performance as set forth in Section 9.10, and (b) the parties to the Transaction Documents shall be entitled to enforce the terms of each of the Transaction Documents (as applicable). In furtherance of the foregoing, except pursuant to the indemnification provisions set forth in this Article VII, each of Buyer and Seller hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (including for rescission) that such Party or any of its Affiliates may have against the other Party and its Affiliates arising under or based upon this Agreement, any document or certificate delivered in connection herewith or the Transactions; provided, however, that notwithstanding the foregoing, the parties to the Transaction Documents shall be entitled to enforce the terms of each of the Transaction Documents (as applicable). Notwithstanding anything contained herein to the contrary, this Article VII shall not apply to the transactions contemplated by the Transition Services Agreement or the Trademark License Agreement, which, in each case, shall be governed by the terms and conditions thereof in all respects.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by either Seller or Buyer if the Closing shall not have occurred by June 5, 2018 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(a) shall not be available to any Party whose breach or failure to fulfill any of its obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; provided, however, that if the conditions set forth in Section 6.1(a), Section 6.1(b) or, with respect to matters addressed in such Section, Section 6.1(c), have not been satisfied or waived on or prior to such date, but all other conditions set forth in Article VI have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), then the Termination Date may be extended by either Party by delivery of written notice to the other Party to a date not beyond September 5, 2018; provided, further, that if the conditions set forth in Section 6.1(a), Section 6.1(b) or, with respect to matters addressed in such Section, Section 6.1(c) have not been satisfied or waived on or prior to such extended date, but all other conditions set forth in Article VI have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), then the Termination Date may be further extended by either Party by delivery of written notice to the other Party to a date not beyond December 5, 2018;

(b) by either Seller or Buyer in the event that any Governmental Order enjoining or otherwise prohibiting the Transactions shall have become final and nonappealable;

(c) by Seller if a breach of any representation, warranty, covenant, or agreement on the part of Buyer set forth in this Agreement (including an obligation to consummate the Transactions) shall have occurred that would, if occurring or continuing on the Closing Date, cause any of the conditions set forth in Section 6.1 or Section 6.2 not to be satisfied, and such breach is not cured, or is incapable of being cured, within 30 days (but no later than the Termination Date) of receipt of written notice by Seller to Buyer of such breach; provided that Seller is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 6.1 or Section 6.3 not to be satisfied;

(d) by Buyer if a breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement (including an obligation to consummate the Transactions) shall have occurred that would, if occurring or continuing on the Closing Date, cause any of the conditions set forth in Section 6.1 or Section 6.3 not to be satisfied, and such breach is not cured, or is incapable of being cured, within 30 days (but no later than the Termination Date) of receipt of written notice by Buyer to Seller of such breach; provided that Buyer is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 6.1 or Section 6.2 not to be satisfied; or

(e) by the mutual written consent of Seller and Buyer.

Section 8.2 Effect of Termination. In the event of a termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void ab initio and there shall be no liability on the part of any Party, its Affiliates or its and their respective Representatives, except that (a) this Section 8.2 and Article IX shall survive any such termination; (b) the Confidentiality Agreement shall continue in full force and effect in accordance with its terms; and (c) nothing herein shall relieve any Party from any liability for any intentional breach of this Agreement occurring prior to such termination.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors, accountants, and printers and filing, processing, or other fees, incurred in connection with this Agreement and the other Transaction Documents and the Transactions shall be borne by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (a) when delivered in person or (b) on the next Business Day when sent by national overnight courier, in each case, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.2):

(a)	if to Seller:

DaVita Inc.

2000 16th Street

Denver, Colorado 80202

Attention: Chief Legal Officer

and to:

DaVita Inc.

2000 16th Street

Denver, Colorado 80202

Attention: Chief Financial Officer

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

355 South Grand Avenue, Suite 100

Los Angeles, California 90071

Attention:	James Beaubien
Daniel Settelmayer

(b)	if to Buyer or Buyer Parent:

UnitedHealth Group Incorporated

9900 Bren Road East

Minnetonka, MN 55343

Attention:	Chief Legal Officer

and to:

UnitedHealth Group Incorporated

9900 Bren Road East

Minnetonka, MN 55343

Attention:	Vice President, Corporate Development

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:	Keith A. Pagnani
Melissa Sawyer

Section 9.3 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be agreed upon by Seller and Buyer. Thereafter, until the Closing Date (unless this Agreement is validly terminated prior to the Closing Date), neither Seller or any of the Acquired Companies or Related Consolidated Entities, on the one hand, nor Buyer or Buyer Parent, on the other hand, shall make, or cause to be made, any press release or public announcement in respect of this Agreement, the other Transaction Documents, or the Transactions or otherwise communicate with any news media regarding this Agreement, the other Transaction Documents, or the Transactions without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) unless such press release or public announcement is otherwise required by applicable Law or applicable stock exchange regulation, in which case Buyer and Seller shall, to the extent practicable and lawful, consult with each other and cooperate as to the timing and contents of any such press release, public announcement, or communication. Notwithstanding the foregoing, Seller or any of the Acquired Companies or Related Consolidated Entities (prior to Closing), on the one hand, and Buyer or any of the Acquired Companies or Related Consolidated Entities (following the Closing), on the other hand, may make, or cause to be made, public statements in respect of this Agreement, the other Transaction Documents, or the Transactions or otherwise communicate with any news media regarding this Agreement, the other Transaction Documents, or the Transactions without the prior written consent of the other Party so long as such statements or communications are generally consistent with press releases, public announcements, or other communications previously approved in writing by the Parties. For the avoidance of doubt, no provision in this Agreement shall restrict Seller or any of its Affiliates from making any internal statements, or issuing any internal notices or announcements to any employees of Seller or its Affiliates (other than to any Business Employees who are not Seller-Level Employees) regarding this Agreement, the other Transaction Documents, or the Transactions.

Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced under any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect; provided that the economic and legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions are consummated as originally contemplated by this Agreement to the greatest extent possible.

Section 9.5 Entire Agreement. This Agreement, the other Transaction Documents, the Disclosure Schedule, and the Confidentiality Agreement constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

Section 9.6 Assignment. This Agreement may not be assigned by operation of Law or otherwise without the express written consent of Seller and Buyer (which consent may be granted or withheld in the sole discretion of Seller or Buyer), as the case may be, and any attempted assignment without such consent shall be null and void; provided that Buyer may assign its right to receive the Acquired Interests at the Closing to one or more of its wholly owned Subsidiaries (but no such assignment shall relieve Buyer of any of its obligations hereunder); provided, further, that, notwithstanding anything to the contrary contained in this Agreement, nothing shall restrict Seller from the sale, transfer, exchange, assignment or other disposition by any means of a majority of its equity securities, or all or substantially all of its assets.

Section 9.7 Amendment. This Agreement may not be amended or modified except: (a) by an instrument in writing signed by, or on behalf of, Seller and Buyer or (b) by a waiver in accordance with Section 9.8.

Section 9.8 Waiver. Any Party may: (a) extend the time for the performance of any of the obligations or other acts of any other Party, (b) waive any inaccuracies in the representations and warranties of any other Party contained herein or in any document delivered by any other Party pursuant to this Agreement or (c) waive compliance with any of the agreements of any other Party or conditions to such obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 9.9 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties are express third-party beneficiaries of Section 5.10 (Directors’ and Officers’ Indemnification).

Section 9.10 Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement and the Transactions) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that: (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 8.1, in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance is an integral part of the Transactions and without that right, neither of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.10 shall not be required to provide any bond or other security in connection with any such injunction. While a Party may pursue both a grant of specific performance in accordance with this Section 9.10 and concurrently pursue the payment of any Losses under Section 8.2, under no circumstances shall a Party be permitted or entitled to receive both (i) a grant of specific performance that results in the Closing (and the payment of any fees, costs and expenses (including legal fees) incurred by or on behalf of such Party or any of its Affiliates in connection with such Party’s pursuit of such grant of specific performance) and (ii) Losses under Section 8.2.

Section 9.11 Governing Law and Venue.

(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles or rules to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

(b) Prior to the Closing, the exclusive venue for any and all disputes arising out of or in connection with the interpretation and enforcement of the provisions of this Agreement shall be the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware and such courts shall have exclusive jurisdiction to adjudicate such disputes. Each Party hereby expressly consents to the exercise of jurisdiction by such courts and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to such laying of venue (including the defense of inconvenient forum).

Section 9.12 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HEREBY: (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13 Arbitration. It is understood and agreed between the Parties that if the Transactions are consummated, from and after the Closing Date, any and all claims, grievances, demands, controversies, causes of action or disputes of any nature whatsoever (including tort and contract claims, and claims upon any law, statute, order, or regulation) (hereinafter “EPA Disputes”), arising out of, in connection with, or in relation to: (i) this Agreement or the Transactions, or (ii) questions of arbitrability under this Agreement, shall be resolved by final, binding, nonjudicial arbitration in accordance with the Federal Arbitration Act, 9 U.S.C. Section 1 et seq. pursuant to the following procedures:

(a) Any Party may send the other Party written notice identifying the matter in dispute and invoking the procedures of this Section 9.13 (the “EPA Dispute Notice”). Within 30 days from delivery of the EPA Dispute Notice, each Party involved in the dispute shall meet at a mutually agreed location in Denver, Colorado, for the purpose of determining whether they can resolve the dispute themselves by written agreement.

(b) If the Parties fail to resolve the dispute by written agreement within the later of 14 days from any such initial meeting or within 30 days from the delivery of the EPA Dispute Notice, any such party may make written application to the Judicial Arbitration and Mediation Services (“JAMS”), in New York, New York to resolve the dispute by arbitration. For disputes valued at less than $5,000,000, the arbitration shall be conducted by one neutral arbitrator (“Arbitrator”) selected in accordance with the JAMS Comprehensive Arbitration Rules & Procedures (the “Rules”); provided that such Arbitrator shall not be a current or former employee or director, or a current stockholder, of either Party or any of their respective Affiliates. For disputes valued at or more than $5,000,000, the arbitration shall be conducted by a panel of three neutral Arbitrators selected in accordance with the Rules; provided that any such Arbitrator shall not be a current or former employee or director, or a current stockholder, of either Party or any of their respective Affiliates. Except as otherwise specified in this Agreement, the Parties agree that any arbitration shall be governed by the Rules.

(c) Within 45 days of the selection of the Arbitrator(s), the parties involved in the dispute shall meet in New York, New York with such Arbitrator(s) at a place and time designated by such Arbitrator(s) after consultation with such parties and present their respective positions on the dispute. Each Party shall have no longer than one day to present its position, the entire proceedings before the Arbitrator shall be no more than three consecutive days, and the decision of the Arbitrator(s) shall be made in writing no more than 30 days following the end of the proceeding. Such an award shall be a final and binding determination of the EPA Dispute and shall be fully enforceable as an arbitration decision in any court having jurisdiction and venue over the Parties. Each party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the Arbitrator(s); provided, however, that the Arbitrator(s) shall be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for any or all of its reasonable attorneys’ fees, costs and disbursements, or the fees and costs of the Arbitrator(s).

Section 9.14 Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “.pdf” form) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 9.15 Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privileges.

(a) Buyer hereby waives and shall not assert, and agrees after the Closing to cause any other applicable Affiliates of Buyer (including the Acquired Companies and Related Consolidated Entities following the Closing) to waive and to not assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Seller or any of its Subsidiaries or other Affiliates, or any of their respective officers, employees or directors (any such person, a “Designated Person”) in any matter involving this Agreement or the Transactions, by any legal counsel (“Prior Company Counsel”) currently representing any Designated Person in connection with this Agreement or the Transactions (the “Current Representation”). Without limiting the foregoing, Buyer, on behalf of itself and its Affiliates (including the Acquired Companies and Related Consolidated Entities following the Closing) agrees that, following the Closing, Prior Company Counsel may serve as counsel to any Designated Person in connection with any matters related to this Agreement and the Transactions, including any litigation, claim or obligation arising out of or relating to this Agreement or the Transactions notwithstanding any representation by Prior Company Counsel prior to the Closing, and Buyer (on behalf of itself and the Acquired Companies following Closing) hereby agrees that, in the event that a dispute arises after the Closing between Buyer or any Acquired Company or Related Consolidated Entity, on the one hand, and any Designated Person, on the other hand, Prior Company Counsel may represent one or more Designated Persons in such dispute even though the interests of such Person(s) may be directly adverse to Buyer or any Acquired Company or Related Consolidated Entity and even though Prior Company Counsel may have represented an Acquired Company or Related Consolidated Entity or any of its respective Subsidiaries in a matter substantially related to such dispute.

(b) Attorney-Client Privilege. Buyer waives and shall not assert, and agrees after the Closing to cause the Acquired Companies, the Related Consolidated Entities and their respective Affiliates to waive and to not assert, any attorney-client privilege with respect to any communication between any Prior Company Counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and one or more of Buyer, the Acquired Companies, the Related Consolidated Entities and their respective Affiliates, it being the intention of the Parties that all rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by Seller. Furthermore, Buyer acknowledges and agrees that any advice given to or communication with any of the Designated Persons with respect to the Current Representation shall not be subject to any joint privilege and shall be owned solely by Seller. The portion of the books and records of the Acquired Companies and Related Consolidated Entities containing any such privileged communications shall be excluded from the purchase, and shall be distributed to Seller (on behalf of the applicable Designated Persons) immediately prior to the Closing with no copies retained by the Acquired Companies, the Related Consolidated Entities or any of their respective Subsidiaries. Buyer hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Company Counsel. This Section 9.15 shall be irrevocable, and no term of this Section 9.15 may be amended, waived or modified, without the prior written consent of Seller and its Affiliates and Prior Company Counsel affected thereby.

Section 9.16 No Other Representations and Warranties. Except for the representations and warranties expressly set forth in Article III or any certificate delivered pursuant to this Agreement by or on behalf of Seller at or prior to the Closing, Buyer acknowledges that none of Seller or any of its Affiliates makes any representation or warranty, express or implied, at law or in equity, with respect to Seller, the Acquired Companies, the Related Consolidated Entities, the Acquired Interests, the other equity interests of the Acquired Companies or Related Consolidated Entities or the Business or any of the assets or liabilities of the Acquired Companies or Related Consolidated Entities and their respective Affiliates, or with respect to any other information provided to Buyer, whether on behalf of Seller or any other Person, including as to the probable success or profitability of the Business after the Closing, and Buyer acknowledges and agrees that Seller expressly disclaims any such representations or warranties. Except for the representations and warranties expressly set forth in Article IV, Section 9.18 or any certificate delivered pursuant to this Agreement by or on behalf of Buyer at or prior to the Closing, Seller acknowledges that none of Buyer or any of its Affiliates makes any representation or warranty, express or implied, at law or in equity, with respect to Buyer, its Affiliates, their respective businesses or any of the assets or liabilities of Buyer and its Affiliates, or with respect to any other information provided to Seller, whether on behalf of Buyer or any other Person, and Seller acknowledges and agrees that Buyer expressly disclaims any such representations or warranties. Other than in the case of fraud or as expressly contemplated by this Agreement, or any certificate delivered pursuant to this Agreement, neither Seller, Buyer nor any of their respective Affiliates or Representatives shall have or be subject to any liability or indemnification obligation to Buyer or Seller, as the case may be, or any other Person, resulting from the distribution to Buyer or Seller, as the case may be, or Buyer’s or Seller’s use of, as the case may be, any information not set forth in or incorporated by reference into this Agreement or any Schedule or Exhibit hereto, including any information, document or material made available in certain “data rooms” (including the Data Room), management presentations or in any other form in expectation or contemplation of the Transactions.

Section 9.17 Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

Section 9.18 Guarantee; Representations and Warranties of Buyer Parent.

(a) As material inducement to Seller to enter into this Agreement and to consummate the Transactions, Buyer Parent hereby irrevocably and unconditionally guarantees to Seller the full and timely payment, performance and satisfaction of each covenant, agreement, obligation and liability of Buyer arising under this Agreement (the “Buyer’s Obligations”). To the fullest extent permitted by applicable Law, Buyer Parent hereby expressly waives any and all rights and defenses arising by reason of any Law that would otherwise require any election of remedies by Seller. Without limiting the generality of the foregoing, Buyer Parent expressly waives: (i) notice of the acceptance by Seller of this guarantee; (ii) notice of the non-performance of all or any of the Buyer’s Obligations; (iii) presentment, demand, notice of dishonor, protest, notice of protest and all other notices whatsoever, in respect of any or all of the Buyer’s Obligations; (iv) any defense arising by reason of any claim or defense based upon an election of remedies, including the failure or delay in exercising remedies against Buyer, by Seller which in any manner affects any of its rights to proceed against Buyer Parent; (v) any defense arising by reason of any modification, termination or release of any of the Buyer’s Obligations pursuant to applicable Law; and (vi) any defense arising from the bankruptcy or insolvency of Buyer. Buyer Parent agrees that its liability hereunder shall be primary and direct, not merely of collection and not merely that of a surety, and that Seller shall not be required to pursue any right or remedy it may have against Buyer under this Agreement or otherwise or to first commence any proceeding or obtain any judgment against Buyer in order to enforce this Section 9.18(a). In the event that any payment to Seller in respect of the Buyer’s Obligations is rescinded or must otherwise be returned for any reason whatsoever, Buyer Parent shall remain liable hereunder with respect to the Buyer’s Obligations as if such payment had not been made. This Section 9.18(a) represents a continuing guarantee and shall be binding upon Buyer Parent until the Buyer’s Obligations have been satisfied or paid in full.

(b) Buyer Parent hereby represents and warrants to Seller as of the date hereof and as of the Closing as follows:

(i) The execution and delivery by Buyer Parent of this Agreement and the performance by Buyer Parent of its obligations hereunder have been duly authorized by all requisite action on the part of Buyer Parent, and no other proceedings on the part of Buyer Parent are necessary to authorize this Agreement. This Agreement has been duly executed and delivered by Buyer Parent, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes legal, valid, and binding obligations of Buyer Parent, enforceable against Buyer Parent in accordance with its terms, subject to the effect of any applicable Remedies Exception.

(ii) The execution, delivery, and performance by Buyer Parent of this Agreement does not and will not require any material notices, reports or other filings by Buyer Parent with, nor any material Consents by any Governmental Authority, except for: (A) the notification and waiting period requirements under the HSR Act, (B) any Consents as are necessary as a result of any facts or circumstances relating solely to Seller or any of its Affiliates, or (C) any notice, report or other filing by Buyer Parent with, or any Consent by, any Governmental Authority where the failure to make such notice, report or other filing by Buyer with, or obtain such Consent of, such Governmental Authority would not, individually or in the aggregate, reasonably be expected to impair or delay Buyer Parent’s performance of its obligations hereunder in any material respect.

(c) Buyer Parent shall not assign its rights, interests or obligations hereunder to any other Person without the prior written consent of Seller. Any attempted assignment in violation of this section shall be null and void; provided, that, notwithstanding anything to the contrary contained in this Agreement, nothing shall restrict Buyer Parent from the sale, transfer, exchange, assignment or other disposition by any means of a majority of its equity securities, or all or substantially all of its assets.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date first written above by its representative thereunto duly authorized.

SELLER:

DAVITA INC.

By:	/s/ Kent J. Thiry
Name: Kent J. Thiry
Title: Chairman and Chief Executive Officer

BUYER: COLLABORATIVE CARE HOLDINGS, LLC

By:	/s/ Travis Winkey
Name: Travis Winkey
Title: Authorized Representative

BUYER PARENT: UNITEDHEALTH GROUP INCORPORATED

By:	/s/ David S. Wichmann
Name: David S. Wichmann
Title: Chief Executive Officer